Exhibit 2.1

Certain identified information has been omitted from this exhibit because it is not material and is the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

ASSET PURCHASE AGREEMENT

by and among

Pace Car Acquisition LLC,

Sonim Technologies, Inc.,

and

Clay Crolius, as Seller Representative

Dated as of July 17, 2025

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF ANNEXES & (NON-DISCLOSURE) SCHEDULES

Annex	Description

Annex I	Earn-Out Payment

Annex II	Acquired Subsidiaries

Schedules (Non-Disclosure)	Description

Schedule A	Acquired Assets (non-exclusive)

Schedule B	Assumed Contracts

Schedule C	Assumed Liabilities

Schedule D	Excluded Assets/Contracts

Schedule E	Excluded Liabilities (non-exclusive)

Schedule 5.3	Repaid Indebtedness

Schedule 5.11	Business Marks

Schedule 6.2	Purchase Price Allocation Methodology

Schedule 8.1(i)(xiii)	Termination of Contracts

Schedule 8.1(i)(xiv)	Required Consents

Schedule 10.1(h)	Specified Indemnification Matters

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2025, by and among (a) Pace Car Acquisition LLC, a Delaware limited liability company (“Buyer”), (b) Sonim Technologies, Inc., a Delaware corporation (“Seller”), and (c) Clay Crolius, solely in his capacity as the representative of Seller under this Agreement and the Ancillary Agreements (the “Seller Representative”), and (d) solely for purposes of Section 11.20 and Article XI, Social Mobile Technology Holdings LLC, a Delaware limited liability company (the “Parent”). Buyer, Seller and the Seller Representative (and, solely for purposes of Article XI, Parent) are sometimes individually referred to herein as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in Article I (Definitions) and elsewhere throughout this Agreement.

RECITALS

WHEREAS, Seller and its Subsidiaries are engaged in the business of providing enterprise 5G solutions including rugged handsets, smartphones, wireless internet devices, software, services and accessories (the business of Seller and its Subsidiaries as currently and as proposed by Seller to be conducted, is referred to herein as the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase and assume, substantially all of the assets (other than the Excluded Assets) and certain expressly specified liabilities (the Assumed Liabilities, but not the Excluded Liabilities) of Seller and the Business, including the Equity Interests of the Acquired Subsidiaries, upon the terms and conditions set forth below;

WHEREAS, Seller intends to enter into a merger agreement with [***] and/or one or more Affiliates thereof, or one or more other Persons, with respect to a reverse merger transaction with respect to Seller not involving any of the Business, Acquired Assets or Assumed Liabilities (such merger agreement, the “Merger Agreement” and the transactions contemplated thereby, the “Reverse Merger”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to Seller, the Business or Acquired Assets to keep such information confidential (subject to customary exceptions), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to Seller, the Business or Acquired Assets to keep such information confidential and containing confidentiality provisions, a “non-solicitation” provision and a “standstill” provision, in each case (x) no less favorable to Seller, in the aggregate, than those set forth in the Confidentiality Agreement, and (y) permits the sharing of information by Seller to Buyer in accordance with Section 5.20 (No Solicitation) of this Agreement.

“Accounting Firm” has the meaning set forth in Section 2.5(d).

“Accounts Receivable” means Seller’s and its Subsidiaries’ consolidated amount of accounts receivable determined in accordance with GAAP.

“Acquired Assets” means any assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed, used or otherwise held by or for the benefit of Seller which are used or held for use in (currently or at any time during the period beginning one (1) year prior to the date hereof and ending on the Closing Date), related to, or necessary or reasonably required for the ownership or operation of the Business, in each case, whether tangible, intangible, real or personal and wherever located, including any assets or properties set forth on Schedule A and all of the following assets or properties, in each case, which are used or held for use in (currently or at any time during the period beginning one (1) year prior to the date hereof and ending on the Closing Date), related to, or necessary or reasonably required for the ownership or operation of the Business, but specifically excluding the Excluded Assets:

(a) all current and non-current assets of Seller and the Business, including Current Assets and Accounts Receivable,

(b) one hundred percent (100%) of the issued and outstanding equity, membership, partnership, or other ownership interests (collectively, the “Equity Interests”) of each of the Seller’s Subsidiaries identified on Annex I (each, an “Acquired Subsidiary,” and collectively, the “Acquired Subsidiaries”);

(c) Cash of the Acquired Subsidiaries, including Restricted Cash;

(d) any work in process, items of inventory and supplies, finished goods, goods in transit, consigned goods and returned goods;

(e) any Personal Property (including all Information Systems used or held for use by Seller for the conduct of the Business);

(f) any Contracts of the Business, or Contracts to which Seller or its Subsidiaries is a party or otherwise subject to in respect of the Business, or to which any other Acquired Asset is subject and set forth on Schedule B (which Schedule B may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such Contracts entered into between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder) (the “Assumed Contracts”);

(g) any lists, records and files pertaining to the Continuing Employees;

(h) any Actions, deposits, prepayments, prepaid expenses (or similar assets), credits, claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature in respect to the Business or any other Acquired Asset;

(i) any Business Intellectual Property, including: (i) all Intellectual Property Rights owned or purported to be owned by Seller or any Acquired Subsidiary and Intellectual Property Rights in the Business Products, along with any income, royalties, damages and payments accrued, due or payable to Seller or any Acquired Subsidiary as of the Closing or thereafter and any other intangible properties and rights relating to the Business (collectively, the “Owned Proprietary Rights”); and (ii) all trade secrets, know-how, technical information and similar intangible property and any other intangible rights and properties, including the goodwill of the Business;

(j) any telephone numbers (e.g., toll free numbers, cell phone numbers, etc.), facsimile numbers and e-mail addresses and listings used in the Business;

(k) any Permits held by Seller or its Affiliates in respect of the Business or any other Acquired Asset, excluding the Excluded Permits;

(l) any insurance, warranty and condemnation net proceeds received with respect to damage, non-conformance of or loss to any Acquired Asset (but not, for clarification, to the extent related to any Excluded Asset or Excluded Liability);

(m) any books and records of the Business (whether past or current and whether evidenced in writing, electronic data or otherwise), including (i) customer, client, supplier or other business relation list, customer, client, supplier or other business relation’s records and databases, invoices, ledgers, cost and pricing information, and any other records or information pertaining to any customer, client, supplier or other business relation’s accounts or records, (ii) lists, records and other information pertaining to accounts and referral sources of the Business, (iii) any other books, records or accounts (financial, accounting or otherwise), plans, manuals, studies, reports or summaries, and (iv) any samples, sales, marketing, advertising and promotional literature, materials and data, including digital marketing accounts;

(n) any rights to receive and retain mail, facsimiles, electronic mail and other notices or communications relating to the Acquired Assets and the Assumed Liabilities after the Closing; and

(o) any other assets or properties of any kind or nature of Seller or its controlled-Affiliates which are used or held for use in, relate to, or necessary or reasonably required for the ownership or operation of the Business, other than the Excluded Assets.

Notwithstanding anything to the contrary in this definition or elsewhere in this Agreement, the Acquired Assets shall expressly exclude any assets, rights, contracts, or operations of Sonim Technologies (India) Private Limited, other than the employment of individuals to be hired by Buyer or its nominee, as contemplated in Section 5.24.

“Acquired Subsidiary” has the meaning set forth in the definition of Acquired Assets above, provided that Buyer shall be entitled, upon written notice to Seller, to add additional Seller Subsidiaries to Annex I following the signing of this Agreement and prior to the Closing, in its sole and absolute discretion.

“Action” means any suit, litigation, arbitration, mediation, claim, dispute, action, allegation, charge, demand, audit, investigation, inquiry, assessment, examination, notice letter or other proceeding.

“Actual Indebtedness” has the meaning set forth in Section 2.5(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.5(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.5(b).

“Adjustment Amount” means the amount equal to (a) the Working Capital Adjustment Amount minus (b) the Estimated Indebtedness minus (c) Estimated Transaction Expenses (provided, that, for clarity, the “Adjustment Amount” may be a positive or negative number (if a positive number, such amount shall increase the amount payable hereunder, and if a negative number, such amount shall decrease the amount payable hereunder).

“Adjustment Escrow Amount” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“Adjustment Surplus” has the meaning set forth in Section 2.5(f)(i).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.20(d).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including any general partner, managing member, director or officer of such specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AI Technologies” means machine learning, deep learning and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), neural networks and other artificial technology tools or methodologies, all Software implementations of any of the foregoing and related hardware or equipment.

“Alternative Transaction” shall have the meaning set forth in Section 5.20(a).

“Ancillary Agreements” means the Bill of Sale, the Intellectual Property Assignment Agreement, the Escrow Agreement, the Transition Services Agreement, the Equity Transfer Instruments with respect to the Acquired Subsidiaries and any documents, agreements, certificates, exhibits, annexes, schedules or other instruments contemplated by this Agreement or any Ancillary Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.8.

“Anti-Corruption Laws” means any applicable Laws relating to bribery, fraud or corruption, including the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, the U.K. Bribery Act and any Laws enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the Prevention of Corruption Act, 1988.

“Applicable Survival Periods” has the meaning set forth in Section 10.3(a)(i)(A).

“Assumed Liabilities” shall mean only the following Liabilities of the Business that exist as of the Closing: (a) all Liabilities specifically set forth on Schedule C, but only to the extent expressly set forth on Schedule C; and (b) post-Closing ordinary course contractual Liabilities under the Assumed Contracts, but only to the extent incurred under such Assumed Contracts after the Closing, including the continuing performance of such Assumed Contracts representing deferred revenue obligations (provided, that, for clarity, “Assumed Liabilities” shall not include any Liabilities arising out of any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or other Action, including any Liabilities arising out of Seller’s failure to perform any Assumed Contract in accordance with its terms at or prior to the Closing). For the avoidance of doubt, “Assumed Liabilities” shall exclude accounts payable, accrued liabilities, compensation obligations, transactions with Affiliates and all Liabilities of Sonim India, except as expressly set forth on Schedule C.

“Benefits Liabilities” means all amounts and benefits, without duplication, payable or to be provided by Seller or its Subsidiaries with respect to the Business, including any and all (i) wages, salaries, bonuses, commissions and other compensation and employee benefits (including any severance pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way in whole or in part to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), retirement and any other benefits, premiums, claims and related costs), (ii) obligations under any Seller Benefits Plans, including any underfunding and any unsatisfied obligation for “withdrawal liability,” as such term is defined under ERISA, to a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) all accrued paid time off and vacation benefits owed to any current or former employees of the Business, and (iv) obligations of Seller or its Subsidiaries for the employer portion of any employment-related Taxes or other employer-related obligations, in each case arising with respect to the payment of the foregoing amounts.

“Board” means the board of directors of Seller or any committee duly authorized to act on behalf of the entire board of directors of Seller.

“Bulk Sales Laws” means the bulk-transfer provisions of the Uniform Commercial Code or any similar Laws.

“Business” has the meaning set forth in the Recitals.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York or Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Business Intellectual Property” means any Intellectual Property Rights that are used or held for use by, owned or purported to be owned by, Seller or any of its Subsidiaries in, or otherwise necessary or reasonably required for, the ownership or operation of the Business, including Third Party Technology.

“Business Owned Intellectual Property” means any Business Intellectual Property, other than Third Party Technology.

“Business Permits” has the meaning set forth in Section 3.7(a).

“Business Products” means all Software, Technology and other products and services developed and in development, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of Seller in respect of the Business, that are currently under development, currently provided, sold or distributed to customers, clients or other third parties of the Business, currently licensed to customers, clients or other third parties of the Business or that have been licensed, provided, sold, or distributed to customers, clients or other third parties of the Business within the five (5) years prior to the Closing Date, including those Software products that are offered as a service over a network (e.g., the internet).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 10.1.

“Buyer Purchase Price Cap” has the meaning set forth in Section 10.4(d).

“Calculation Time” means as of immediately prior to the Closing.

“Cash” means Seller’s and its Subsidiaries’ consolidated balance of cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature as of such date, determined in accordance with GAAP, excluding any Restricted Cash.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential information regarding the Business or the Acquired Assets or information of Seller that is not generally known or generally available to the public, and which shall include the following with respect to the Business, the Acquired Assets, or Seller (solely with respect to the Business and the Acquired Assets), as applicable, whether written or not: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales, profits, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) customer lists, databases and other information and reports related to current or prospective customers, including, in each case, information regarding their identities, contact persons and purchasing patterns; (iv) information regarding current or prospective vendors, suppliers, distributors or other business partners; (v) forecasts, projections, budgets, strategies, and business plans, and (vi) all Contracts, information, documents and materials relating to this Agreement, the Ancillary Agreements and the Transactions (including the terms, conditions and other provisions hereof and thereof).

“Confidentiality Agreement” means that certain letter agreement dated February 29, 2025, by and between MW International Ventures, LLC d/b/a Social Mobile and Seller.

“Continuing Employees” means any employees employed by (i) Seller in respect of the Business who are offered and accept employment with Buyer at or prior to the Closing and who commence employment with Buyer at the Closing and (ii) by any Acquired Subsidiary at the Closing.

“Contract” means any contract, agreement, lease, sublease, license, note, bond, mortgage, pledge, security interest, guarantee, letter of intent, offer letter, document or other instrument, commitment, obligation or arrangement of any kind or nature, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Current Assets” means the consolidated amount of current assets of Seller and its Subsidiaries, as defined by and determined in accordance with GAAP, including Cash and Restricted Cash of the Acquired Subsidiaries, and including any capitalized certification and testing costs (i.e., contract fulfillment assets, which costs are a non-GAAP measure) (excluding (a) any Cash of Seller, (b) any Excluded Assets, (c) any current or deferred Tax assets, (d) any Accounts Receivable that are aged greater than 90 days as of the Closing and (e) any items of Inventory that (i) are finished goods that are not In Market, and (ii) are work in progress that is not for use in In Market goods. For purposes of this definition, “In Market” shall mean existing SKUs which have been shipped in the past 180 days or have a reasonable expectation of shipping in the next 180 days.

“Current Income Taxes” means an amount (which shall not be less than zero ($0) dollars) equal to the aggregate amount of any unpaid income Taxes of the Acquired Subsidiaries for any Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period), determined by (a) calculating separately income Taxes imposed in each jurisdiction, (b) by treating the amount of Current Income Taxes for any separately-assessed income Tax in any jurisdiction as under no circumstances being less than zero, and (c) in the case of a Straddle Period, in accordance with Section 6.1(a) hereof.

“Current Liabilities” means the consolidated amount of current Liabilities of Seller and its Subsidiaries included as an Assumed Liability hereunder, as defined by and determined in accordance with GAAP (and for the avoidance of doubt, excluding (a) any Indebtedness or Transaction Expenses to the extent actually included in the calculation of the Final Adjustment Amount, (b) any Excluded Liabilities and (c) any current or deferred Tax Liabilities).

“Damages” means (i) any loss, debt, deficiency, diminution in value, damage (whether direct, indirect, incidental or consequential), disbursement, injury, judgement, Order, Action, Tax, interest, fine, penalty, payment or Liability of any kind, other than punitive damages (except as may be awarded to third parties), and (ii) any fee, cost or expense of investigating, defending, asserting, prosecuting, settling or collecting any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals), in each of the foregoing clauses (i) and (ii) whether arising out of a Direct Claim or Third Party Claim.

“Direct Claim” has the meaning set forth in Section 10.10(b).

“Documentation” means any user guides, training materials, marketing materials and any other documents or materials detailing the functional and technical specifications of the Software, including any updates thereto.

“Earn-Out Payment” has the meaning set forth in Annex I.

“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, health, welfare, post-employment welfare, retention, change in control, reimbursement, bonus, profit-sharing, incentive, fringe benefit, long- or short-term disability, vacation, sick time or other paid time-off plan, employment agreement, independent contractor or consulting agreement, offer letter, or any other benefit plan, program or arrangement.

“Environmental Laws” has the meaning set forth in Section 3.20.

“Equity Security” means, with respect to any Person, (a) any share, unit, capital stock, partnership or membership interest, unit of participation, voting securities, debt securities or other similar ownership interest in such Person, (b) any equity, debt or other security or interest, directly or indirectly, convertible into or exercisable or exchangeable for any share, unit, capital stock, partnership or membership interest, unit of participation, voting securities, debt securities or other similar ownership interest in such Person, (c) any option, warrant, purchase right, conversion right, exchange right, profits interest, preemptive right or other Contract that would, directly or indirectly, entitle any other Person to subscribe for or acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights) and (d) any equity appreciation right, phantom equity right or other right the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person, which, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.6.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) Seller and its Subsidiaries (other than the Acquired Subsidiaries’) rights under or pursuant to this Agreement or any Ancillary Agreement, as applicable; (b) any Cash of Seller; (c) any right to receive mail and other communications addressed to Seller to the extent relating solely to the Excluded Assets or the Excluded Liabilities; (d) any assets, properties, Contracts and Permits set forth on Schedule D (which Schedule D may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such assets or properties, Contracts entered into or Permits obtained between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder); (e) any Equity Securities, other than the Equity Interests of the Acquired Subsidiaries, and the minute books, transfer records and similar company records of such Persons; (f) all Tax Returns of Seller and any notes, worksheets, files or documents relating thereto; (g) any Excluded Contracts; (h) any rights, title or interests in any real property, including any leasehold interests of Seller in any premises at which the Business is conducted, including any security deposits related thereto, other than with respect to Seller’s Shenzhen and Beijing leased properties as described on Schedule 3.16(b) of the Seller Disclosure Schedules, (i) any insurance policy of Seller; (j) any causes of action, claims, demands, rights and privileges against third parties to the extent relating solely to any Excluded Asset or Excluded Liability, including causes of actions, claims and rights under insurance policies relating thereto; (k) any Governing Document of Seller; and (l) all assets, properties, Contracts, Permits, and other rights of Sonim Technologies (India) Private Limited, including any and all tangible or intangible assets, intellectual property, books and records, office leases, bank accounts, or any other property or interests located in or relating to India, other than the employment of Continuing Employees to be hired by Buyer or its nominee.

“Excluded Contracts” means any Contract to which Seller or its Subsidiaries is a party that is set forth on Schedule D or is not set forth on Schedule B.

“Excluded Liabilities” means any and all Liabilities of any kind or nature whatsoever of Seller, or its Affiliates (other than, for clarification, the Acquired Subsidiaries) or otherwise not expressly included (by type and amount) in the Assumed Liabilities (whenever arising prior to, at or after the Closing and whether or not relating solely or primarily to the Business or any Acquired Asset) (provided, that, for clarity, “Excluded Liabilities” shall expressly include (whether or not such Liabilities would otherwise constitute Assumed Liabilities) each of the following: (a) any Liabilities set forth on Schedule E; (b) any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by accounts payable or accrued liabilities (whether short-term or long-term), in each case, as defined by and calculated in accordance with GAAP other than Liabilities set forth on Schedule C (which are Assumed Liabilities); and (c) any Liabilities to the extent resulting from, arising out of, relating to, in the nature of, or caused by: (i) Seller’s or the Seller Representative’s Liabilities under this Agreement, any Ancillary Agreement, any Excluded Agreement or any certificate or schedule delivered in connection herewith or therewith; (ii) any Excluded Tax Liability; (iii) Indebtedness of Seller or its Affiliates (whether or not reflected in the Financial Statements or the Estimated Balance Sheet) or any Liability for any outstanding checks or other items which are paid against the bank accounts of Seller or its Affiliates; (iv) any Excluded Asset; (v) any breach or default of contract or warranty, tort, infringement (including infringement by Seller or any of its Affiliates of third party Intellectual Property Rights), violation of Law (including, any Privacy Law or Environmental Law) or other requirement of any Governmental Authority or other Liability arising under any Law where the facts, Events or conditions underlying such Liability first occurred, first arose or first existed at or prior to the Closing, irrespective of whether such Liability attaches to Seller or its Affiliates or Buyer in the first instance; (vi) any breach or alleged breach by Seller or its Affiliates of any Contract taking place prior to Closing, regardless of when any such Liability is asserted, whether or not disclosed in the Seller Disclosure Schedule; (vii) the employment or service with or termination of employment or service from Seller or the Business of any Person (including the Continuing Employees); (viii) any Benefits Liability or any Seller Benefits Plan or other Employee Plan, benefit plan or arrangement with respect to which Seller has any Liability; (ix) Transaction Expenses of Seller or its Affiliates; (x) any Liability owing to any of Seller’s Affiliates (including Affiliate Transactions) or the Seller Representative, including any Liability for guaranteed payments or distributions to any equityholder or former equityholder of Seller and any Representative Losses; (xi) any failure to comply with applicable Bulk Sales Laws, any “de facto merger” or “successor-in-interest” theories of Liability or fraudulent transfer or conveyance Law; (xii) any Actions to which Seller or its Affiliates is or has been a party or any Liabilities resulting from the resolution or settlement of any Action or Order to which Seller or its Affiliates is a party or otherwise subject; (xiii) Liabilities under any Contract that is not an Assumed Contract, including any Liability arising out of or relating to any employment or similar agreement to which Seller is a party or otherwise bound (including the Merger Agreement); or (xiv) any and all Liabilities of, relating to, or arising out of Sonim India or any of its operations, contracts, employees, properties, tax obligations, or actions, whether arising prior to, at, or after the Closing, including any claims under Indian laws or regulations, and whether or not otherwise described in this Section or included in any schedule to this Agreement.

“Excluded Tax Liability” means any of the following: (a) Taxes of Seller or any of its Affiliates for any taxable period; (b) Taxes related to the Acquired Assets or the Business with respect to any taxable period (or portion thereof) ending on or before the Closing Date (calculated pursuant to Section 6.1(a) with respect to real property Taxes, personal property Taxes and other ad valorem Taxes for any Straddle Period); (c) Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (d) Taxes of any Person imposed on Seller or its Affiliates in respect of the Business or any Acquired Asset as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) Taxes imposed in connection with the Transactions, including Transfer Taxes; (f) Liability for withholding of Tax on any payment to Seller or its Affiliates required to be made pursuant to this Agreement or any Ancillary Agreement; or (g) Foreign Jurisdiction Indemnified Taxes.

“Ex-Im Laws” means any applicable Laws relating to import, export, reexport, transfer or similar controls, including the Export Administration Regulations or the customs and import Laws administered by U.S. Customs and Border Protection.

“Final Adjustment Amount” has the meaning set forth in Section 2.5(e).

“Final Closing Purchase Price” has the meaning set forth in Section 2.5(e).

“Financial Statements” has the meaning set forth in Section 3.8.

“Foreign Jurisdiction Indemnified Taxes” means, without duplication and only to the extent in excess of the amount of such Tax taken into consideration as a Current Liability in Net Working Capital or in Indebtedness, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract entered into (or assumed) by an Acquired Subsidiary on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of the Acquired Subsidiaries for any Pre-Closing Tax Period or Straddle Period (as allocated pursuant to Section 6.1(a)); and (b) unless Sonim India is an Acquired Subsidiary as contemplated by Section 5.24, any Tax of Sonim Technologies (INDIA) Private Limited in connection with the transfer of certain employees by Sonim India to Buyer or a Buyer nominee.

“Form S-4” has the meaning set forth in Section 3.6.

“Fraud” means actual and intentional common law fraud as defined by and construed under the Laws of the State of Delaware. in connection with this Agreement or the Transactions.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries and Investments), Section 3.3 (Seller Charter Documents), Section 3.4 (Authorization of Agreement), Section 3.5 (Capitalization of the Acquired Subsidiaries), Section 3.6(a) (No Conflict; Required Filings and Consents), Section 3.15 (Taxes), Section 3.17(a) (Title to Assets), Section 3.18(c) and (d) (Intellectual Property), Section 3.22 (Affiliate Transactions), and Section 3.27 (Brokers); and (b) with respect to Buyer, the representations and warranties set forth in Article IV.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any Person (other than an individual), the (a) documents by which such Person establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, operating agreement, partnership agreement, investor rights agreement, voting agreement, proxy or trust, right of first refusal or co-sale agreement, registration rights agreement or any other document, agreement or proxy comparable to those described in the foregoing clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means, whether domestic or foreign, any (i) federal, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any authority, agency, commission, instrumentality, body, branch, department, official or entity and any court or other tribunal) or (iii) body, authority, agency, court, commission, instrumentality or tribunal exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, municipal, governmental or taxing authority or power of any entity identified in clauses (i) or (ii) of any nature.

“Indebtedness” means, with regard to any Person and without duplication, any Liability of such Person arising under or in respect of: (a) indebtedness of such Person for borrowed money, whether short-term or long-term and whether secured or unsecured; (b) notes, bonds, debentures or similar instruments, in respect of loans, deposits or advances of any kind or upon which interest payments are normally made; (c) the deferred purchase price of assets, property, goods or services (excluding trade payables incurred in the ordinary course of business); (d) any capital (but not operating) or synthetic lease obligation; (e) any Liability of any other Person that is guaranteed, directly or indirectly, as guarantor, surety or otherwise, by such Person or secured by, contingent or otherwise, any Lien on any asset or property (whether real, personal, tangible or intangible) of such Person; (f) any commitment, whether drawn or undrawn, by which such Person assures a creditor against any Liability (including letters of credit and contingent reimbursement obligations with respect to any performance bond, customs bond, surety bond, bankers acceptance, fidelity bond or similar credit transaction or facility); (g) any interest rate, foreign currency exchange, currency swap or similar rate protection or hedging transaction (valued at the termination value thereof); (h) any seller note, deferred purchase price, earn-out or similar payment obligation (such amount to be the maximum amount); (i) the factoring of accounts receivable or off-balance sheet financing; (j) deferred rent; (k) the purchase, redemption, retirement, defeasance or other acquisition of Equity Securities of such Person; (l) unpaid management, board or similar fees, costs or expenses due to any direct or indirect investor, board member or advisor of such Person or any of their Affiliates; (m) the resolution or settlement of any Action, whether private or governmental, to which such Person is a party or otherwise subject; (n)(i) any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, or severance, in each of the foregoing cases to the extent payable in connection with the Transactions, or any phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, Seller Benefits Plan, arrangement, payment or obligation or other discretionary or compensatory amount and (ii) unfunded or underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (o) the determination, resolution or settlement of any Action, whether private or governmental, to which such Person is a party or otherwise subject; (p) any non-competition, non-solicitation or other restrictive covenant Contract; (q) any Affiliate Transaction; (r) any Cash overdraft; (s) 2025 accrued bonuses in respect of the Continuing Employees; (t) any deferred revenue Liabilities; (u) any Current Income Taxes and (v) any accrued interest, prepayment premium or penalty, break fee or other fee, cost or expense arising from or attributable to any of the foregoing, including with respect to the unwinding, prepayment or termination thereof; provided, that, “Indebtedness” shall not include any Transaction Expenses to the extent actually included in the calculation of finally determined Transaction Expenses and resulting in a corresponding decrease to the Final Adjustment Amount.

“Indemnification Escrow Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” means any Person required by Article X to indemnify a party seeking indemnification.

“Information Systems” computers, networks, Software, Technology, workstations, routers, hubs, switches, communication lines, information technology systems, servers and other hardware, databases, data communication lines, network and telecommunications equipment, and all other information technology equipment and systems of used in connection with the operation of the Business.

“Insider” means each of the following: (a) any beneficial owner of 5% or more of the Company’s securities, director, manager, or officer of Seller; or (b) any Affiliate of any Person included in the foregoing clause (a); provided, however, that the term “Insider” shall not include AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, or any of their respective Affiliates.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property Rights” means any and all intellectual property and other proprietary rights, whether registered or unregistered, which may exist under the laws of any jurisdiction, including any and all rights: (a) arising out of, or associated with, copyrightable works and rights associated with works of authorship, including those arising under the Copyright Act of 1976 (as amended) and all foreign equivalents, and any and all copyrights therefor, including any and all copyright registrations and renewals thereof and applications for registration of copyright therefor; (b) arising out of, or associated with, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, design patents, industrial designs, patent applications, including rights granted under the Patent Act of 1952 (as amended) and all foreign equivalents, together with any reissuances, divisions, continuations, continuations-in-part, revisions, extensions, or reexaminations of any such patent, design or patent application; (c) arising out of, or associated with, trademarks, words, names, symbols, designs or other designation, or a combination of any of the preceding items, used to uniquely identify the origin of goods, a group, a product or a service, or to indicate a form of certification, including logos, trade names, trade dress, trademarks, service marks, and corporate names, and including rights granted under the Lanham Act of 1946 (as amended) and all foreign equivalents, together with all goodwill relating thereto, registrations and renewals thereof and applications for registration therefor; (d) arising out of, or associated with, confidential information or Trade Secrets, including know-how, technical, marketing or pricing information, notes, reports, drawings, works, devices, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, inventions, and creations; (e) arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (f) of attribution and integrity and other moral rights of an author; (g) in internet domain names and websites, including all related internet protocol addresses, together with all goodwill relating thereto and all applications and registrations and renewals therefor; (h) in Software (whether in general release or under development) and databases; and (i) to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.8.

“Interim Period” has the meaning set forth in Section 5.4.

“Inventory” means, collectively and without limitation, all inventories of every kind and description owned, held or used in, or otherwise relating to, the conduct of the Business by Seller and its Subsidiaries, wherever located and whether in the possession of the Seller or its Subsidiaries, in transit, on consignment, in the custody of any third party or otherwise, including: (a) all raw materials, bulk goods, components, parts, sub-assemblies, packaging materials, operating and maintenance supplies and other materials and consumables purchased, maintained or intended for use in the manufacture, assembly, repair, servicing or provision of products or services; (b) all work-in-process, semi-finished and partially manufactured goods, goods under fabrication and items in the course of manufacture or assembly; (c) all finished goods, completed products, saleable merchandise, spare parts, service parts, replacement parts, repair parts, samples, prototypes, demonstration units and other goods held for sale or distribution; (d) all returned, excess, slow-moving, obsolete, damaged, defective, scrapped or otherwise unsaleable inventory items; and (e) all prepaid deposits made in respect of any of the foregoing, together with any rights under warranties, service agreements or insurance policies relating thereto, and any documents of title, storage receipts, warehouse receipts or other instruments evidencing or covering any of the foregoing. Inventory shall include any of the foregoing items that are (x) owned or held by the Seller on the Closing Date, (y) acquired or manufactured thereafter in the Ordinary Course of Business, or (z) otherwise required to be included on the books and records of the Seller in accordance with GAAP or the Seller’s and its Subsidiaries’ historical accounting practices, in each case free and clear of all Liens other than Permitted Liens.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” “to Seller’s Knowledge,” “known to Seller” or any similar phrase means, with respect to any fact, Event or other matter in question, the actual knowledge of each of the following individuals: Peter Liu and Clay Crolius; provided that any such Person will be deemed to have actual knowledge of a particular Event if they could have obtained such knowledge after reasonable inquiry.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.8.

“Laws” means any applicable federal, national, international, provincial, state, local, domestic, foreign or other (including the United States) statute, law (including common law), ordinance, regulation, rule, code, decree, judgment, writ, injunction, order or determination of any kind or other requirement, policy, rule of law, guideline or pronouncement of any Governmental Authority having the effect of law, including any requirements or regulations of state accountancy boards (or similar governing or oversight bodies).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Leases” has the meaning set forth in Section 3.16(b).

“Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, guarantee, endorsement, duty, judgment, cause of action or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether or not due or to become due and regardless of when asserted, including those arising under any Law, Action, Order, Contract or Governing Document.

“Liens” means any lien, pledge, mortgage, deed of trust, lease, license, security interest, charge, claim, easement, encumbrance, hypothecation, encroachment, restriction, option, proxy, right of first offer or refusal, defect in survey or title or other lien or encumbrance of any kind.

“Material Contract” has the meaning set forth in Section 3.19(b).

“Nasdaq” has the meaning set forth in Section 3.6.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Object Code” means Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 2.5(c).

“Open Source Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; or (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or a minimal charge. For the avoidance of doubt, Open Source Software includes all Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCULL); (6) the Sun Industry Source License (SISL); (7) the Apache Software License; or (8) other open source licenses that have been approved by the Open Source Initiative™ as complying with its definition of “open source.”

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any determination of any Governmental Authority or arbitrator.

“Part(ies)” has the meaning set forth in the preamble to this Agreement.

“Payoff Amounts” has the meaning set forth in Section 5.3.

“Payoff Letter” has the meaning set forth in Section 5.3.

“Permits” means any permits, franchises, grants, authorizations, declarations, orders, licenses, registrations, requirements, easements, variances, exemptions, consents, certificates, approvals, filings and similar rights of any kind.

“Permitted Actions” has the meaning set forth in Section 5.20(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding and for which adequate reserves have been established in compliance with GAAP, provided such contested proceeding is set forth on Schedule 3.14(j) of the Seller Disclosure Schedule; (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet if required by GAAP, (iii) liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record (provided, that no such item described in this clause (iv) impairs the current use, occupancy, value or marketability of title of the property subject thereto), (v) Liens with respect to any Repaid Indebtedness, only to the extent such Liens described in this clause (v) are released in connection with the Closing in accordance with Section 2.4 and (vi) Liens on any Equity Securities of Seller arising under applicable state and federal securities Laws.

“Person” means an individual, entity or organization, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person or household, including any data regulated under applicable Privacy Laws, such as “personally identifying information,” “protected health information,” “personal health information,” “biometric information,” “personal information,” “non-public personal information,” “personal data” and other similar terms as they are used in applicable Privacy Laws, including the California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.) (“CCPA”) and the General Data Protection Regulation (EU Regulation 2016/679) (“GDPR”) or otherwise subject to the requirements of the Payment Card Industry Data Security Standard (“PCI-DSS”) and any data or other information associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, supplies and other tangible personal property, which are owned, used or leased by the Company and used in the Company Business.

“Post-Closing Statement” has the meaning set forth in Section 2.5(b).

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a)(ii).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Straddle Period, the portion thereof ending on, and including, the Closing Date.

“Privacy and Security Requirements” means any (a) applicable Privacy Law; (b) Privacy Policy and (c) Privacy Contract.

“Privacy Contract” means any (a) Contract by and between Seller or any Acquired Subsidiary and any Person from whom Seller or any Acquired Subsidiary collected or otherwise obtained and processed Personal Information in respect of or in connection with the Business and (b) Contract under which Personal Information is transferred to or from Seller or any Acquired Subsidiary and a customer, vendor, marketing affiliate, business partner or other third party in respect of or in connection with the Business.

“Privacy Laws” means any applicable Laws governing or relating to data protection, privacy, security, confidentiality, destruction or breach notification, including (a) any Laws (i) governing the use of electronic communications (e.g., email, text messaging, telephone, paging and faxing), information collected online or biometric information, (ii) requiring privacy disclosures to consumers (including the CCPA), (iii) governing data breach notification, (iv) investing individuals with rights in or regarding data about such individuals and the use of such data or (v) regarding the safeguarding or security of data, including encryption, (b) the Fair Credit Reporting Act (FCRA) of 1970, (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM), (d) the Privacy Act of 1974, (e) the Right to Financial Privacy Act of 1978, (f) the Privacy Protection Act of 1980, (g) the Electronic Communications Privacy Act (ECPA) of 1986, (h) the Video Privacy Protection Act (VPPA) of 1988, (i) the Telephone Consumer Protection Act (TCPA) of 1991, (j) the Telecommunications Act of 1996, (k) the Health Insurance Portability and Accountability Act (HIPAA) of 1996, (l) the Children’s Online Privacy Protection Act (COPPA) of 1998, (m) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, (n) the California Consumer Privacy Act (CCPA), Cal. Civ. Code § 1798.100 et seq., (o) the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899-aa et seq, (p) the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq., (q) the GDPR, (r) (EU) 2016/679) as implemented into national law, (s) the Swiss Federal Act on Data Protection, (t) the EU e-Privacy Directive 2002/58/EC, (u) the Privacy and Electronic Communications Directive (2002/58/EC), (v) the Electronic Privacy Regulation, (w) the requirements of any applicable self-regulatory organization and (x) any applicable industry standards (e.g., PCI-DSS).

“Privacy Policies” means any written policies (both internal and external-facing) of Seller or any Acquired Subsidiary relating to the Processing of Personal Information in respect of or in connection with the Business, including all website and mobile application privacy policies and notices, relating to the processing of Personal Information, including the collection, use, sale, lease or transfer (including cross-border transfer) of Personal Information of Seller or any Acquired Subsidiary in respect of or in connection with the Business, including any policy relating to the privacy of data subjects, including (i) employees, individual contractors or temporary workers and (ii) users of any website or service operated by or on behalf of Seller or any Acquired Subsidiary in respect of or in connection with the Business.

“Process,” “Processes,” or “Processing” means any operation performed upon Personal Information, including the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, access, disposal or disclosure or other activity regarding data.

“Proxy Statement” has the meaning set forth in Section 3.6.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority at any time in any jurisdiction.

“Releasee(s)” has the meaning set forth in Section 5.17.

“Repaid Indebtedness” has the meaning set forth in Section 5.3.

“Representatives” means, with respect to any Person, any officers, directors, managers, Affiliates, controlling persons, equityholders, partners, employees, advisors, accountants, consultants, legal counsel, agents, financing sources and other representatives of such Person.

“Restricted Cash” means any trapped cash or cash equivalents, custodial cash or cash equivalents, cash or cash equivalent deposits, cash or cash equivalent escrow accounts, cash or cash equivalents in reserve accounts, cash or cash equivalents collateralizing any obligation, cash or cash equivalents subject to a lockbox, dominion, control or similar agreement, cash or cash equivalents held on behalf of or for the benefit of another Person or otherwise not freely usable or subject, directly or indirectly, to any restriction, limitation or Tax on withdrawal, use, transfer or distribution by Law, Contract or otherwise, including outstanding and uncleared checks, wires in transit, repatriations, cash securing letters of credit obligations and customer, landlord or other security deposits.

“Reverse Merger Approval” means the approval of the Reverse Merger by the Seller’s stockholders (including any related matters such as an increase of authorized shares of Seller and a reverse stock split).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including the Balkans, Belarus, Burma, Cote D’Ivoire, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria and Zimbabwe).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means any Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.29.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Approvals” means, collectively with any Seller Governmental Approvals, any consent, license, permit, approval, waiver or authorization or order of, filing with or any notification to, any Person, required as a result of the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions, including those set forth or required to be set forth on Schedule 3.5(a) of the Seller Disclosure Schedule.

“Seller Benefits Plan” has the meaning set forth in Section 3.14(a).

“Seller Deductible” has the meaning set forth in Section 10.4(a).

“Seller Disclosure Schedule” has the meaning set forth in Article III (Representations and Warranties of Seller).

“Seller General Cap” has the meaning set forth in Section 10.4(b).

“Seller Governmental Approvals” means any consent, license, permit, approval, waiver, authorization or order of, filing with or notification to, any Governmental Authority required as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including those set forth or required to be set forth on Schedule 3.5(a)(e) of the Seller Disclosure Schedule.

“Seller Indemnified Party” has the meaning set forth in Section 10.2.

“Seller Material Adverse Effect” means any event, effect, fact, occurrence, circumstance, action, omission, condition, development or change (collectively, “Events”) that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect upon or materially adverse change in (a) the Acquired Assets or the assets, properties, results of operations or condition (financial or otherwise) of Seller or its Subsidiaries in respect of the Business, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) general economic, capital market, financial, political or regulatory conditions, worldwide or in any particular region; (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; (iii) any earthquake, natural disaster or other force majeure event; (iv) any changes in GAAP or other applicable accounting rules or applicable Law; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; and (vi) any epidemics, pandemics, disease outbreaks, or other public health emergencies; provided that, with respect to an Event described in the foregoing clause (i) through clause (vi), such Event shall only be excluded to the extent such Event does not affect Seller, individually or taken as a whole, disproportionately relative to other companies engaged in the Business or Seller’s industry.

“Seller Purchase Price Cap” has the meaning set forth in Section 10.4(c).

“Seller Related Party” has the meaning set forth in Section 5.11

“Shrink Wrap Code” means any generally commercially available non-custom Software, that is made available in executable code form on standard, non-negotiated terms for internal use only for a cost of not more than $500 for an annual license for a single user or work station (or $1,000 annually in the aggregate for all users and work stations for the specific application).

“Significant Customers” has the meaning set forth in Section 3.24(a).

“Significant Suppliers” has the meaning set forth in Section 3.24(b).

“Software” means (a) all computer programs and software systems, including any and all data, databases, compilations, software implementations of algorithms, tool sets, modules, libraries, files, models and methodologies or software code of any nature, whether operational, under development or inactive, including all Object Code, Source Code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property Rights embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and (b) all Documentation, including user manuals and training materials, relating to any of the foregoing.

“Sonim India” means Sonim Technologies (INDIA) Private Limited.

“Source Code” means Software and code, in form other than Object Code, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stockholder Approval” has the meaning set forth in Section 3.4.

“Stockholder Meeting” shall have the meaning set forth in Section 5.20(d).

“Straddle Period” means a taxable period that begins on or prior to and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” means a bona fide written unsolicited proposal or offer related to an Alternative Transaction that was not the result or effect of a violation of Section 5.20(a) and was made by a Person that is not an Insider, and that is on the terms that Board determines in good faith, after consultation with Seller’s financial advisors and outside legal counsel, (a) is reasonably capable of being fully financed and reasonably likely to be consummated, if accepted, in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal or offer (including the sources of and terms of financing, the form of consideration, the timing of and conditions to closing and certainty of closing) and the identity of the Person making the proposal or offer, and other aspects of such proposal and offer as the Board considers to be relevant or appropriate, and (b) if consummated, would be more favorable from a financial point of view to the stockholders of Seller (in their capacity as such) than the Transactions contemplated by this Agreement (taking into account any revisions to this Agreement made or proposed to be made in writing by Seller, if any, prior to or in response to such proposal or offer), in each case of clause (a) or (b), taking into account, at the time of determination, all legal, financial, regulatory and other aspects or conditions of such proposal or inquiry as the Board considers to be relevant or appropriate.

“Target Net Working Capital” means an amount equal to Zero Dollars ($0.00).

“Tax” means (i) any U.S. federal, state, local or municipal, foreign, provincial or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, escheat or unclaimed property tax, excise tax, ad valorem tax, transfer tax, stamp tax, goods and services harmonization tax, sales tax, use tax, real or personal property tax, business tax, profits tax, environmental tax (including Taxes pursuant to Code Section 59A), capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax, or any other Tax of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including any fine, penalty, interest or addition to tax), whether disputed or not and (ii) any liability in respect of any items described in clause (i) above, whether disputed or not, by reason of (a) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law, or (b) by contract or otherwise, in each case under (i) or (ii) regardless of whether affirmatively asserted by a Governmental Authority.

“Tax Return” means any return, form, declaration, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Technology” means all forms of technology, including any or all of the following: algorithms, application programming interfaces (APIs), databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), network configurations and architectures, protocols, schematics, specifications, Software (in any form, including Shrink Wrap Code, Source Code and Object Code), techniques, interfaces, URLs, websites, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party Claim” means any Action made or brought by any Person who or that is not a party to this Agreement.

“Trade Secret” means any and all information held confidential and deemed a trade secret under applicable Law.

“Transaction Expenses” means, without duplication, the aggregate amount of: (a) any fees, costs, expenses, disbursements or other amounts payable or reimbursable by Seller or any Acquired Subsidiary or for which Seller or any Acquired Subsidiary has any Liability arising from or in connection with the preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements or the process or consummation of the Transactions (including any marketing, auction or sale process and any discussions or negotiations with any other Person), including any fees, costs, expenses or other amounts in respect of (i) obtaining Seller Approvals, (ii) releasing or terminating any Liens and (iii) any counsel, advisor, investment banker, expert, consultant, accountant, auditor or other professional of Seller or any Acquired Subsidiary; (b) any Liability in respect of management fees or other fees, expenses or other amounts payable to Seller or its Affiliates in connection with the Transaction; (c) any Liability of Seller or any Acquired Subsidiary; for any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, severance, phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, plan, arrangement, payment or obligation or other discretionary or compensatory amount triggered (in whole or in part and with or without a subsequent event) as a result of or in connection with the Transactions (such amounts, “Sale Bonus Amounts”); (d) fifty percent (50%) of the administrative fees, costs and expenses of the Escrow Agent under the Escrow Agreement; (e) the employer’s portion of any employment, unemployment, payroll or similar Tax (including, without limitation, the employer’s portion of payroll Taxes relating to amounts incurred as a result of any Sale Bonus Amounts); and (f) any amount paid or to be paid to offset or gross-up any Person for any excise Tax or income Tax for any other Transaction Expense; provided, that, “Transaction Expenses” shall not include any Indebtedness to the extent actually included in the calculation of Estimated Indebtedness or Actual Indebtedness and resulting in a corresponding decrease to the Final Adjustment Amount.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.1(b).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“WARN Act” has the meaning set forth in Section 3.23(d).

“Working Capital Adjustment Amount” means (a) Estimated Net Working Capital, minus (b) Target Net Working Capital (which may be a positive or negative number, and if Estimated Net Working Capital exceeds the Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a positive number, and if Estimated Net Working Capital is less than Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a negative number).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase and take assignment and delivery from Seller, and Seller agrees to sell, assign, convey, transfer and deliver to Buyer all of Seller’s rights, title and interests in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), for the consideration specified below in Section 2.2. Seller shall retain and not sell, convey, transfer or deliver to Buyer, and neither Buyer nor any Affiliate of Buyer shall purchase or have any rights in or to, the Excluded Assets.

(b) On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume only the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed in this Agreement or any Ancillary Agreement or on any annex, schedule or exhibit hereto or thereto, Buyer shall not assume or have any Liability for any Excluded Liability.

2.2 Purchase Price. The aggregate consideration for the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Purchase Price”) shall be an amount equal to:

(a) Fifteen Million Dollars ($15,000,000);

(b) plus the Adjustment Amount (which may be a positive or negative number (if a positive number, such amount shall increase the Purchase Price, and if a negative number, such amount shall reduce the Purchase Price) (the foregoing clauses (a) and (b) collectively, the “Closing Purchase Price”);

(c) plus the Earn-Out Payment (if any).

2.3 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place virtually via electronic exchange of documents no later than the fifth (5th) Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than any condition which by its nature is satisfied at the Closing, but subject to satisfaction or waiver of all such conditions) or at such other time or place as the Seller Representative and Buyer may mutually agree, provided, however, if the Merger Agreement is executed with respect to the Reverse Merger and the Company complies with its obligations under Section 5.21 below, then the Closing shall, subject to the terms and conditions of this Agreement, take place no later than the earlier to occur of (1) the consummation of the Reverse Merger and (2) the date that is one hundred eighty (180) calendar days after the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date”.

2.4 Payments and Transactions at Closing.

(a) At least three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer: a closing statement (the “Pre-Closing Statement”), setting forth, as of the Closing, the calculation of each component of the Closing Purchase Price and payment information with respect to each Person receiving payments pursuant to this Section 2.4 or Section 5.3 (the “Distribution Schedule”), each of which will be subject to Buyer’s reasonable approval. Buyer and Buyer’s Affiliates shall be entitled to rely fully upon the Pre-Closing Statement for all purposes, including in making any payments to, or exercising any rights of indemnification or recovery from, Seller pursuant to this Agreement. The Pre-Closing Statement shall include the following information:

(i) the (1) the Estimated Balance Sheet; (2) the calculations of Estimated Net Working Capital, Estimated Transaction Expenses and Estimated Indebtedness; (3) the Working Capital Adjustment Amount; (4) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based on such estimated calculations; and

(ii) any reasonable supporting documentation or information for such estimated calculations.

(b) At the Closing, Buyer shall make, or cause to be made, the following payments:

(i) on behalf of Seller, to the Escrow Agent, by wire transfer of immediately available funds, (1) the Indemnification Escrow Amount and (2) the Adjustment Escrow Amount (together with the Indemnification Escrow Amount, the “Escrow Amounts”), which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(ii) on behalf of Seller, to the Persons’ account(s) and in the amounts specified in the Distribution Schedule, the aggregate amount of all Estimated Transaction Expenses, in accordance with the payment instructions set forth in the Distribution Schedule;

(iii) on behalf of Seller, the Repaid Indebtedness, to the Persons’ account(s) and in the amounts specified in the Distribution Schedule, in accordance with the Payoff Letters and the payment instructions set forth in the Distribution Schedule; and

(iv) to the Seller an aggregate amount in cash equal to (1) the Purchase Price minus (2) the Escrow Amounts, by wire transfer of immediately available funds to an account of the Seller set forth in the Distribution Schedule.

2.5 Post-Closing Adjustment. The Adjustment Amount and Purchase Price shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:

(a) At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer the Pre-Closing Statement providing (i) an unaudited consolidated balance sheet of the Business as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (the “Estimated Closing Balance Sheet”), (ii) Seller’s good faith estimate, based on the Estimated Closing Balance Sheet and in accordance with GAAP, of each of the following: (A) Net Working Capital as of the Calculation Time (“Estimated Net Working Capital”), (B) Repaid Indebtedness as of the Calculation Time (“Estimated Indebtedness”) and (C) unpaid Transaction Expenses (“Estimated Transaction Expenses”) and (iii) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based thereon. To the extent that (1) Estimated Net Working Capital exceeds the Target Net Working Capital, the Adjustment Amount shall be increased by the amount by which the Estimated Net Working Capital, exceeds the Target Net Working Capital or (2) the Estimated Net Working Capital, is less than the Target Net Working Capital, the Adjustment Amount shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.

(b) On or prior to the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a certificate (the “Post-Closing Statement”) providing (i) an unaudited consolidated balance sheet of the Business as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (the “Actual Closing Balance Sheet”), (ii) Buyer’s calculation, based on the Actual Closing Balance Sheet and in accordance with GAAP, of each of the following: (A) Net Working Capital as of the Calculation Time (“Actual Net Working Capital”), (B) Indebtedness of the Business as of the Calculation Time giving rise to any lien on the Acquired Assets or any assets of the Acquired Subsidiaries (“Actual Indebtedness”) and (C) any unpaid Transaction Expenses (“Actual Transaction Expenses”), (iii) the amount, if any, by which the Adjustment Amount, calculated by replacing Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, is less than or greater than the calculation of Adjustment Amount calculated at the Closing and (iv) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based thereon. Seller shall use commercially reasonable efforts to cooperate in the preparation of the Post-Closing Statement, as reasonably requested by Buyer.

(c) On or prior to the day that is thirty (30) days following Buyer’s delivery of the Post-Closing Statement, the Seller Representative may deliver a written notice to Buyer stating in reasonable detail Seller’s objections to and alternative calculations of (an “Objection Notice”) Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses and the resulting Adjustment Amount. If the Seller Representative does not timely deliver an Objection Notice within such thirty (30) day period, the Post-Closing Statement, including any amounts, determinations and calculations contained therein shall be conclusive and binding upon Buyer and Seller and constitute the final determination of Actual Net Working Capital, Actual Indebtedness, Actual Transaction Expenses and Adjustment Amount for purposes of this Section 2.5. Any amount, determination or calculation contained in the Post-Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be deemed final, binding and conclusive upon Buyer and Seller.

(d) If an Objection Notice is timely delivered by the Seller Representative, Buyer and the Seller Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”, and any Objections actually resolved by mutual agreement of Buyer and the Seller Representative, the “Agreed Adjustments”) for a period of thirty (30) days following Buyer’s receipt of such Objection Notice. Notwithstanding such good faith efforts, in the event that Buyer and the Seller Representative fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, Buyer and the Seller Representative (on behalf of Seller) shall jointly engage a mutually and reasonably acceptable national, independent accounting firm (the “Accounting Firm”) and use commercially reasonable efforts to cause the Accounting Firm to resolve any Objections still in dispute (acting as an expert and not an arbitrator) in accordance with the terms of this Agreement as soon as practicable (but in any event within thirty (30) days after the engagement of the Accounting Firm). Buyer and the Seller Representative shall provide the Accounting Firm with their respective determinations of the Adjustment Amount, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each Objection specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), including a statement in reasonable detail of the basis for its decision. In calculating any such Objections still in dispute, the Accounting Firm shall only address the Objections specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand, or less than the lowest value for any such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand. All Objections that are resolved between Buyer and the Seller Representative or are determined by the Accounting Firm will be final, conclusive and binding on the Parties and each of their Affiliates, successors and assigns, absent manifest error. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Seller Representative (on behalf of Seller) so that the Seller Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Seller Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. For example, if the Seller Representative challenges the calculation of the Final Closing Purchase Price by an amount of $100,000, but the Accounting Firm determines that the Seller Representative has a valid claim for only $60,000, then Buyer shall bear 60% of the fees and expenses of the Accounting Firm and the Seller Representative (on behalf of Seller) shall bear the other 40% of such fees and expenses. The Accounting Firm shall include the allocation of its fees and expenses in its written decision, determined in accordance with this Section 2.5(d).

(e) The Post-Closing Statement (including the calculation of the Final Adjustment Amount) shall be deemed final for the purposes of this Section 2.5 upon the earlier of (i) the failure of the Seller Representative to issue an Objection Notice to Buyer within thirty (30) days of the Seller Representative’s receipt thereof, (ii) the resolution of all Objections pursuant to Section 2.5(d) by Buyer and the Seller Representative (i.e., as Agreed Adjustments) and (iii) the resolution of all Objections still in dispute pursuant to Section 2.5(d) by the Accounting Firm (which, absent manifest error, shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). Following the final determination of the Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, the Adjustment Amount shall be recalculated by replacing Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.5 (the “Final Adjustment Amount”), and the Closing Purchase Price shall be recalculated by replacing the Adjustment Amount with the Final Adjustment Amount (the “Final Closing Purchase Price”).

(f) Upon the final determination of the Final Adjustment Amount:

(i) If the Final Adjustment Amount exceeds or equals the Adjustment Amount calculated at the Closing (the amount, if any, by which the Final Adjustment Amount is greater than the Adjustment Amount calculated at the Closing shall be referred to as, the “Adjustment Surplus”), Buyer shall pay to Seller an amount equal to such Adjustment Surplus by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined, and Buyer and the Seller Representative shall jointly instruct the Escrow Agent to pay the Adjustment Escrow Amount from the Adjustment Escrow Account to the Seller Representative pursuant to instructions furnished by Seller.

(ii) If the Final Adjustment Amount is less than the Adjustment Amount calculated at the Closing (the amount, if any, by which the Adjustment Amount calculated at the Closing is greater than the Final Adjustment Amount shall be referred to as, the “Adjustment Shortfall”), then Buyer and the Seller Representative shall jointly instruct the Escrow Agent to pay to Buyer the Adjustment Shortfall from the Adjustment Escrow Account, with the Adjustment Shortfall to be deducted from the Adjustment Escrow Amount. If the Adjustment Shortfall does not exceed the Adjustment Escrow Amount, Buyer and Seller shall promptly (but in any event within five (5) Business Days after the determination of the Adjustment Shortfall) jointly instruct the Escrow Agent to pay the balance of the Adjustment Escrow Amount from the Adjustment Escrow Account pursuant to instructions furnished by Seller. If the Adjustment Shortfall exceeds the Adjustment Escrow Amount (such excess being defined as the “Excess Shortfall”), Seller shall also pay to Buyer an amount equal to such Excess Shortfall by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined.

2.6 Escrow Agreement.

(a) At or prior to the Closing, the Seller Representative and Buyer shall enter into an Escrow Agreement with the Escrow Agent, in form and substance mutually and reasonably acceptable to the Parties (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Adjustment Escrow Amount and the Indemnity Escrow Amount in escrow with the Escrow Agent and shall be held and released as directed by the Seller Representative and Buyer, in accordance with the provisions of this Agreement and the Escrow Agreement.

(b) Subject to Section 10.11, the Indemnity Escrow Funds will be held by the Escrow Agent as a source of recovery for any amount owed by Seller to a Buyer Indemnified Party pursuant to the indemnification provisions of Article X (Indemnification).

2.7 Earn-Out Payment.Seller may be entitled to, and if so entitled, Buyer shall be obligated to pay to Seller as additional Purchase Price, the Earn-Out Payment (as defined in Annex I) pursuant to the terms and conditions set forth in Annex I hereto, which is incorporated herein by reference in its entirety.

2.8 Acquired Subsidiaries.At the Closing, Seller shall sell, assign, transfer, convey, and deliver to SM International Holdings, Inc., a Delaware corporation and Affiliate of Buyer (“International Buyer”), and International Buyer shall purchase, acquire, and accept from Seller, all of Seller’s and its Affiliates’ right, title, and interest in and to the Equity Interests, free and clear of all Liens other than Permitted Liens. The transfer of the Equity Interests shall be effected pursuant to one or more equity transfer agreements, share sale deeds, stock transfer forms, or analogous instruments in form and substance mutually and reasonably acceptable to the Parties (each, an “Equity Transfer Instrument”), with such changes as are (a) necessary to comply with the mandatory requirements of the laws of the jurisdiction of organization of the applicable Acquired Subsidiary, or (b) reasonably requested by Buyer and not inconsistent with the provisions of this Agreement. Upon consummation of the transfers contemplated by this Section 2.8, International Buyer shall be the sole record and beneficial owner of the Equity Interests and, consequently, of each Acquired Subsidiary. The Equity Transfer Instruments shall serve purely to effect the legal transfer of the Equity Interests of the Acquired Subsidiaries, as applicable, and shall not have any effect on the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as between them or the parties, all of which shall be determined by this Agreement, or in any way modify, amend or constitute a waiver of, any provision of this Agreement or any Ancillary Agreement.

2.9 Withholding. Notwithstanding anything in this Agreement or Ancillary Agreement to the contrary, Buyer (and any Person acting on its behalf) shall have the right to deduct and withhold any Taxes as it is required to deduct and withhold under applicable Laws from any payments to be made hereunder, but only after providing notice to such Person of the intended withholding, and a reasonable opportunity for such Person to advise on grounds for reducing or eliminating the intended withholding, which grounds the Buyer, any other applicable withholding agent, and any other Person acting on behalf of any of the foregoing, shall consider in good faith. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement or any Ancillary Agreements as having been delivered and paid to the applicable Seller or any other recipient of payment in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article III (Representations and Warranties of Seller) are true and correct as of the date hereof and as of the Closing, except as (a) set forth on the applicable section or subsection in the disclosure schedule delivered by Seller to Buyer dated as of the date of this Agreement (the “Seller Disclosure Schedule”) or (b) expressly disclosed in any Form 10-K, Form 10-Q, Form 8-K, proxy statement, or registration statement filed with the SEC by Seller since January 1, 2024 (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), all of which express disclosures shall be deemed to be included and incorporated in the Seller Disclosure Schedules and with respect to any relevant section or subsection of this Agreement to the extent the applicability of such express disclosure to such section or subsection is reasonably apparent from the face of such express disclosure, but it being understood that this clause (b) shall not be applicable to any of the Fundamental Representations.

3.1 Organization and Qualification.

(a) Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite corporate power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it (including the Business) in substantially the same manner in all material respects as conducted as of the date of this Agreement and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it (including the Business) or the ownership, use, leasing or operation of its properties and assets (including the Acquired Assets) makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified or licensed or in good standing would not have a Seller Material Adverse Effect.

(b) Each Subsidiary (i) is a legal entity duly organized, validly existing and in good standing (or its equivalent in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or other organizational power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it (including the Business) in substantially the same manner in all material respects as conducted as of the date of this Agreement and (iii) is duly qualified or licensed to do business and in good standing (or its equivalent in the applicable jurisdiction) in each jurisdiction in which the nature of the business conducted by it (including the Business) or the ownership, use, leasing or operation of its properties and assets (including the Acquired Assets) makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified or licensed or in good standing would not have a Seller Material Adverse Effect.

3.2 Subsidiaries and Investments.

(a) Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following: Seller’s (A) name, jurisdiction of organization and registration number, (B) directors, officers and managers (however designated) and (C) Foreign Qualifications, if any;

(b) Except as set forth on Schedule 3.2(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries (currently or at any time during the past two years) owns or controls or has any rights to acquire (currently or at any time during the past two years), directly or indirectly, any Equity Securities of any Person (other than Seller’s ownership of the Subsidiaries set forth in Schedule 3.2(a) of the Seller Disclosure Schedule). Seller is not (currently or any time during the past two years): (i) party to or otherwise bound by any Contract, arrangement or commitment of any type or kind relating to the issuance, acquisition or sale of any Equity Securities of any Person; (ii) a participant in any joint venture, partnership or similar arrangement; or (iii) obligated to, directly or indirectly, make any future investment in or capital contribution or similar advance to any Person.

3.3 Seller Charter Documents. Seller has filed with the SEC, and made available to Buyer, complete and correct copies of the Governing Documents of Seller and each Acquired Subsidiary, as amended or restated as of the Closing (collectively, the “Seller Charter Documents”). Seller is not (currently or at any time during the past two years) in violation of or default under any material provision of the Seller Charter Documents. Without limiting the foregoing, Seller has made available complete and correct copies of any Contracts, documents or agreements identified in the Seller Disclosure Schedule and each of the following: (a) copies of the minute books containing records of all proceedings, consents, actions and meetings of any board(s) of directors, partners or managers, any committee(s) of such board(s) and equityholders of Seller; (b) copies of the ledgers, journals and other records of Seller reflecting all grants, issuances, redemptions or transfers of Equity Securities of Seller; and (c) any material Permits applied for or issued by any Governmental Authority in respect of the Business.

3.4 Authorization of Agreement. Except for the Stockholder Approval with respect to Seller, Seller and each Acquired Subsidiary has all requisite corporate, limited liability company or other organizational power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and each Acquired Subsidiary and the consummation by Seller and each Acquired Subsidiary of the Transactions have been duly authorized by all necessary action on their respective parts, and no other corporate, limited liability company or other organizational action or proceeding on the part of Seller or any Acquired Subsidiary is necessary to authorize or approve the execution, delivery or performance of this Agreement, the Ancillary Agreements or the consummation of the Transactions, except for the Stockholder Approval with respect to Seller. This Agreement has been duly executed and delivered by Seller and each Ancillary Agreement to which Seller or any Acquired Subsidiary is a party will be duly executed and delivered by Seller or its Subsidiaries as of the Closing and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the legal, valid and binding obligation of Seller or its Subsidiaries, enforceable against Seller or its Subsidiaries in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Equitable Exceptions”). The affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote to approve the Transactions (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Seller’s capital stock that is necessary in connection with the consummation of the Transactions, and no other corporate or stockholder proceedings are necessary to approve this Agreement or to consummate the Transactions. Prior to the execution of this Agreement, at a meeting duly called and held, the Board duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein, (ii) declaring and determining that it is in the best interests of the stockholders of Seller that Seller enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to a vote at a meeting of the stockholders of Seller for approval and adoption, and (iv) recommending that the stockholders of Seller approve and adopt this Agreement and the Transactions ((i), (ii), (iii) and (iv) being collectively referred to herein as the “Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

3.5 Capitalization of the Acquired Subsidiaries.

(a) Schedule 3.5(a) of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof and as of the Closing Date, of each of the Acquired Subsidiaries, the jurisdiction of its incorporation or organization and the record and beneficial owner of the outstanding Equity Interests of each such Acquired Subsidiary. All Equity Interests of the Acquired Subsidiaries are duly authorized, validly issued, fully paid or credited as fully paid and nonassessable and free and clear of all Liens.

(b) Except as set forth on Schedule 3.5(a) of the Seller Disclosure Schedule and except for ownership of another Acquired Subsidiary, no Acquired Subsidiary owns, directly or indirectly, any Equity Interest in any Person. There are no outstanding obligations or other Equity Interests of any Acquired Subsidiary or obligating any Acquired Subsidiary to repurchase, issue, register or sell any shares of Equity Interests of, or any other interest in, any Acquired Subsidiary, or to acquire any Equity Interest of any other Person or to enter into any such agreement, other than as provided in this Agreement. There are no outstanding contractual obligations of any Acquired Subsidiary to issue, repurchase, redeem or otherwise acquire any Equity Interests of such Acquired Subsidiary or to provide funds to, or make any investment in, any other Person. None of the Acquired Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Equity Interests of the Acquired Subsidiaries on any matter. Except as set forth in the Organizational Documents of the Acquired Subsidiaries, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Transferred Entities.

3.6 No Conflict; Required Filings and Consents. Except (i) as set forth on Schedule 3.6 of the Seller Disclosure Schedule, (ii) for the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) as part of a registration statement on Form S-4 pursuant to which the offer and sale of Seller’s securities in the Reverse Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as part of a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions contemplated hereby, (iii) for the Stockholder Approval, or (iv) for filings, permits, clearances, authorizations, consents, orders and approvals as may be required pursuant to the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by Seller or any Acquired Subsidiary, nor the consummation of the Transactions will (a) conflict with or violate any provision of the Seller Charter Documents, (b) conflict with or violate any Law by which Seller or any of its assets or properties (including any Acquired Assets) are bound or subject, (c) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which Seller is a party or by which any of them or any of their assets or properties (including any Acquired Assets) are bound or subject, (d) result in the creation or imposition of any Lien on any of the properties or assets (including any Acquired Assets) of Seller or (e) require Seller or its Affiliates to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person.

3.7 Permits; Compliance with Laws.

(a) Seller and each Acquired Subsidiary is in possession of all Permits necessary to own, lease, maintain, use and operate any Acquired Asset and to carry on the Business (the “Business Permits”). A true and complete list of the Business Permits and the name of the holder thereof are set forth on Schedule 3.7(a) of the Seller Disclosure Schedule. There is no Action pending or, to the Knowledge of Seller, threatened, that has resulted in or would reasonably be expected to result in (with or without notice or lapse of time or both), the revocation, suspension, modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any Business Permit. Seller and each Acquired Subsidiary has complied with each Business Permit, and neither Seller nor any Acquired Subsidiary nor any Affiliate of Seller has received any notice or other communication, in writing, from any Person regarding any actual or alleged violation of, or failure to comply with, any Business Permit.

(b) Seller and each Acquired Subsidiary is (currently and at any time during the past two years) complying with each Law applicable to the Business, any Acquired Asset or any Assumed Liability in all material respects. Neither Seller not any Acquired Subsidiary has received any notice or other communication, in writing, from any Person regarding any actual or alleged violation of, or failure to comply with, any Law applicable to the Business, any Acquired Asset or any Assumed Liability. Neither Seller nor any Acquired Subsidiary is (currently or at any time during the past two years) subject to any adverse Action or other compliance or enforcement Action applicable to the Business, any Acquired Asset or any Assumed Liability by any Governmental Authority.

(c) Neither Seller nor any Acquired Subsidiary has (currently or at any time during the past two years) certified, represented, designated or otherwise indicated to any Person, that the Business is a woman- or minority-owned business, small business or any other designation that would entitle such entity to any preference or a favored status or benefits in respect of the Business.

3.8 Financial Statements.

(a) Schedule 3.8(a) of the Seller Disclosure Schedule sets forth complete and accurate copies of the following: (i)(A) audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2023 and December 31, 2024 and (B) the related audited consolidated statements of operations, audited consolidated statements of stockholders’ equity (deficit) and audited consolidated statement of cash flows for the fiscal years then ended (including, in each case, any notes or supplementary information thereto) (clause (i), collectively, the “Annual Financial Statements”) and (ii)(1) an unaudited condensed consolidated balance sheet of the Seller and its Subsidiaries (the “Latest Balance Sheet”) as of March 31, 2025 (the “Latest Balance Sheet Date”) and (2) the related unaudited consolidated statements of operations, unaudited consolidated statements of stockholders’ equity (deficit) and unaudited consolidated statement of cash flows for the three (3) month period then ended (clause (ii), collectively, the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) All of the Financial Statements (including the notes or other information thereto) (i) are accurate and complete, in all material respects, (ii) are based upon and consistent with the books and records of Seller and its Subsidiaries and the Business (which books and records are, in turn, accurate and complete), (iii) have been prepared in accordance with GAAP, applied by Seller in good faith and on a consistent basis throughout the periods covered thereby (provided, that the Latest Balance Sheet is subject to immaterial and recurring year-end adjustments and does not include any notes required by GAAP) and (iv) fairly present, in all material respects, the financial condition and results of operation of the Business as of the dates therein indicated and for the periods therein specified.

(c) All reserves set forth or reflected in the Estimated Balance Sheet are adequate. The revenue recognition policies and methodologies of Seller and its Subsidiaries in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability have been consistently applied in the Financial Statements in accordance with GAAP for the periods therein specified. Seller and its Subsidiaries has maintained a standard system of accounting (established and administered in accordance with GAAP) and internal accounting controls sufficient to provide reasonable assurances that transactions, receipts and expenditures of the Business are (i) executed and made only in accordance with appropriate policies, procedures and authorizations of management and the Seller Charter Documents and (ii) recorded as necessary to permit preparation of financial statements in accordance with GAAP. Neither Seller nor any Acquired Subsidiary has (currently or at any time during the past two years) maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability.

(d) Seller has implemented and maintains (x) disclosure controls (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller in accordance with GAAP and that receipts and expenditures of Seller and the Acquired Subsidiaries are being made only in accordance with authorizations of management and directors of Seller. Neither Seller nor its independent registered public accounting firm, has identified any unremediated material weakness in internal controls. To the Knowledge of Seller, there is no reason to believe that Seller’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 of the Seller Disclosure Schedule, neither Seller nor any Acquired Subsidiary has any material Liabilities in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability, other than: (a) Liabilities which are adequately reflected or reserved against on the face of the Latest Balance Sheet; (b) Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which are a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (c) Liabilities expressly set forth on Schedule E (Excluded Liabilities).

3.10 Bank Accounts; Indebtedness; Transaction Expenses.

(a) Schedule 3.10(a) of the Seller Disclosure Schedule accurately lists each item of Indebtedness of Seller or its Affiliates in respect of, incurred in connection with or otherwise applicable to the Business, any Acquired Asset or any Assumed Liability, including, if applicable, for each such item of Indebtedness, the Contract governing such Indebtedness and the principal amount, interest rate, maturity date and any Assets securing or collateralizing or Liens granted upon any Assets in respect of such Indebtedness. Except as has been or will be included in the calculation of Estimated Transaction Expenses, and result in a dollar-for-dollar decrease to the Purchase Price, there are no unpaid Transaction Expenses.

(b) Except as set forth on Schedule 3.10(b) of the Seller Disclosure Schedule, no assets or properties used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business are subject to any Liens (other than Permitted Liens) or outstanding guarantees in respect of Indebtedness or any other Liability of any other Person.

(c) Schedule 3.10(c) of the Seller Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which Seller or any Acquired Subsidiary maintains accounts in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability and the name of the owner or holder thereof and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.11 Accounts Receivable.

(a) All of the accounts receivable reflected on the Estimated Balance Sheet and Latest Balance Sheet are, and all of the accounts receivable to be reflected in the determination of the Actual Balance Sheet will be, (i) bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Business (and in the final determination of the Actual Balance Sheet), all of which have arisen from transactions entered into in the ordinary course of business and in a manner consistent with the normal credit and billing practices of the Business, including with respect to the timing of invoices and collection of thereof and the generation of deferred revenue, (ii) stated thereon in accordance with GAAP, and to the extent consistent with GAAP, applied by Seller in good faith and on a consistent basis throughout the periods covered thereby, (iii) constitute only valid, undisputed claims of the Business and are not subject to claim of set-off or other defense or counter-claim, (iv) subject to a reserve for bad debts shown on the Estimated Balance Sheet and Latest Balance Sheet, will be collected in full in the ordinary course of business, consistent with past practice, and (v) no Person has any Lien on such receivables or any part thereof.

(b) No agreements for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any accounts receivable of the Business. Neither Seller nor any Acquired Subsidiary has accelerated or delayed collection of accounts receivable or generated deferred revenue in advance of or beyond the dates when the same would have been collected or incurred in the ordinary course of business or offered any customer a discount or other inducement to accelerate billings or collections or the generation of deferred revenue. Schedule 3.11(b) sets forth the amount of deferred revenue of the Business as of the Closing, as defined by and calculated in accordance with GAAP.

3.12 Absence of Certain Changes or Events. Except (x) as set forth on Schedule 3.12 of the Seller Disclosure Schedule, (y) for any actions required to be taken on or after the date hereof by Seller in connection with (1) Seller’s anticipated post-Closing Reverse Merger, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities or (2) capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities or (z) as expressly contemplated by this Agreement, since the Latest Balance Sheet Date: (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of business, (ii) to the Knowledge of Seller, no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iii) neither Seller nor any Acquired Subsidiary has:

(a) (i) declared, set aside or paid any dividend or distributed Restricted Cash or any other asset or property of the Business to any Person on or with respect to any Equity Security, (ii) redeemed or otherwise acquired any Equity Security or warrant, option or other right to acquire any Equity Security that would otherwise constitute an Acquired Asset, or (iii) made any other payment applicable to the Business to any Person on or with respect to any Equity Security (other than ordinary course salary payments with respect to any Person that is an employee of the Business);

(b) (i) acquired, agreed to acquire (whether by merger or consolidation, the purchase of an equity interest or a material portion of the assets) or otherwise paid for the option to acquire any Equity Security, business unit or material portion of the assets or properties of any Person in respect of or applicable to the Business or that constitutes an Acquired Asset, (ii) made capital contributions to, or investments in, any Person in respect of or applicable to the Business or that constitutes an Assumed Liability, or (iii) merged or consolidated with any Person or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other equity reorganization in respect of, applicable to or otherwise affecting the Business any Acquired Asset or any Assumed Liability;

(c) sold, assigned, licensed or otherwise transferred any assets or properties (including Intellectual Property Rights) of the Business or that would otherwise constitute an Acquired Asset, except for Inventory (in the ordinary course) and non-exclusive grants to customers to access any Software of the Business (on a hosted basis) in the ordinary course of business;

(d) accelerated, terminated or materially modified (except with respect to renewals of customer Contracts in the ordinary course of business) any Contract (or series of related Contracts) of the Business or to which Seller or any Acquired Subsidiary is a party or by which Seller or any Acquired Subsidiary is subject or otherwise bound either involving more than $100,000 or outside the ordinary course of business;

(e) suffered or imposed any Lien (except Permitted Liens) upon any assets or properties (including any Business Intellectual Property) of the Business or that would otherwise constitute an Acquired Asset;

(f) settled or compromised any Action, right or claim (or series of related Actions, rights or claims) in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability involving more than $100,000 or imposing any injunctive or other similar non-monetary relief that would be applicable to the Business or Acquired Assets after Closing;

(g) experienced any material damage or loss (whether or not covered by insurance) to any assets or properties of the Business or that would otherwise constitute an Acquired Asset;

(h) entered into, renewed, renegotiated, modified the terms of or terminated any employment agreement, or any collective bargaining agreement or any agreement with a Union, in respect of or applicable to any Continuing Employee;

(i) recorded any revenues of the Business pursuant to transactions in which the purchaser of such products or services has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable;

(j) (i) failed to pay and discharge current liabilities of the Business in the ordinary course of business (except to the extent disputed in good faith by appropriate proceedings and, to the extent required by GAAP, adequately reserved for in the Estimated Closing Balance Sheet), (ii) accelerated or delayed the collection of accounts receivable of the Business in advance of or beyond the dates when the same would have been collected in the ordinary course of business or (iii) offered any customer, client or other third party of the Business a discount or other inducement to accelerate billings or collections;

(k) (i) made any change in the terms of distribution of products or services of the Business, (ii) made any change to the pricing, discount, allowance or return policies of the Business, (iii) granted any pricing, discount, allowance or return term to any customer, client, vendor, supplier or other business relation of the Business, including by modifying the manner in which products or services of the Business are licensed or otherwise distributed, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, client or other third parties of the Business, or (iv) decreased the amount of any subscription, maintenance or support renewal fees due, directly or indirectly, to Seller or any Acquired Subsidiary from the amount of such subscription and support renewal fee payable to the Business during the preceding twelve (12) month period;

(l) made or granted any bonus or any wage or salary increase to any of directors, officers, employees, consultants or other service providers of the Business, or made any other change in any such person’s employment or service terms, other than base wage or salary increases made in the ordinary course of business;

(m) sold, assigned, licensed or otherwise transferred any assets or properties (including Intellectual Property Rights) of or related to the Business or that would otherwise constitute an Acquired Asset, except for Inventory in the ordinary course of business and Contracts under which Seller or an Acquired Subsidiary grants a non-exclusive license to its customers to access any non-custom Software of the Business (on a hosted basis) in the ordinary course of business;

(n) entered into or amended any employment, consultancy, deferred compensation, severance, settlement, release, conciliation or similar agreement, or increased the compensation payable or to become payable by such agreement, other than in the ordinary course of business;

(o) entered into or amended any settlement, conciliation or similar agreement with respect to any Action, the performance of which will involve payment after the Closing of consideration in excess of $100,000 or impose any non-monetary obligations on Seller or any Acquired Subsidiary;

(p) made any loan to, or entered into any other transaction with, (i) Seller or any Acquired Subsidiary in respect of, applicable to or otherwise affecting the Business or (ii) any directors, officers, employees, consultants or other service providers of the Business;

(q) (i) billed for any agreement or amount in respect of, applicable to or otherwise affecting the Business that would have been billed after the Closing in the ordinary course of business consistent with past practices or (ii) offered any customer, client or other third party of the Business a discount or other inducement in order to accelerate billings associated with new Contracts or the Business;

(r) increased, amended, adopted, or terminated, in any material respect, the coverage or benefits available under or relating to any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Plan in respect of, applicable to or otherwise affecting the Business or any Continuing Employee, including any Seller Benefits Plan, payment or arrangement, made to, for or with any current or former directors, officers, employees or other service providers of the Business, as applicable;

(s) (i) made or changed any Tax election, (ii) made any change in a method of Tax accounting, (iii) prepared or filed any Tax Returns (or amendment thereof) in a manner which is inconsistent with the past practices of the Seller and the Acquired Subsidiaries, (iv) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, (v) filed any amended Tax Return or any past-due Tax Return or filed any Tax Return in a jurisdiction where the Acquired Subsidiaries did not file a Tax Return of the same type in the immediately preceding Tax period, (vi) made a claim for refund of Taxes by the Acquired Subsidiaries, (vii) settled any claim relating to Taxes involving the Acquired Subsidiaries, (viii) surrendered any right to a Tax refund or consent to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes, (ix) entered into any closing agreement relating to any Tax, or (x) failed to pay any Tax when due and payable (other than Taxes being contested in good faith by any appropriate proceeding and for which adequate reserves have been established in compliance with GAAP);

(t) changed any cash management practice of Seller or its Subsidiaries, or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, or transferred any Cash held by any Subsidiary to Seller, another Subsidiary or Seller’s Affiliates, in each of the foregoing in a manner outside of the ordinary course of business or giving rise to any Tax or Damages; or

(u) committed or agreed, in writing, to do any of the foregoing.

3.13 Litigation. Except as set forth in Schedule 3.13 of the Seller Disclosure Schedule, during the past two years, (a) there has been no Action, whether private, governmental or otherwise, pending or, to the Knowledge of Seller, threatened in writing against Seller or its Subsidiaries in respect of or applicable to the Business, any Acquired Asset or Assumed Liability or any current or former Insider (in their capacity as such), and (b) to the Knowledge of Seller, no Event has occurred or exists that may give rise to any such Action. Neither Seller nor any of its Subsidiaries is (currently or at any time during the past two years), party or subject to or otherwise bound by any Order or any settlement agreement with any Governmental Authority or other Person in respect of, applicable to or otherwise affecting the Business, any Acquired Asset or any Assumed Liability.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Employee Plans that Seller or any Acquired Subsidiary sponsors or maintains, or to which Seller or any Acquired Subsidiary contributes or is obligated to contribute, or under which Seller or any Acquired Subsidiary has any Liability, including any Liability that is, or was at any time, attributable to the Business, or which benefits any current or former employee, director, consultant or independent contractor of the Business (each, a “Seller Benefits Plan”). With respect to each Seller Benefits Plan, true and complete copies of each of the following have been made available to Buyer: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements, fidelity bond, fiduciary liability insurance policies, (iv) if applicable, the most recent summary plan description and all summaries of material modifications thereto, employee handbook, summary of benefits and coverage, and material employee communications with respect thereto, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS, and any pending request for determination with respect to the plan’s qualification, (vi) the most recent non-discrimination and coverage testing performed on any Seller Benefits Plan, (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two (2) most recently filed Forms 5500 (and all attachments and auditor’s reports thereto), (viii) any material notices, letters or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor relating to such Seller Benefits Plan during the last year, and (ix) if applicable, the most recent annual actuarial report.

(b) Neither Seller nor any ERISA Affiliate of Seller has maintained, contributed to or had any Liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA or Code Section 414(f), and no Event has occurred or exists that could reasonably be expected to present a risk to Seller or any ERISA Affiliate of Seller of incurring Liability under Title IV of ERISA or Section 412 or Section 430 of the Code. Neither Seller nor any ERISA Affiliate of Seller has ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Seller Benefits Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination, opinion, or advisory letter from the IRS as to its tax-qualified status, and nothing has occurred since the date of the applicable determination, opinion, or advisory letter that could reasonably be expected to adversely affect the tax-qualification of any Seller Benefits Plan. Each Seller Benefits Plan, including any associated trust or fund, has been administered and operated in all material respects in accordance with its terms and with applicable Laws, including ERISA and the Code, no Event has occurred or exists that could reasonably be expected to cause the loss of the tax-qualification of such Seller Benefits Plan or the tax-exempt status of its related trust.

(d) Neither Seller nor any Acquired Subsidiary has any Liability to compensate any individual for any Taxes which may be imposed under Sections 4999 or 409A of the Code. No Seller Benefits Plan would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (as determined without regard to Section 280G(b)(4)).

(e) All required material contributions to, and premium payments on account of, each Seller Benefits Plan have been made on a timely basis and all such contributions not yet due have been properly accrued and are shown on the Latest Balance Sheet as required by GAAP.

(f) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Seller Benefits Plan, other than routine claims in the ordinary course of business for benefits provided for by the Seller Benefits Plans for which internal administrative review procedures have not been exhausted. No Seller Benefits Plan is or has been the subject of an Action by a Governmental Authority, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program during the Lookback Period.

(g) Except as required under Section 601 et seq. of ERISA or similar Law, no Seller Benefits Plan provides post-retirement or post-termination or post-termination health or other welfare benefits or coverage to any current or former director, officer, consultant or employee of the Business, or any dependent, beneficiary or domestic partner of any such Person following such Person’s retirement or other termination of service with Seller or any Acquired Subsidiary.

(h) Except as set forth in Schedule 3.14(h) of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of the Transactions (either together with, or upon the occurrence of, any additional or subsequent event) will constitute an event under any Seller Benefits Plan that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any current or former employee, consultant, director, officer or other individual of the Business, or any dependent, beneficiary or domestic partner of any such Person.

3.15 Taxes. Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule:

(a) Seller and each of its Subsidiaries have prepared and timely filed all Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects; and Seller and each of its Subsidiaries have paid all Taxes owed or payable by it (whether or not shown or required to be shown on any Tax Return);

(b) no power of attorney that is currently in effect has been granted by Seller or any of its Subsidiaries relating to Taxes that will remain in effect after the Closing (other than powers of attorney granted to payroll providers or similar service providers by Seller);

(c) neither Seller nor any of its Subsidiaries subject to any current, pending or, to the Knowledge of the Seller, threatened Tax audit or examination, Tax claim or Tax proceeding. Neither Seller nor any of its Subsidiaries has received during the Lookback Period from any Governmental Authority (including Governmental Authorities of jurisdictions where such Seller does not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review with, (ii) written request for information related to Tax, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax from any Governmental Authority;

(d) Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess or collect any Tax deficiency or assessment, which waiver or extension remains unexpired, and no request for any waiver or extension of statutes of limitation with respect to the Taxes or Tax Returns of Seller has been made by any Governmental Authority;

(e) the Acquired Assets do not include any Equity Securities in any Person;

(f) there are no material Liens for Taxes upon the Acquired Assets or the assets of the Acquired Subsidiaries (other than Permitted Liens);

(g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(h) Seller has withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i) no Actions are pending or have been received by Seller or any of its Subsidiaries from a Governmental Authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns stating or alleging Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction;

(j) neither Seller nor any of its Subsidiaries has any material Liability for Taxes pursuant to any Assumed Contract;

(k) neither Seller nor any of its Subsidiaries is subject to any private ruling of the IRS or comparable ruling of other taxing authorities;

(l) neither Seller nor any of its Subsidiaries has any material Liability for Taxes of any other Person as a transferee or successor, by Contract (other than customary contracts the primary purpose of which is not related to Taxes), or pursuant to applicable Law;

(m) in accordance with applicable Law in all material respects, Seller and each of its Subsidiaries has properly (i) collected and remitted all sales, use and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales, use or similar Taxes and that were made without charging or remitting sales, use or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt;

(n) Schedule 3.13(n) of the Seller Disclosure Schedule sets forth a complete and accurate list of all states, territories and jurisdictions (whether foreign or domestic) in which Seller and each of its Subsidiaries currently files Tax Returns;

(o) there are no pending or, to Seller’s Knowledge, threatened claims, Actions, suits, proceedings, investigations, assessments or collections of Taxes of any kind with respect to Seller or any Acquired Subsidiary;

(p) Seller and each of its Subsidiaries is in substantial compliance with all applicable Laws relating to the payment and reporting to any Governmental Authority of amounts required under any unclaimed property or escheat Laws; and

(q) Seller and each of its Subsidiaries have complied in all material respects with all applicable transfer pricing rules (including maintaining appropriate documentation for all transfer pricing agreements for purposes of Code Section 482 (or any similar provision of non-U.S. Laws) to the extent required thereunder).

3.16 Properties.

(a) Seller and each Acquired Subsidiary has good and marketable title to, or valid leasehold interest in, all of the tangible properties and assets, real and personal, that Seller or such Acquired Subsidiary owns or leases or purports to own or lease, free and clear of all Liens, except for Permitted Liens. All equipment and other tangible personal property used, owned or leased by Seller or any of its Subsidiaries are (i) in good operating condition, reasonable wear and tear excepted, and (ii) not in need of renewal or replacement, except in the ordinary course of business. Seller and each Acquired Subsidiary owns, or has a valid leasehold interest in, all tangible properties and assets necessary for the conduct of its business as presently and as proposed to be conducted.

(b) Neither Seller nor any Acquired Subsidiary has owned (currently or at any time during the past two years) any real property. Schedule 3.16(b) of the Seller Disclosure Schedule identifies each parcel of real property leased, subleased, used or occupied by Seller or any Acquired Subsidiary in the ownership or operation of the Business (the “Leased Real Property”) and sets forth a true, correct and complete list of all Contracts under which Seller or any Acquired Subsidiary uses or occupies or has the right to use or occupy any Leased Real Property (the “Leases”) and any security deposits and other amounts or instruments deposited by or on behalf of Seller thereunder. Correct and complete copies of each Lease have been made available to Buyer. Except as set forth in Schedule 3.16(b) of the Seller Disclosure Schedule, with respect to each Lease that is an Acquired Asset, if any: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, against the applicable Seller or Affiliate of Seller, and to Seller’s Knowledge, each other party thereto, except as enforcement thereof may be limited by the Enforceability Exceptions; (ii) there are no material disputes with respect to such Lease; (iii) Neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party to the Lease is in breach of or default under such Lease in any material respect; (iv) to Seller’s Knowledge, no Event has occurred or exists which, with notice, lapse of time or both, would constitute such a breach of or default under, permit the termination or modification of, accelerate any rent or trigger any payment, penalty or fine under, such Lease; (v) Neither Seller nor any Acquired Subsidiary has subleased or otherwise granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease or any portion thereof; and (vi) Neither Seller nor any Acquired Subsidiary has collaterally assigned or granted any Lien in such Lease, other than Permitted Liens, or any interest therein.

3.17 Title to Assets; Sufficiency of Assets.

(a) Seller and each Acquired Subsidiary has good and marketable title to or the valid and enforceable leasehold interest in or other valid and enforceable right to use, all of the assets, properties, interests and rights (whether, real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, “Assets”), which Seller or such Acquired Subsidiary uses or holds immediately prior to the Closing for use in the ownership or operation of the Business (all of which constitute the Acquired Assets), free and clear of any Liens (other than Permitted Liens). At the Closing, Seller will convey good and marketable title to, or the valid and enforceable leasehold interest in or other valid and enforceable right to use, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens), such that immediately following the consummation of the Transactions, Buyer will have good and marketable title to, or the valid and enforceable right to use, any and all Acquired Assets, which Seller or any Acquired Subsidiary uses or holds for use in the ownership or operation of the Business immediately prior to the Closing and allow Buyer to continue to own and operate the Business immediately after Closing in the same manner as conducted by Seller as of the Closing and immediately prior to the Closing.

(b) Except as set forth in Schedule 3.17(b) of the Seller Disclosure Schedule, the Acquired Assets and any rights or licenses granted or services provided pursuant to the Transition Services Agreement (subject to the limitations set forth therein) constitute all of the Assets that are necessary or reasonably required for, and are sufficient to, own, conduct and operate the Business in the ordinary course of business consistent with past practice immediately after the Closing on a standalone basis, in the same manner as conducted by Seller and the Acquired Subsidiaries as of the Closing and immediately prior to the Closing.

(c) Except for the Acquired Subsidiaries, none of Seller’s Affiliates owns, holds, licenses, uses or has any interest (other than via any Equity Interests it holds in Seller) in any Assets used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business, including any Acquired Asset. Except pursuant to this Agreement and except for the Acquired Subsidiaries, no Affiliate of Seller is a party or otherwise subject to any Contract or Liability whereby any Person has an absolute or contingent right to purchase, exclusively license, obtain or otherwise acquire any rights in any Assets of Seller or the Acquired Subsidiaries which are related to, used or held for use by Seller or the Acquired Subsidiaries or are necessary or reasonably required for the ownership or operation of the Business, including any Acquired Asset (other than Contracts under which Seller or its Subsidiaries grant a non-exclusive license to the Business Intellectual Property to customers of the Business in the ordinary course of business).

3.18 Intellectual Property and Technology.

(a) Business Products. Schedule 3.18(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products, including the name, product description, version level, the language in which it is written, hardware requirements, and initial release date.

(b) Registered Intellectual Property. Schedule 3.18(b) of the Seller Disclosure Schedule contains a complete and accurate list of each item of Business Owned Intellectual Property that is (i) Registered Intellectual Property used or held for use in, relating to, or necessary or reasonably required for the ownership or operation of the Business in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) indicating for each, (a) the jurisdictions in which each such item of Registered Intellectual Property has been registered or filed, dates issued, dates filed, the owners of record and the applicable registration or serial number, and (b) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (ii) material to the operation of the Business, but is not subject to any issuance, registration, application, or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (including all unregistered trademarks, service marks, trade names, logos, or corporate names used or held for use in, relating to, or necessary or reasonably required for the ownership or operation of the Business). Schedule 3.18(b)(iii) of the Seller Disclosure Schedule sets forth a correct and complete list of all actions that are required to be taken by Seller or its Subsidiaries within 120 days of the date hereof with respect to such Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Registered Intellectual Property. All fees due in connection with the Registered Intellectual Property, including all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording Seller’s or its Subsidiary’s ownership interests therein. No Event has occurred or exists, including any information or facts that would constitute prior art, that would render any of such Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any such Registered Intellectual Property. Neither Seller nor any Acquired Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any such Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Registered Intellectual Property.

(c) Title to Intellectual Property. Seller or an Acquired Subsidiary, as applicable, is the sole and exclusive owner of, and has good and marketable title to, all right, title, and interest in and to each item of Business Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. Each item of Business Owned Intellectual Property is valid, subsisting, and enforceable. Each Person who is or was an employee, officer, director, consultant, or contractor of Seller or its Subsidiaries and who participated in the (or was engaged by Seller or its Subsidiaries or any of their respective agents to) design, creation or development of Business Products or any Business Owned Intellectual Property has signed an enforceable written agreement containing each of the following: (i) an irrevocable present assignment to Seller or an Acquired Subsidiary (and no other Person) of such Intellectual Property Rights (including all Technology); (ii) a waiver of moral rights in such Intellectual Property Rights (including all Technology); and (iii) a covenant to maintain the confidentiality of such Intellectual Property Rights (including all Technology). Neither Seller nor its Subsidiaries have received any notice by its current or former employee, officer, director, consultant, or contractor claiming or threatening to claim ownership or other rights to or any interests in or to any of the Business Owned Intellectual Property. No Person (other than the Seller or the Acquired Subsidiaries) has any reasonable basis for claiming any right, title or interest in and to any such Business Owned Intellectual Property.

(d) No Infringement by the Business. Seller, the Acquired Subsidiaries and the ownership and operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Business Products or Business Owned Intellectual Property, do not and have not infringe(d), misappropriate(d), dilute(d) or otherwise violate(d) any Intellectual Property Rights of any Person, or constitute(d) unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any Acquired Subsidiary has received notice (including unsolicited offers to license or grants of other rights or immunities) from any Person claiming that any Business Products or Business Owned Intellectual Property infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any Acquired Subsidiary has received notice of any claims that have been threatened or are pending against the Seller or its Subsidiaries by any Person asserting: (i) that such Person has any right, title or interest in or to any of the Business Products or Business Owned Intellectual Property; (ii) that such Person has the right to use any of the Business Products or Business Owned Intellectual Property; or (iii) that any Business Product or Business Owned Intellectual Property or action by the Seller or the Acquired Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property right of such Person.

(e) Third Party Technology. Schedule 3.18(e) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) third-party Technology (other than Open Source Software) and Intellectual Property Rights that are used or held for use in or are necessary or reasonably required in the operation of Business, including, and specifically identifying, any that are incorporated into, distributed with, or embodied in any Business Product, but excluding Shrink Wrap Code (which need not be listed on Schedule 3.18(e) of the Seller Disclosure Schedule but shall be included in the definition of “Third Party Technology”), and (ii) the corresponding Contract for each item listed in clause (i). Seller has, and upon consummation of the Transactions will continue to have, all rights in and to (A) the third-party Technology and Intellectual Property Rights listed or required to be listed in Schedule 3.18(e) of the Seller Disclosure Schedule, and (B) the Open Source Software listed or required to be listed in Schedule 3.18(i) of the Seller Disclosure Schedule, (collectively, the “Third Party Technology”). All Third Party Technology Contracts are valid, binding and enforceable between Seller or an Acquired Subsidiary and the other parties thereto. Seller and its Subsidiaries are in compliance with all applicable Contracts with respect to the Third Party Technology and neither Seller nor any Acquired Subsidiary is in breach of or default under or received any notice of breach or default or any intention to terminate, any Third Party Technology Contract. The Business Intellectual Property, including Intellectual Property Rights embodied in the Third Party Technology, constitutes all of the Intellectual Property Rights that are used or held for use in or are necessary or reasonably required for, and are sufficient for, the ownership and operation of the Business, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Business Products. There are no problems, defects, or deficiencies in the Business Products or Third Party Technology that prevent the Business or the Business Products from operating in all material respects as described in their related documentation or specifications, or prevent such Business Products from operating in all material respects as warranted to any third party. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Business Intellectual Property, including any rights to the Third Party Technology

(f) Third Party Rights. Except as set forth in Schedule 3.18(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted any third party ownership or joint ownership of, or any exclusive license to, any Business Products or Business Owned Intellectual Property. Neither Seller nor any of its Subsidiaries has developed or created any Intellectual Property Rights as a “work made for hire” or otherwise assigned or transferred any Intellectual Property Rights (including Technology) to any third party (including any customer or end user). No employee of the Business is (i) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Business or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property Rights or confidentiality.

(g) No Third Party Infringement. To the Knowledge of Seller, except as set forth in Schedule 3.18(g) of the Seller Disclosure Schedule, no Person has or is infringing, misappropriating, diluting or otherwise violating any Business Products or Business Intellectual Property, and Seller or an Acquired Subsidiary has the sole right to bring actions against any Person that is infringing, misappropriating, diluting or otherwise violating any Business Products Business Intellectual Property Rights and to retain for Seller or an Acquired Subsidiary any damages recovered in any such Action. No Actions have been brought or threatened against any Person by Seller or its Subsidiaries alleging that such Person is infringing, misappropriating or otherwise violating any Business Product or Business Intellectual Property and neither Seller nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to give rise to any such Actions. Neither Seller nor any of its Subsidiaries has entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to any Business Product or Business Intellectual Property Right. Neither Seller nor its Subsidiaries has granted to any third party the right to file, or conduct prosecution of, any patents, copyrights, trademark applications, or any domain names with respect to such Business Intellectual Property.

(h) No Government Funding. At no time during the conception of or reduction to practice of any Business Product or Business Owned Intellectual Property was Seller or any of its Subsidiaries operating under any grants from any Governmental Authority or educational institution, performing research sponsored by any Governmental Authority or educational institution, or utilizing the facilities of any Governmental Authority or educational institution. Seller and its Subsidiaries have not been a member or promoter of, or contributor to, any industry standards body that could require or obligate Seller or its Subsidiaries to grant or offer to any other Person any license or right to any Business Product or Business Owned Intellectual Property.

(i) Open Source Software. Schedule 3.18(i) of the Seller Disclosure Schedule (i) contains a complete and accurate list all Open Source Software that is distributed in Business Products or Business Intellectual Property or that has been incorporated into, embedded in, linked to (dynamically or statically) or otherwise used with any Business Product or Business Intellectual Property, (ii) for each item of such Open Source Software identified, specifies the license that the Open Source Software is licensed under, and (iii) describes whether such Open Source Software was modified or distributed by Seller or its Subsidiaries. Neither Seller nor its Subsidiaries has used any Open Source Software in any manner that could, with respect to any Business Product or Business Intellectual Property (including Technology), (A) require its disclosure or distribution in Source Code form, (B) require its licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, (D) allow reverse engineering, reverse assembly or disassembly of any Business Product or Business Intellectual Property (including Technology), or (E) obligate Seller or its Subsidiaries to covenant not to sue third persons for infringement of the Business Products or Business Intellectual Property. With respect to any Open Source Software that is or has been used by Seller or its Subsidiaries in any way in the Business, Seller and its Subsidiaries are (currently and at any time during the past two years) in full compliance with all applicable licenses or agreements related to such Open Source Software.

(j) Source Code. Seller and the Acquired Subsidiaries possess all Source Code that embody any Software contained within the Business Products or Business Owned Intellectual Property. Schedule 3.18(j)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all Software owned or purported to be owned by Seller and its Subsidiaries, including the name and description of the Software. Schedule 3.18(j)(ii) of the Seller Disclosure Schedule lists each Source Code escrow agreement or other Contract under which Seller or its Subsidiaries is or may be required to disclose any Source Code that embodies any Business Product or Business Intellectual Property, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in connection with their performance of services for Seller or the Acquired Subsidiaries in respect of or in connection with the Business. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, or would reasonably be expected to, result in any third party being granted rights or access to, or the placement in or release from escrow or similar arrangement of, any Business Product or Business Intellectual Property, including Source Code that embodies Business Products or Business Intellectual Property. Except as set forth in Schedule 3.18(j)(iii) of the Seller Disclosure Schedule, neither Seller nor its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure, delivery or license to any escrow agent or other Person of, any Source Code for any Software that embodies the Business Products or Business Intellectual Property. No Event has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller to any Person of any Source Code that embodies the Business Products or Business Intellectual Property. Seller has maintained and protected the Source Code that embodies the Business Products or Business Intellectual Property with appropriate proprietary notices and confidentiality agreements as are necessary to protect said Source Code from disclosure, infringement or misappropriation by third parties.

(k) Malicious Code. Except as set forth in Schedule 3.18(k) of the Seller Disclosure Schedule, the Business Products and Information Systems are free of any “spyware,” “trackware,” “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that disrupt, harm, impede, permit unauthorized access or the unauthorized disablement or erasure of, any Business Products, Information Systems, or data or other Technology of the Business (collectively, “Malicious Code”). Seller and its Subsidiaries have in place disaster recovery plans, procedures and facilities consistent with (i) the customary practices of other companies engaged in the Business, (ii) all Laws and (iii) all Contracts (including customer contracts) to which Seller is party or otherwise subject in respect of or applicable to the Business and is in compliance with all such plans, procedures and facilities. Seller and its Subsidiaries have implemented technical, physical and administrative measures and safeguards consistent with prevailing industry standards to (A) prevent the introduction of Malicious Code into the Information Systems or Business Products and maintain them free from Malicious Code, including the use of firewall protections, incident logging, and regular virus scans, and (B) protect Personal Information in its possession or control from unauthorized access by any Person, including Seller’s and its Subsidiaries’ employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(l) Information Systems. Seller and each Acquired Subsidiary has obtained and possesses valid licenses to use all of the Software programs present on the computers and other software-enabled electronic devices and Information Systems used in connection with or otherwise applicable to the Business. Seller and each Acquired Subsidiary is in compliance with, and has paid in full, a sufficient number of licenses, consents or permissions for the operation of such Information Systems. All Information Systems used in connection with or otherwise applicable to the Business currently operate and perform materially in accordance with their documentation, and as required in connection with, the operation of the Business as currently conducted, including with the respect to redundancy, reliability, scalability and security. Seller and each Acquired Subsidiary has taken reasonable steps to back-up at secure off-site locations and safeguard the security and the integrity of the Information Systems used in connection with or otherwise applicable to the Business. Except as set forth in Schedule 3.18(l) of the Seller Disclosure Schedule, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Information Systems that has caused a material disruption or interruption in or to the use of such Information Systems. The Information Systems constitute all Technology assets necessary to, and operate and perform as currently required for Seller and each Acquired Subsidiary to, conduct the Business as of the Closing Date, in the manner in which it is presently conducted and presently contemplated to be conducted in the future.

(m) Except as set forth in Section 3.18(l) of the Seller Disclosure Schedule, there have been no unauthorized intrusions or breaches of security with respect to Seller’s or its Acquired Subsidiaries’ Information Systems used in connection with or otherwise applicable to the Business, or any unauthorized or unlawful access, acquisition, use, disclosure, modification, destruction, or loss of any Personal Information in Seller’s or the Acquired Subsidiaries’ possession or control. Neither Seller, each of its Subsidiaries nor any Person acting on the Seller’s or the Subsidiary’s behalf or direction has: (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. Seller has a policy of evaluating and determining whether to implement security patches or upgrades that are generally available for the Information Systems used in connection with or otherwise applicable to the Business. Seller and the Acquired Subsidiaries use commercially reasonable methods (including passwords) to ensure the correct identity of the users of their respective Information Systems.

(n) Personal Information Databases. Schedule 3.18(n) of the Seller Disclosure Schedule identifies each distinct electronic or other database containing Personal Information maintained by or on behalf of Seller at any time in connection with or otherwise applicable to the Business (each, a “Personal Information Database”) and with respect to each Personal Information Database: (i) the type of Personal Information in each such Personal Information Database; (ii) the physical location of the server hosting such Personal Information Database; and (iii) the security policies that have been adopted and maintained with respect to each such Personal Information Database.

(o) Privacy & Security Compliance. Seller and each of its Subsidiaries has complied (currently and at any time during the past two years) with any applicable (or then-applicable) Privacy and Security Requirements, including as it relates to: (i) the privacy of users of the Business Products and all Internet websites owned, maintained or operated by Seller or any of its Subsidiaries in connection with or otherwise applicable to the Business; or (ii) the use, collection, storage, disclosure, transfer or other Processing of any Personal Information, including employee Personal Information, collected by or provided to Seller or any of its Subsidiaries or by third parties having authorized access to the records of or applicable to the Business. Seller and each Subsidiary’s practices used in connection with or otherwise applicable to the Business are (currently and at any time during the past two years) are in compliance with (i) Seller’s Privacy Policies, including the privacy policy posted on Seller’s website, and (ii) third party website terms, when required to do so by Contract (including any Privacy Contracts). Each website of the Business and all materials distributed or marketed by Seller in respect of or applicable to the Business make and have at all times during the past two years made all material disclosures to users or customers expressly required under Privacy and Security Requirements, and none of such disclosures made or contained in any website of the Business or in any such materials have been inaccurate, misleading or deceptive in a manner which would cause any violation of Privacy and Security Requirements. Correct and complete copies of all Privacy Policies of the Business have been provided to Buyer, and each such Privacy Policy complies, in all material respects, with all Privacy Laws and Privacy Contracts. Seller has provided (currently and at any time during the past two years) accurate notice of any Privacy Policy then in effect to the users of any Business Product and any employees, third party vendors and representatives of the Business, each to the extent such notice is required under Privacy Laws. Each Privacy Policy of Seller provides accurate and sufficient notice of Seller’s then-current privacy practices relating to its subject matter as required by Privacy Laws. During the past two years, no Action by any Person has been received by or asserted against Seller regarding a violation of any Privacy and Security Requirements. To the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Action or violation. No Action by any Person, has been received by or asserted against Seller with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other Processing of Personal Information. To the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Action. Seller and each Acquired Subsidiary have completed all necessary actions in response to any requests of individuals relating to Personal Information, including requests to access, cease processing activities, rectify, erase any Personal Information, and to opt out of the sale or sharing of Personal Information, and communicated such requests to service providers, processors and third parties, in each case in accordance with Privacy Laws, and there are no such requests outstanding. Seller (A) maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities in respect of and in connection with the Business, (B) acts in compliance therewith and (C) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective and meet the Privacy and Security Requirements in all material respects upon such testing, or have been appropriately remediated and proven effective in all material respects upon testing after the applicable remediation. The execution, delivery or performance of this Agreement and the consummation of the Transactions will comply with Privacy and Security Requirements.

(p) Security Safeguards & Incidents. Seller has implemented reasonable, physical, technical and administrative safeguards, that comply with applicable Privacy and Security Requirements and industry standards, regarding protection of Personal Information in Seller’s possession or control from unintended loss or destruction, unauthorized modification and unauthorized access by third Persons, including employees, consultants, contractors and other service providers of the Business. Neither Seller nor any Acquired Subsidiary has received any complaints, whether written or in writing, from any Governmental Authority, data protection authority, private party or other Person regarding the Processing of Personal Information or compliance with applicable Privacy and Security Requirements in respect of or in connection with the Business. No Event has occurred or exists that would, or would reasonably be expected to, require Seller under Privacy Laws or Privacy Contracts to give notice to any Person of any actual or perceived data security breach or unauthorized access to Personal Information. As required by applicable Privacy and Security Requirements, Seller has executed a written Contract with any agents, vendors, or subcontractors of the Business that Processes Personal Information.

(q) Confidentiality. Seller and each Acquired Subsidiary has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property Rights that Seller or any Acquired Subsidiary holds or purports to hold as confidential, whether owned by, or provided to, Seller or any Acquired Subsidiary, and that is material to the ownership or operation of the Business, the value of which to Seller or any Acquired Subsidiary is contingent upon maintenance of the confidentiality thereof. No Trade Secret or confidential know-how owned or purported to be owned by Seller or any of its Subsidiaries in respect of or in connection with the Business has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of the Business who are bound by an agreement protecting Seller’s or any Acquired Subsidiary’s proprietary interests in and to such Trade Secrets and confidential know-how) by Seller, any of its Subsidiaries or any of its employees, or by any third party who received such Trade Secret or confidential know-how from Seller or any of its Subsidiaries in respect of or in connection with the Business, other than pursuant to a non-disclosure agreement that protects Seller’s proprietary interests in and to such Trade Secrets and confidential know-how and where such disclosure would not be materially adverse to the Business. Without limiting the foregoing, Seller and each Acquired Subsidiary have, and enforce, a policy requiring each employee, officer, director, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, officers, directors, consultants, and contractors have executed such agreements. Seller and each Acquired Subsidiary have provided true and complete copies of such forms. All such proprietary information, confidentiality and assignment agreements are valid, binding and enforceable between the applicable Seller or an Acquired Subsidiary and the other parties thereto. Seller and the Acquired Subsidiaries are not in default under (or is alleged to be in breach or in default under), and has not provided or received any notice of breach or default of or any intention to terminate or repudiate the surviving confidentiality or proprietary rights provisions of, any such proprietary information, confidentiality and assignment agreements.

(r) AI Technology. Seller and each Acquired Subsidiary uses all AI Technologies in compliance with the applicable license terms. Neither Seller not any Acquired Subsidiary included and does not include any Personal Information, trade secrets or confidential or proprietary information of Seller or any Acquired Subsidiary, or of any other Person under an obligation of confidentiality by Seller and the Acquired Subsidiaries, in any prompts or inputs into any AI Technologies. The Seller and the Acquired Subsidiaries are in compliance with all Laws applicable to the Seller and each Acquired Subsidiary’s development and implementation of AI Technology and its use of Personal Information in such AI Technology.

3.19 Material Contracts.

(a) Except as set forth on Schedule 3.19(a) (such Contracts responsive to any of the following subsections (whether or not actually set forth thereon), collectively, the “Material Contracts”), neither Seller nor any Acquired Subsidiary is a party to or otherwise subject to or bound by any Contract of the following types:

(i) any Contract with any current or former director, manager, officer, individual employee, consultant, independent contractor or other Person on a full-time, part-time, consulting or other basis in respect of or applicable to the Business (other than (A) any “at-will” Contract that may be terminated by Seller upon thirty (30) days’ or less advance notice without Liability or (B) under which Seller or any Acquired Subsidiary has any further Liability or executory obligations) (1) with respect to employment with or the provision of services providing annual compensation in excess of $100,000, (2) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits or (3) providing or granting any change in control, retention or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the Transactions;

(ii) any Contract (A) related to Indebtedness of Seller or any Acquired Subsidiary (whether incurred, assumed, guaranteed or secured by any asset or properties of the Business or any Acquired Asset), (B) subjecting Seller or any Acquired Subsidiary or any of their respective assets or properties (including the Acquired Assets) to any Lien (other than Permitted Liens) or (C) guarantying any Liability of any other Person in respect of, in connection with or otherwise applicable to the Business;

(iii) any Contract under which Seller or any Acquired Subsidiary (A) is lessee of or holds or operates any personal property owned by any other Person that is used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000 or (B) is lessor of or permits any other Person to hold or operate any personal property owned or controlled by it that is used or held for use in or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets;

(iv) any Contract (A) under which Seller or any Acquired Subsidiary is a licensee of or is otherwise granted by any Person any rights to use any Intellectual Property Rights that are used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets (other than non-exclusive licenses of (or agreements to provide Software on a non-exclusive, hosted basis) commercially-available, unmodified Software used solely for Seller’s internal use with a total replacement cost of less than $5,000), (B) which provides for the development of any Intellectual Property Rights for Seller or any Acquired Subsidiary in respect of or in connection with the Business, or (C) that restricts the Seller or any Acquired Subsidiary’s ability to own, use, transfer, license, disclose or enforce any Intellectual Property Rights (or any assignment, license, royalty, development (and co development), concurrent use, settlement, consent to use, covenant not to sue, Software escrow and indemnification agreements relating to any Intellectual Property Rights;

(v) any Contract under which Seller or any Acquired Subsidiary is a licensor or otherwise grants to any Person any rights to use any Intellectual Property Rights in respect of or in connection with the Business (other than Seller or any Acquired Subsidiary’s granting a non-exclusive license of commercially-available, unmodified Software included in the Business Products to its customers in the ordinary course of business);

(vi) any Contract (A) granting a royalty, dividend or similar arrangement based on the revenues or profits of the Business or (B) with respect to any partnership, manufacturer, development, joint venture or similar relationship or arrangement that involves a sharing of revenues, profits, losses, costs or liabilities relating to the Business or any other Person;

(vii) any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service;

(viii) any collective bargaining agreement or other Contract with any Union;

(ix) any Contract involving the settlement or compromise of any Action in respect, in connection with or otherwise applicable to the Business;

(x) any Contract related to any completed (during the past two years), pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business or material portion of assets or properties (including any Acquired Assets) used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business by Seller or any Acquired Subsidiary or (B) any consolidation, recapitalization, reorganization or other business combination with respect to Seller or any Acquired Subsidiary, or (C) issuance of any Equity Securities of Seller or any Acquired Subsidiary;

(xi) any Contract pursuant to which Seller or any Acquired Subsidiary is granted a lease in, a sublease in, or the right to use or occupy any land or building used or held for use in the ownership or operation of the Business;

(xii) any Contract or group of related Contracts that involves future expenditure, payment or receipt of consideration in respect of, in connection with or otherwise applicable to the Business in excess of $100,000 in any calendar year;

(xiii) any Contract (A) prohibiting, or purporting to limit or restrict, directly or indirectly, Seller or any Acquired Subsidiary from freely engaging in the Business, including restrictions on Seller’s or any Acquired Subsidiary’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct the Business in any geographical area or the type or line of the Business in which they may engage, (B) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of the Business changes based on the pricing, discounts or benefits offered to other customers of the Business, (C) granting a right of first refusal or right of first offer for any line of business, Equity Securities or material portion of Seller’s or any Acquired Subsidiary’s assets or properties (including any Acquired Assets) used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or (D) establishing an exclusive sale or purchase obligation in respect of, in connection with or otherwise applicable to the Business with respect to any obligation or geographical area;

(xiv) [Reserved];

(xv) any Contract providing for (A) marketing of the Business or any Business Product or (B) the distribution of, or referrals of sales with respect to the Business or any Business Product;

(xvi) any Contract providing for co-location or software hosting, data hosting or infrastructure hosting services to Seller or any Acquired Subsidiary in respect of, in connection with or otherwise applicable to the Business;

(xvii) any Contract (A) containing an agreement by Seller or any Acquired Subsidiary to provide any Person with access to the source code for any Business Products or (B) between Seller or any Acquired Subsidiary, on the one hand, and an escrow agent, on the other, to provide for the source code for any Business Products to be put in escrow;

(xviii) any Contract with a Significant Customer or Significant Supplier; or

(xix) any Contract material to the Business or any Acquired Asset or Assumed Liability and not otherwise set forth on Schedule 3.19(a) of the Seller Disclosure Schedule.

(b) Except as set forth on Schedule 3.19(b) of the Seller Disclosure Schedule, each Material Contract is in full force and effect and is the legal, valid and binding obligation of, and enforceable against, the applicable Seller or Acquired Subsidiary and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.19(b) of the Seller Disclosure Schedule, (i) Seller and each Acquired Subsidiary, as applicable, has performed and complied, in all material respects, with all of its obligations under each Material Contract; (ii) Neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party thereto, is in breach of or default in any material respect under any Material Contract or has received any notice or other communication, in writing, of any breach of or default in any material respect under, or the cancellation, termination, modification or acceleration of any Material Contract; (iii) to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to, (A) result in any breach of or default under (or give any Person the right to declare a default or exercise any remedy under) any Material Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, right or other Liability under a Material Contract or (2) cancel, terminate or adversely modify any Material Contract; (iv) neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party thereto, is contemplating or threatening any cancellation, termination, acceleration, adverse modification or non-renewal of any Material Contract. Correct and complete copies of each written Material Contract and summaries of the material terms of all oral Material Contracts have been made available to Buyer; and (v) no Subsidiary of Seller other than an Acquired Subsidiary is a party to any of the Contracts that would fall within the definition of Material Contract hereunder if such Subsidiary of Seller was an Acquired Subsidiary.

3.20 Environmental, Health and Safety. Seller and each of its Subsidiaries has complied (currently and at any time during the past six years), in all material respects, with any applicable Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety (collectively “Environmental Laws”) in the ownership or operation of the Business, including obtaining, maintaining and complying with any Permits in all material respects required by Environmental Laws for the ownership and operation of the Business or the use, lease or occupancy of any real property used or held for use in the Business. During the past six years, no Action has been filed or commenced against or received by Seller or any of its Subsidiaries from a Governmental Authority or any other Person alleging any material violation of or material Liability under any such Environmental Laws in respect of, in connection with or otherwise applicable to the Business. Neither Seller nor any of its Subsidiaries has during the past six years assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Laws in the ownership or operation of the Business. Neither Seller nor any of its Subsidiaries has during the past six years treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned, occupied, or operated any facility or property contaminated by substance in the ownership or operation of the Business which would be reasonably expect to give rise to material Liabilities pursuant to Environmental Laws.

3.21 Insurance. Each insurance policy currently held by, or on behalf or for the benefit of, Seller or any Acquired Subsidiary and applicable to the Business or any Acquired Asset or Assumed Liability (collectively, the “Insurance Policies”) is set forth on Schedule 3.21 of the Seller Disclosure Schedule and complete copies of the Insurance Policies have been made available to Buyer. All premiums due and payable under such Insurance Policies have been timely paid, and Seller and each of its Subsidiaries is (currently and at any time during the past two years) in compliance in all material respects with the terms of the Insurance Policies. The Insurance Policies are in full force and effect and are sufficient for compliance by Seller and any of its Subsidiaries with all Contracts to which Seller or any Acquired Subsidiary is a party or otherwise subject in respect of, in connection with or otherwise applicable to the Business. Neither Seller nor any of its Subsidiaries has received any notice, whether written or oral, of cancellation, termination, premium increase or revocation and, to Seller’s Knowledge, there are no threatened terminations of, or premium increases with respect to, any of the Insurance Policies. There are no pending or former claims under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policy, and no claims have been filed against the Insurance Policies that could materially erode available policy limits.

3.22 Affiliate Transactions. Except as set forth on Schedule 3.22 of the Seller Disclosure Schedule, no Insider or, to Seller’s Knowledge, any parent, sibling, child, grandchild, or spouse of any of any Insider, or any other Person in which any such Person has an economic interest, (a) to Seller’s Knowledge, has any direct or indirect ownership in, or any employment or consulting agreement with, any Person that competes or does business with the Business (except with respect to any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded), (b) is, directly or indirectly, interested in any Contract to which Seller or any Acquired Subsidiary is a party or otherwise subject or bound in respect of, in connection with or otherwise applicable to the Business (except for compensation for services as a director, officer, consultant or employee of the Business pursuant to a Material Contract listed in the Seller Disclosure Schedule), (c) has, directly or indirectly, any interest in any property, real or personal, tangible or intangible, used or held for use in, related to or necessary or reasonably required to, the ownership of operation of the Business (except via any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded), or (d) has, directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to Seller or any Acquired Subsidiary any goods, property, technology or intellectual or other property rights or services used or held for use in, related to or necessary or reasonably required to, the ownership of operation of the Business or included in the Acquired Assets (except via any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded) (such interests, Contracts or other transactions contemplated in this Section 3.22, collectively, “Affiliate Transactions”).

3.23 Employment and Labor Matters.

(a) Seller and each of its Subsidiaries has been (currently and at any time during the past two years) in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. To the Knowledge of Seller no Events have occurred or exist that have, or would reasonably give rise to, any claim by a current or former employee for compensation on termination of employment by Seller or any of its Subsidiaries. All amounts that Seller or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by applicable Law have been withheld and paid, and neither Seller nor any of its Subsidiaries has any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There has not been (currently and any time during the past two years) any Action pending or, to Seller’s Knowledge, threatened or reasonably anticipated, to be brought or filed by or against Seller or any of its Subsidiaries (or their respective officers, directors or executives) relating to any employment, independent contractor or consulting contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates. To Seller’s Knowledge, each agent of Seller or any of its Subsidiaries who has received employment discrimination or sexual harassment allegations of, or against, any employee of Seller or any of its Subsidiaries has promptly, thoroughly and impartially investigated all such allegations. When indicated by Seller’s or any of its Subsidiaries’ policies, Seller or such of its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and neither Seller nor any of its Subsidiaries reasonably expects to incur any material Liability with respect to any such allegations. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Latest Balance Sheet) and there are no outstanding agreements, understandings or commitments of Seller or any of its Subsidiaries with respect to any compensation, commissions or bonuses.

(b) Schedule 3.23(b) of the Seller Disclosure Schedule contains a true, accurate and complete list of (i) all employees of Seller and each of its Subsidiaries in respect of or providing services to the Business, specifying each employee’s name; title; employing entity; department; hire date; status (full-time/part-time/ seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus or commission, as applicable); full, prior year actual incentive compensation (bonus or commission, as applicable); any other benefits; and whether the employee is subject to an employment agreement and (ii) all Persons engaged by Seller or any of its Subsidiaries in respect of or providing services to the Business as independent contractors or consultants at any time during the past two years, specifying each Person’s name; entity with which the Person is or was engaged; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; compensation rate; whether the Person is subject to an independent contractor, consulting or related agreement; and whether the Person subcontracts or has subcontracted to other Persons in performing the work for Seller or a Subsidiary of Seller in respect of or in connection with the Business, or has otherwise used the services of other Persons to perform the work for Seller or a Subsidiary of Seller in respect of or in connection with the Business. All current and former employees of Seller or any of its Subsidiaries in respect of or providing services to the Business who have been classified as exempt under the FLSA or any similar applicable Laws have been properly classified and treated as such, and all current and former employees of Seller or any of its Subsidiaries in respect of or providing services to the Business have been properly compensated for all time worked in accordance with the FLSA and similar Laws. All Persons who have provided services to Seller or any of its Subsidiaries in respect of or in connection with the Business as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of Seller or a Subsidiary of Seller, for purposes of all applicable Laws and Seller Benefits Plans.

(c) Each employee, independent contractor and consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between Seller or any of its Subsidiaries, on the one hand, and any of its employees, independent contractors or consultants of the Business, on the other hand, that their employment or services will be for any particular period. None of the executives, officers, or employees of Seller or any of its Subsidiaries in respect of or providing services to the Business having an annual salary of $70,000 or more has given written notice of any intent to terminate his or her employment with Seller or any of its Subsidiaries, and, to Seller’s Knowledge, no such employee intends to terminate his or her employment with Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is in compliance, and, to Seller’s Knowledge, each employee, independent contractor and consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business is in compliance, with the terms of any employment, independent contractor and consulting agreements between such Seller or any of its Subsidiaries and such individual. There are not any oral or informal arrangements, commitments or promises between Seller or any of its Subsidiaries, on the one hand, and any employee, independent contractor or consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business, on the other hand, that have not been documented as part of the formal written agreements between any such individuals and Seller or any of its Subsidiaries. Except as set forth on Schedule 3.23(c) of the Seller Disclosure Schedule, no employee of Seller or any of its Subsidiaries in respect of or providing services to the Business is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than a Seller or any of its Subsidiaries) that would be material to the performance of such employee’s employment duties for the Business, or the ability of Seller or any of its Subsidiaries to conduct the Business. Correct and complete copies of all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, material employee manuals and handbooks, policy statements and other materials relating to the employment of employees of Seller or any of its Subsidiaries in respect of or providing services to the Business have been made available to Buyer.

(d) Neither Seller nor any of its Subsidiaries has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and no such action is planned or anticipated. Neither Seller nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer, Seller or any of its Subsidiaries to incur any Liability under the WARN Act following the Closing.

(e) Neither Seller nor any of its Subsidiaries has been (currently and at any time during the past two years) a party or otherwise subject to or bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) in respect of, in connection with or otherwise applicable to the Business, and there has not been (currently or at any time during the past two years) any Union representing or purporting to represent any employee, independent contractor or consultant of the Business. There has not been any actual or threatened strike, slowdown, work stoppage, lockout or other similar labor disruption or material dispute affecting the Business or any employee, independent contractor or consultant of the Business, with respect to their work for the Business. Neither Seller nor any of its Subsidiaries has any duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of the Business. There is no Union, employee representative, other labor organization or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of the Business which, pursuant to Law, must be notified, consulted or negotiated with in connection with the Transactions. Neither Seller nor any of its Subsidiaries has been (currently or at any time during the past two years) the subject of any actual or threatened Action asserting that Seller or any of its Subsidiaries has committed an unfair labor practice in respect of or in connection with the Business. There has never been (currently or at any time during the past two years) any organizing effort or demand for recognition or certification or attempt to organize employees, independent contractors or consultants of the Business by any Union.

(f) Seller has complied (currently and at any time during the past two years) in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all employees of Seller and the re-verification of the employment status of any employees of Seller whose employment authorization documents indicated a limited period of employment authorization. Seller in respect of or in connection with the Business has only employed Persons authorized to work in the United States, other than those employees located overseas. Seller has not received notice of any inspection or investigation relating to an alleged noncompliance with or violation of IRCA by Seller in respect of or in connection with the Business, nor have they been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

3.24 Significant Customers and Significant Suppliers.

(a) Schedule 3.24(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the top 10 customers of the Business (based on revenue received therefrom during such period), (i) for the trailing twelve-month periods ended December 31, 2024 and December 31, 2023 and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Customers”), including the amount of such revenue for each such Significant Customer as of such date. There are no pending or, to Seller’s Knowledge, threatened, material disputes with any Significant Customer concerning any products or services of the Business, and to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such material dispute. During the past two years, neither Seller nor any of the Acquired Subsidiaries has received any notice or other communication, in writing, from any Significant Customer that such customer has or intends to terminate, cancel, cease doing business with, not renew or let lapse upon the expiration of its term or materially modify its Contract(s) (whether related to payment, price, services to be provided or otherwise) or relationship with Seller or any of its Subsidiaries or materially reduce the rate or volume of products or services or the amount of business or payable to Seller for products and services.

(b) Schedule 3.24(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the ten (10) largest suppliers, vendors or service providers of the Business (based upon amounts spent during such period) (i) for the trailing twelve-month periods ended December 31, 2024 and December 31, 2023, and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Suppliers”), including the amount of such purchases, fees or service costs for each such Significant Supplier as of such date. Neither Seller nor any of its Subsidiaries has any pending or, to Seller’s Knowledge, threatened, material disputes with any Significant Supplier concerning any products or services of such Significant Supplier, and to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such material dispute. During the past two years, neither Seller nor any of its Subsidiaries has received any notice or other communication, in writing, from any Significant Supplier that such supplier has or intends to terminate, cancel, not renew or let lapse upon the expiration of its term or materially modify its Contract(s) (whether related to payment, price or otherwise) or relationship with Seller or any of its Subsidiaries or stop or materially reduce the rate at which it supplies products or services to Seller or any of its Subsidiaries.

3.25 Certain Transactions and Payments. Neither Seller nor any of its Subsidiaries or any Insider or Representative of Seller or any of its Subsidiaries, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his, her or its influence to affect an act or decision of a government official or employee that relates to the Business, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof. Neither Seller nor any of its Subsidiaries or any Insider or Representative of Seller or any of its Subsidiaries or to Seller’s Knowledge, any agent or other third party representative acting on behalf of Seller or any of its Subsidiaries, has (currently or at any time during the past six years) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person that relates to the Business in violation of any applicable Anti-Corruption Laws in any material respect.

3.26 International Trade and Anti-Corruption. Neither Seller nor any of its Subsidiaries, any Insider, or to the Knowledge of Seller, any Representative acting on behalf of Seller or any of its Subsidiaries, has been (currently or any time during the past six years) in respect of, in connection with or otherwise applicable to the Business: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws in any material respect; (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws in any material respect; (v) engaging in any imports into the United States in violation of any Ex-Im Laws in any material respect, including those regulating the classification and valuation or imported items and payment of applicable antidumping or countervailing duties; or (vi) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s IRS in any material respect (collectively, “Trade Control Laws”). Neither Seller nor any of its Subsidiaries, any Insider, or to the Knowledge of Seller, any Representative acting on behalf of Seller or any of its Subsidiaries, has (currently or any time during the past six years) in respect of, in connection with or otherwise applicable to the Business: (i) received any notice, inquiry, or internal or external allegation, in writing, from, or been subject to any Action by, any Governmental Authority or any other Person related to Trade Control Laws or Anti-Corruption Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Authority or any other Person related to Trade Control Laws or Anti-Corruption Laws; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.27 Brokers. Except as set forth on Schedule 3.27 of the Seller Disclosure Schedule, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition of the Business or any Acquired Assets, based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

3.28 Information Provided. None of the information provided or to be provided by Seller or its Subsidiaries or their respective Representatives for inclusion or incorporation by reference (i) in the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Seller, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Seller is responsible for filing with the SEC in connection with the Transactions and the Reverse Merger will comply in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder.

3.29 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement or information statement filed with or furnished to the SEC by Seller since January 1, 2022 pursuant to the Securities Act or the Exchange Act (the “SEC Reports”) is publicly available. No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all SEC Reports complied in all material respects with the applicable rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the SEC Reports.

3.30 Independent Investigation. Seller acknowledges that, prior to the execution of this Agreement, Seller and its Affiliates and Representatives have had the opportunity to conduct, and have conducted to the extent they deemed appropriate, an independent investigation, review and analysis of the financial condition of Buyer. Seller further acknowledges that, in the course of such investigation, Seller and its Representatives may have received from Buyer or its Representatives certain documents, materials, estimates, projections, forecasts or other information of a forward-looking or evaluative nature. Except for the individual representations and warranties of Buyer that are expressly set forth in this Agreement and the Ancillary Agreements (collectively, the “Buyer Express Representations”), Seller is not relying upon, and Buyer is not making, any other representation or warranty, whether written or oral, express or implied, statutory or otherwise, with respect to its financial condition or any other matter relating to the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to rely upon, and to pursue all rights and remedies (including indemnification) in respect of, any inaccuracy in or breach of any Buyer Express Representation regardless of (a) the results of any investigation, examination or review conducted at any time by Seller or its Affiliates or Representatives, or (b) any actual, constructive or imputed knowledge that Seller or any of its Affiliates or Representatives may have had, may have or may hereafter obtain with respect to any such inaccuracy or breach, whether before, on or after the Closing Date. For the avoidance of doubt, the provisions of this paragraph are intended to, and do, preserve Seller’s full benefit of the bargain contained in the Buyer Express Representations and expressly eliminate any requirement that Seller demonstrate reliance or lack of knowledge, and no anti-sandbagging defense or similar doctrine shall be available to Buyer with respect to any claim by Seller for breach of any Buyer Express Representation. Nothing in this paragraph shall limit or impair any claim of Seller based on fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV (Representations and Warranties of Buyer) are true and correct as of the date hereof and as of the Closing:

4.1 Organization and Qualification. Buyer is a legal entity duly organized, validly existing and in good standing under its relevant jurisdiction of organization.

4.2 Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Buyer is necessary to authorize this Agreement, the Ancillary Agreements to which it is a party or to consummate the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Parties thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

4.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not (a) conflict with or violate the Governing Documents of Buyer, (b) conflict with or violate any Laws applicable to Buyer or by which any of Buyer’s assets or properties is bound or subject, (c) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or its respective assets or properties is bound or subject or (d) require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

4.5 Sufficiency of Funds. Buyer hereby represents and warrants that Buyer will have, at the Closing, sufficient funds available to enable Buyer to pay the Purchase Price and any other amounts required to be paid by Buyer pursuant to this Agreement.

4.6 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and will not be rendered insolvent by the transactions contemplated hereby.

4.7 Independent Investigation. Buyer acknowledges that, prior to the execution of this Agreement, Buyer and its Affiliates and Representatives have had the opportunity to conduct, and have conducted to the extent they deemed appropriate, an independent investigation, review and analysis of the Business, including its operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects. Buyer further acknowledges that, in the course of such investigation, Buyer and its Representatives may have received from Seller or its Representatives certain documents, materials, estimates, projections, forecasts or other information of a forward-looking or evaluative nature. Except for the individual representations and warranties of Seller that are expressly set forth in this Agreement and the Ancillary Agreements (collectively, the “Express Representations”), Buyer is not relying upon, and Seller is not making, any other representation or warranty, whether written or oral, express or implied, statutory or otherwise, with respect to the Business, the Acquired Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to rely upon, and to pursue all rights and remedies (including indemnification) in respect of, any inaccuracy in or breach of any Express Representation regardless of (a) the results of any investigation, examination or review conducted at any time by Buyer or its Affiliates or Representatives, or (b) any actual, constructive or imputed knowledge that Buyer or any of its Affiliates or Representatives may have had, may have or may hereafter obtain with respect to any such inaccuracy or breach, whether before, on or after the Closing Date. For the avoidance of doubt, the provisions of this paragraph are intended to, and do, preserve Buyer’s full benefit of the bargain contained in the Express Representations and expressly eliminate any requirement that Buyer demonstrate reliance or lack of knowledge, and no anti-sandbagging defense or similar doctrine shall be available to Seller with respect to any claim by Buyer for breach of any Express Representation. Nothing in this paragraph shall limit or impair any claim of Buyer based on fraud.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Appropriate Actions; Consents; Filings. The Parties shall cooperate with each other in connection with, and each of Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (i) take, or to cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the Agreement and the other Ancillary Agreements to which they are a party, applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or Orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Governmental Authority in connection with this Agreement, the other Ancillary Agreements to and the consummation of the Transactions, and (iii) make all necessary filings, notices and other required submissions, with respect to this Agreement and the Ancillary Agreements, that are necessary, proper or advisable under applicable Law or otherwise are required to obtain the Seller Approvals and to comply with applicable Law. Each of the Seller Approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such Seller Approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything herein to the contrary, none of Buyer or its Affiliates, or Seller or its Affiliates, shall be required to pay any amounts in connection with obtaining any Seller Approvals or to provide any guarantees of the obligations of Seller or its Affiliates or any other Person.

5.2 Confidentiality; Public Announcements. Except to the extent disclosure is required by applicable Law or the rules and regulations of any national securities exchange, Seller shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all Confidential Information. In the event that Seller reasonably believes, after consultation with counsel, that it is required by Law to disclose any confidential information described in this Section 5.2, Seller shall: (a) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information; and (b) cooperate with Buyer and Buyer’s Affiliates in attempting to obtain such order or assurance. Except to the extent issuance is required by Law, or the rules and regulations of any national securities exchange or national securities quotation system, Seller shall not issue any press releases, announcements or other releases of information related to this Agreement, the Ancillary Agreements or the Transactions, without the written consent of Buyer, and in the case of such releases of information that are required by applicable Law or the rules and regulations of any national securities exchange, Seller shall consult with Buyer about such release of information and allow Buyer reasonable time to comment on such release of information in advance of such issuance.

5.3 Payoff Amounts; Payoff Letters. It is contemplated by the Parties and Section 2.4 that all Indebtedness of Seller and its Subsidiaries set forth on Schedule 5.3 (which Buyer may update from time to time prior to Closing to include any Indebtedness incurred by Seller or the Acquired Subsidiaries after the execution and delivery of this Agreement that gives rise to any lien on the Acquired Assets or any assets of the Acquired Subsidiaries) (the “Repaid Indebtedness”) will be fully repaid, and such repayment will be funded with a portion of the amounts payable hereunder. In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing, Seller obtained payoff letters for the Repaid Indebtedness (the “Payoff Letters”), which Payoff Letters are in a form reasonably satisfactory to Buyer and include: (a) the balance required to pay off all obligations arising in connection with such Repaid Indebtedness in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the per-diem interest amount and any and all prepayment penalties (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any Liens relating to the assets or properties (including any Acquired Assets) of Seller and its Subsidiaries shall immediately be released; and (c) wiring instructions for the payment of the Payoff Amounts on which Buyer and Buyer’s Affiliates shall be entitled to rely. At the Closing, Buyer shall make, or cause to be made, the payments referenced in such Payoff Letters in order to discharge the Repaid Indebtedness covered thereby in accordance with Section 2.4.

5.4 Conduct of the Business. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with its terms (such period, the “Interim Period”), Seller covenants and agrees that it shall, and shall cause each of its Subsidiaries and controlled-Affiliates (collectively, the “Seller Group”) to:

(a) Ordinary Course Operations and Preservation. Use commercially reasonable efforts to (i) operate and maintain the Business only in the ordinary course of business consistent with past practice, including with respect to production, sales, marketing, research and development, quality assurance, inventory management, order fulfillment, customer service, and payment of trade payables; (ii) preserve, in all material respects, the current relationships of the Business with customers, suppliers, landlords, and other Persons with which the Business has significant business relationships in the ordinary course of business and consistent with past practices; and (iii) keep and maintain the Acquired Assets in good repair and normal operating condition, wear and tear excepted.

(b) Preservation of Business and Assets. Use commercially reasonable efforts to (i) preserve intact the present business organization, goodwill, reputation, and relationships of the Business with customers, suppliers, distributors, licensors, employees, regulators, landlords, lenders, and other third parties; (ii) maintain the properties, plant, equipment, fixtures, and other tangible assets used or useful in the Business in at least as good order and condition (ordinary wear and tear excepted) as on the date hereof; (iii) maintain in full force and effect all current policies of insurance (or substantially equivalent replacement coverages) with respect to the Business and the Acquired Assets; (iv) maintain in effect and good standing all material Permits necessary to conduct the Business as presently conducted and as contemplated to be conducted through the Closing; (v) pay its debts, Taxes, and other obligations when due; and (vi) defend and protect the Acquired Assets from infringement or usurpation.

(c) Compliance With Laws and Contracts. (i) Comply in all material respects with all applicable Laws and Orders applicable to the operation of the Business and the ownership or use of the Acquired Assets; (ii) perform in all material respects all obligations under, and not amend, terminate, waive, or assign any material rights under, any Contract that is material to the Business or that would constitute a Material Contract if in effect on the date hereof; (iii) perform all of its obligations under all Assumed Contracts; and (iv) maintain the Books and Records of the Business in accordance with past practice.

(d) Prohibited Actions Without Buyer Consent. Except (w) as contemplated or expressly permitted by this Agreement, (x) for any actions taken, or to be taken, by Seller in connection with (1) Seller’s anticipated post-Closing Reverse Merger, but only to the extent not adverse to the Business the Acquired Assets or Assumed Liabilities or (2) capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business the Acquired Assets or Assumed Liabilities, (y) as required by applicable Law, or (z) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall not, and shall cause each member of the Seller Group not to, directly or indirectly:

(i) make or authorize any change in any of Seller’s and Subsidiaries’ charter or bylaws to the extent such amendment or change would prevent, impede or delay the Stockholder Approval, the consummation of the Transactions or otherwise adversely affect the Acquired Assets or the Assumed Liabilities;

(ii) declare, set aside, or pay any dividend or other distribution (whether in cash, equity, property, or otherwise) in respect of any of Seller’s or any Subsidiary’s equity interests, or redeem, purchase, or otherwise acquire any equity interests of Seller or any Subsidiary, except for intercompany cash distributions solely among Seller and/in the ordinary course of business and not adverse to the Business, Acquired Assets or Assumed Liabilities;

(iii) except to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities: issue, sell, grant, pledge, dispose of, encumber, or otherwise transfer, or authorize the issuance, sale, grant, pledge, disposition, encumbrance, or transfer of, (A) any equity interests of Seller or any Subsidiary, or (B) any options, warrants, convertible securities, or other rights to acquire equity interests of Seller or any Subsidiary, or any “phantom” equity, profit participation, or similar rights;

(iv) split, combine, subdivide, recapitalize, reclassify, or otherwise change any equity interests of Seller or any Subsidiary;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, share exchange, restructuring, or other reorganization of Seller or any Subsidiary, or effect any such transaction;

(vi) form any new Subsidiary or, other than in the ordinary course of business, enter into any joint venture, partnership, strategic alliance, or similar arrangement;

(vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any material assets, properties, or rights, other than purchases of Inventory or raw materials in the ordinary course of business;

(viii) sell, lease, sublease, license, transfer, abandon, dedicate to the public, fail to maintain, mortgage, pledge, encumber, or otherwise dispose of any Acquired Asset or any material asset of any Subsidiary, or any interest therein (other than (A) sales of Inventory in the ordinary course of business, or (B) Permitted Liens arising after the date hereof in the ordinary course of business), or enter into any agreement regarding the foregoing.

(ix) incur, assume, guarantee, prepay, refinance, or otherwise become liable for any Indebtedness (including through the issuance or sale of any debt securities), other than (A) current liabilities incurred in the ordinary course of business, or (B) borrowings under existing revolving credit facilities incurred in the ordinary course of business for working capital purposes and not in excess of the aggregate amount outstanding thereunder on the date hereof.

(x) cancel, forgive, waive, compromise, assign, or fail to diligently pursue collection of any claims or rights with a value in excess of $25,000 individually or $50,000 in the aggregate.

(xi) make, authorize, or commit to make capital expenditures in excess of those set forth on the forecasts thereof (if any) delivered to Buyer prior to the date hereof, or in excess of $25,000, individually or $50,000 in the aggregate.

(xii) enter into, materially amend, renew, terminate, or waive any material rights under, or assign any interest in, any Material Contract, Leases, or Assumed Contracts, (or any Contract that would constitute a Material Contract, Assumed Contract, or Lease if entered into prior to the date hereof), except in the ordinary course of business consistent with past practice or to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities.

(xiii) fail to maintain its Books and Records in accordance with past practices and GAAP applied on a consistent basis.

(xiv) adopt or change any method of accounting, except as required by GAAP or applicable Law.

(xv) make, change, or revoke any material Tax election; adopt or change any Tax accounting period or method of Tax accounting; file any amended income or other material Tax Return; settle, concede, compromise, or abandon any material Tax claim, audit, or proceeding; surrender any right to claim a material refund; or waive or extend any statute of limitations with respect to Taxes.

(xvi) enter into any transaction with any Affiliate or Insider that would be required to be disclosed under Item 404 of Regulation S-K, other than transactions solely among Seller and wholly owned Subsidiaries in the ordinary course of business.

(xvii) grant any increase in the compensation or benefits payable or to become payable to any Continuing Employee (other than scheduled increases in base salary or wages in the ordinary course of business consistent with past practice, or as required by applicable Law or existing Seller Benefit Plans set forth on Schedule 3.14(a) of the Seller Disclosure Schedule), or establish, adopt, enter into, materially amend, or terminate any collective bargaining agreement or Seller Benefits Plan; or increase the salary payable to any Continuing Employee or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with any Continuing Employee or independent contractor of the Business, except in the ordinary course of business consistent with past practices or to the extent required under the terms of any Seller Benefits Plan or Contract of the Business or to comply with applicable Law.

(xviii) except to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities, hire, engage, promote, demote, transfer, or terminate (other than for cause) any individual whose annualized aggregate compensation would exceed $100,000, or implement any plant closing or employee layoff that could implicate the WARN Act.

(xix) accelerate or delay the collection of Accounts Receivable or the payment of accounts payable or other liabilities outside the ordinary course of business.

(xx) enter into any agreement that limits or restricts the ability of the Business, Seller, any Subsidiary, or, after Closing, Buyer or its Affiliates, to (A) compete in any line of business or geographic area, (B) solicit or hire employees other than pursuant to customary confidentiality agreements entered into in the ordinary course of business, or (C) solicit or transact business with any Person.

(xxi) fail to maintain in full force and effect and protect any Business Intellectual Property or grant any exclusive license or other exclusive right with respect to any material Business Intellectual Property; disclose any material Trade Secrets except pursuant to a confidentiality agreement entered into in the ordinary course of business; or otherwise abandon, dedicate to the public, or knowingly permit to lapse any material Intellectual Property Rights.

(xxii) settle, release, waive, or compromise any pending or threatened Action involving the Business or any Acquired Asset with an amount at stake or settlement value in excess of $25,000 or that imposes any material non-monetary remedy or restriction on the Business.

(xxiii) take, fail to take, or permit any action that, individually or in the aggregate, would reasonably be expected to (A) result in a Seller Material Adverse Effect, (B) cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect as of any time during the Interim Period to the extent that it would be reasonably expected to result in any condition to Closing set forth in Article VIII not being satisfied, (C) result in any condition to Closing set forth in Article VIII not being satisfied, or (D) cause any of the changes, events, or conditions described in Section 3.12 (Absence of Certain Changes or Events) to occur.

5.5 Access to Records and Personnel.

(a) Exchange of Information. From and after the Closing Date, until the second (2nd) anniversary of the Closing Date, each Party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other Party’s Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority, (ii) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from or relating to the Transactions, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property Rights of another Person, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that, no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or waive any attorney-client or other similar privilege (provided, that, the Parties shall take all commercially reasonable measures to permit the compliance the obligations set forth in this Section 6.4 in a manner that avoids any such harm or consequence).

(b) Ownership of Information. Except as otherwise specifically provided in this Agreement, (i) any information owned by a Party that is provided to a requesting Party pursuant to this Section 5.5 shall be deemed to remain the property of the providing Party and (ii) nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise specifically provided in this Agreement, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business or any Acquired Asset or Assumed Liability (the “Books and Records”) in such Party or its Affiliates’ respective possession or reasonable control for six (6) years following the Closing Date. Following the expiration of such period, Seller or its Affiliates may destroy or otherwise dispose of any Books and Records, provided, that, prior to such destruction or disposal (i) Seller or its Affiliates shall use commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to Buyer of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if Buyer shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, Seller or its Affiliate proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by Buyer (it being understood and agreed that any reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by Buyer).

(d) Limitation of Liability. Without limiting the indemnification obligations set forth in Article X (including any inaccuracies in or breaches of any representations and warranties set forth in this Agreement or any Ancillary Agreement), no Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 5.5 is inaccurate.

(e) Other Agreements Providing For Exchange of Information. From and after the Closing Date, to the extent that Buyer or any Affiliate of Buyer receives any mail or packages addressed to Seller not relating to the Business or any Acquired Asset or Assumed Liability, Buyer shall promptly deliver, or cause to be delivered, such mail or packages to the Seller Representative. From and after the Closing Date, Buyer may deliver to the Seller Representative any checks or drafts made payable to Seller or any Affiliate of Seller that constitute payment in respect of the Business or any Acquired Asset or Assumed Liability, and the Seller Representative shall promptly deposit, or cause to be deposited, such checks or drafts, and, upon receipt of funds, reimburse Buyer within five (5) Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection. From and after the Closing Date, the extent Seller or any Affiliate of Seller receives any mail or packages addressed to Seller or any Affiliate of Seller that relates to the Business or any Acquired Asset or Assumed Liability, the Seller Representative shall promptly deliver, or cause to be delivered, such mail or packages to Buyer.

5.6 Further Assurances; Additional Agreements.

(a) From time to time after the Closing, as and when requested by any Party, each Party shall use all commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such agreements, documents, certificates and other instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates and Representatives to, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other agreements, documents, certificates, instruments, and further assurances, as reasonably necessary in order to vest more effectively in Buyer or to put Buyer, more fully in possession of, the Acquired Assets. Each Party shall bear its own costs and expenses in compliance with this Section 5.6(a).

(b) From time to time after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, promptly and within ten (10) Business Days transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller or its Affiliates or Representatives may receive in respect of any Acquired Asset or Assumed Liability. From time to time after the Closing, Buyer shall, and shall cause its Affiliates and Representatives to, promptly transfer or deliver to the Seller Representative cash, checks (which shall be properly endorsed) or other property that Buyer or any Affiliate or Representative of Buyer may receive in respect of any Excluded Asset or Excluded Liability.

(c) From time to time after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with Buyer and Buyer’s Affiliates and Representatives in their efforts to continue and maintain for the benefit of Buyer any business relationship of Seller or the Acquired Subsidiaries existing prior to the Closing in respect of or in connection with the Business or any Acquired Asset or Assumed Liability, including relationships with any Governmental Authority and any licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation of the Business, at the expense of Buyer.

5.7 Payments with Respect to Accounts Receivable.

(a) Following the Closing, the Seller Representative shall remit to Buyer within five (5) Business Days following receipt thereof all monies received by Seller or its Affiliates in payment for any accounts receivable included in the Acquired Assets acquired by Buyer as of the Closing. Payments remitted to Buyer pursuant to this Section 5.7(a) shall be accompanied by a description of the accounts receivable to which they relate, including an invoice or account number, as applicable and as available from normal accounting systems of Seller.

(b) Following the Closing, (i) Buyer shall instruct any licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation of the Business to remit to Buyer or Buyer’s Affiliate payment for all future amounts payable to the Business and control the billing, invoicing and collection of any accounts receivable of the Business (whether or not included in the Acquired Assets) and any communications with customers of the Business in respect thereof and (ii) neither Seller nor its Affiliates shall seek to collect any such accounts receivable and shall refrain from communicating with any customers of the Business in respect thereof; provided, that, to the extent the Seller Representative shall have consulted with Buyer regarding the communications to such customers, Seller or its Affiliates may communicate with such customers (if permitted by Buyer in its sole discretion) to the extent consistent with the content and form of communication reasonably approved by Buyer.

(c) As and when reasonably requested by Buyer, Seller shall, and shall cause their Affiliates to, confirm the validity of the instructions provided by Buyer to any such licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation; provided, that, the Seller Representative shall consult with Buyer regarding the communications to such Persons, and Seller’s and its Affiliate’s communications shall be consistent with the content and form of communication reasonably approved by Buyer. The Seller Representative shall periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts.

5.8 Payments with Respect to Excluded Liabilities. Following the Closing, Seller shall, and shall cause its Affiliates to, continue to timely pay, perform and discharge, as and when due, any Excluded Liabilities retained by Seller or Affiliate of Seller at the Closing, including any accounts payable and accrued liabilities, and Buyer shall, and shall cause its Affiliates to, to timely pay, perform and discharge, as and when due, any Assumed Liabilities. The Seller Representative shall provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts or liabilities, including a description of the Excluded Liabilities to which they relate, including an invoice or account number, as applicable and as available from normal accounting systems of Seller. Notwithstanding, if Buyer deems it material to the continued operation of the Business, Buyer, in its sole discretion, may elect to pay, perform and/or discharge any such Excluded Liability. This payment, performance and/or discharge of such Excluded Liability shall not constitute an assumption of such Excluded Liability, and Seller agrees and understands that such obligations shall remain classified as an Excluded Liability and that Seller will be liable to reimburse Buyer in full for any such amounts expended on Excluded Liabilities upon demand by Buyer in accordance with Article X.

5.9 Insurance Policies.

(a) All insurance policies of Seller or any of its Affiliates in effect at any time at or prior to the Closing Date (the “Seller Insurance Policies”), together with all rights, benefits and privileges thereunder, shall be retained by Seller or its Affiliates from and after the Closing Date, and Buyer shall have no rights with respect to such policies, except that, to the extent permitted by such Seller Insurance Policies and the applicable insurer (which permission, if any, shall be obtained by Buyer, at the sole cost and expense of Buyer), Buyer shall have the right to:

(i) assert claims (and Seller shall, and shall cause its Affiliates to, assist Buyer in asserting claims, at the sole cost and expense of Buyer) for any Liability with respect to the Business or any Acquired Asset or Assumed Liability under such Seller Insurance Policies that are “occurrence basis” policies which provide coverage with respect to the Business or any Acquired Asset or Assumed Liability (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Occurrence Basis Policies and any Contracts related to such policies so allow; and

(ii) continue to prosecute claims (and Seller shall, and shall cause its Affiliates to, assist Buyer in connection therewith, at the sole cost and expense of Buyer) for any Liability with respect to the Business or any Acquired Asset or Assumed Liability properly asserted with the insurance carrier prior to the Closing Date under such Seller Insurance Policies that are “claims made basis” policies and which provide coverage with respect to the Business or any Acquired Asset or Assumed Liability (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Claims Made Policies and any Contracts related to such policies so allow.

(b) Buyer shall have the right to notify the Seller Representative (on behalf of Seller and its Affiliates) of any claims related to the Business or any Acquired Asset or Assumed Liability that would or may be subject to any Seller Insurance Policy and based on Events that have occurred or exist at or prior to the Closing, and Seller shall, and shall cause its Affiliates to, (i) not seek to change any rights and obligations of Seller or its Affiliates under the Seller Insurance Policies; and (ii) use their commercially reasonable efforts, at the sole cost and expense of Buyer, to timely file such claims with the applicable insurance carriers. Each Party shall use commercially reasonable efforts to keep each other Party advised of the status of (and any developments regarding) any such claims, and to cooperate with each other Party and any insurance carrier in connection with the investigation and defense of any such claims. The Seller Representative (on behalf of Seller) shall remit to Buyer within five (5) Business Days following receipt thereof all proceeds received by Seller or its Affiliates under the Seller Insurance Policies with respect to such claims made in respect of the Business or any Acquired Asset or Assumed Liability pursuant to this Section 5.9.

5.10 Cooperation with Audit. During the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, Seller shall, and shall cause its Affiliates to, upon reasonable advance notice by Buyer, at the sole cost and expense of Buyer, reasonably cooperate with Buyer’s and Buyer’s Affiliates’ and each of their Representatives’ reasonable requests for financial or Tax information or materials concerning the Business or any Acquired Asset or Assumed Liability generally, for assistance with an audit of the financial statements of the Business following the Closing Date or concerning other financial or Tax matters relating to the Business or any Acquired Asset or Assumed Liability.

5.11 Use of Business Marks. Seller, on behalf of itself and its Affiliates, and each of their respective successors, assigns, equityholders, officers, directors, managers, partners, next of kin, representatives, administrators, executors, agents and any other Person claiming by, through, or under any of the foregoing (each, a “Seller Related Party”), hereby agrees that upon the Closing, Buyer shall have the sole right to the use of all of Seller’s right, title and interest in the service marks, names, trade names and trademarks set forth on Schedule 5.11 or substantially similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise relating to, used or held for use in, or necessary or reasonably required for the ownership or operation of the Business, including any name or mark confusingly similar thereto and the trademarks and service marks related thereto (collectively, the “Business Marks”). Seller shall not, and shall cause its Affiliates not to, use any of the Business Marks or any confusingly similar variation or simulation thereof in any manner anywhere in the world after Closing. At the Closing, Seller shall deliver to Buyer all such executed documents as may be required to change Seller’s and its Affiliates’ (other than the Acquired Subsidiaries) name on that date to another name bearing no similarity to “Sonim” or any derivation thereof, including any name change amendments with the Secretary of State of the State of Delaware and appropriate name change notices for each jurisdiction where Seller or its Affiliate is qualified to do business.

5.12 Domain Name Transfer. At the Closing, Seller shall and shall cause each of the Acquired Subsidiaries to take all actions reasonably necessary to convey all Seller’s and any such Acquired Subsidiary’s right, title and interest in any domain names included in the Acquired Assets to Buyer. Prior to the Closing Date, Buyer shall determine, in its sole discretion, the landing pages associated with all domain names included in the Acquired Assets. To the extent Seller fails to take any action required under this Section 5.12 after request by Buyer, Seller, for itself and on behalf of each of its Subsidiaries hereby appoints Buyer as its attorney-in-fact to file all such documents and update all such information on or after the Closing.

5.13 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any Bulk Sales Law that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer (provided, that, for clarity, any Liabilities arising out of the failure of Seller or any Acquired Subsidiary to comply with the requirements and provisions of any Bulk Sales Law shall be treated as an Excluded Liability).

5.14 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign (or assignment of) any Contract if an attempted assignment thereof, without consent, authorization, approval or waiver of any third Person, would constitute a breach, violation or other contravention of or default under such Contract or applicable Law or in any way adversely affect the rights or obligations of Buyer under such Contract following the assignment thereof. Unless and until such consent, authorization, approval or waiver is obtained, or if an attempted assignment (or assignment) of such Contract would be ineffective or would adversely affect the rights or obligations of Seller or any Acquired Subsidiary under or with respect to such Contract such that Buyer would not in fact receive all rights under or with respect to such Contract, Seller and each Acquired Subsidiary, as applicable, and Buyer, shall enter into an arrangement under which Buyer shall obtain the benefits under such Contract in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller and each Acquired Subsidiary, as applicable, shall use commercially reasonable efforts to enforce for the benefit of Buyer, any and all rights of Seller or such Acquired Subsidiary against all applicable third Persons. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver. Following the Closing, Seller shall use commercially reasonable efforts, and Buyer shall cooperate with Seller, to (i) obtain any release, substitution or amendment required to novate to Buyer all Liabilities under any and all Assumed Contracts that would constitute Assumed Liabilities but for the Parties’ inability to obtain such consent, authorization, approval or waiver, or release, substitution or amendment, or (ii) obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date, provided, that Buyer receives all rights under or with respect to such Assumed Contracts. Without limiting the generality of the foregoing, the Seller Representative (on behalf of Seller and its Affiliates) shall promptly pay to Buyer when received all monies received under any such Contract, and Buyer shall pay, defend, discharge and perform any Assumed Liability under such Contract.

5.15 Retained Assets. To the extent that title held by Seller or any of its controlled-Affiliates as of the Closing to any material asset or property (including, for the avoidance of doubt, Software, Business Intellectual Property and Assumed Contracts) used or held for use, related to, or necessary or reasonably required for the ownership or operation of the Business at or prior to the Closing (other than the Excluded Assets or Assets subject to any Transition Services Agreement) is retained by Seller or any of Seller’s controlled-Affiliates at and after the Closing (whether knowingly or not), Seller shall, and shall cause its Affiliates to, promptly transfer any such title to such asset or property to Buyer for the payment of no additional consideration and such asset or property shall be held in trust for Buyer pending such transfer.

5.16 Waiver of Certain Rights. Seller, on behalf of itself and its Subsidiaries, hereby waives any past, present or future right of first refusal or offer, put or call right, co-sale or tag-along right, pre-emptive, anti-dilution or other similar right of Seller or Seller Related Party, that may be applicable to, or triggered by, this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, regardless of whether such requirement or right is pursuant to any Governing Document, Contract, Law or otherwise.

5.17 Waiver of Contribution Rights. From and after the Closing, Seller, on behalf of itself and its controlled-Affiliates, hereby expressly: (a) waives and releases any rights of subrogation, offset, contribution, indemnification, advancement of expenses or other remedies or rights of recovery of Seller or its controlled-Affiliates and any Seller Related Party, regardless of whether such right is pursuant to any Governing Document, Contract, Law or otherwise, for any Event prior to the Closing that gives or may give rise to any indemnification obligation or other Liability of or against any Acquired Subsidiary or with respect to the Acquired Assets or Assumed Liabilities; (b) waives, and covenants to, and to cause any Seller Related Party to, refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, any remedies or rights described in Section 5.17(a); and (c) agrees that neither Seller nor its controlled-Affiliates nor any Seller Related Party shall have a right of contribution, subrogation, assignment or other right of recovery against or indemnity from any Buyer Indemnified Party in the event Seller, its Affiliates or any Seller Related Party is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of Section 5.17(a) or (b).

5.18 Release.

(a) Effective upon the Closing, Seller, on behalf of itself, and its controlled-Affiliates, hereby irrevocably and unconditionally releases, acquits and forever discharges Buyer and each of Buyer’s Affiliates and each of their respective past, present, and future, direct and indirect, equityholders, parents, Subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, insurers, attorneys, agents and representatives, and each of their respective successors, assigns, beneficiaries, heirs, executors, personal and legal representatives (individually, a “Releasee” and, collectively, the “Releasees”) of and from any commitment, obligation, right, promise, compensation, Contract, Action, Liability, Damage or claim of any kind or nature, at Law or in equity, arising out of or relating to, directly or indirectly, any act, omission, matter, cause, circumstance, event or other transaction occurring contemporaneously with or prior to the Closing, in respect of, in connection with or otherwise applicable to the Business or any Acquired Asset, Assumed Liability, Excluded Asset or Excluded Liability, including any claims arising from or relating to Seller or its Affiliates or any Seller Related Party’s prior relationship or status with any Releasee (the “Causes of Action”); provided, however, that the Causes of Action shall not include any rights or claims by such Releasee arising from or under this Agreement or any Ancillary Agreement or Excluded Agreement. Seller, its Affiliates and each Seller Related Party understands that this is a full and final general release of any Actions, Damages or Liabilities of any kind or nature, that could have been asserted in any Action against any Releasee that is released under the prior sentence.

(b) Seller, on behalf of itself, and its controlled-Affiliates, acknowledges and agrees that any rights under Section 1542 of the California Civil Code or any similar provision of any applicable Law are hereby expressly waived by Seller, its Affiliates and each Seller Related Party. Said section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, this Section 5.18 is intended to include in its effect all any Actions, Damages or Liabilities of any kind or nature which Seller, its Affiliates or any Seller Related Party does not know of or suspect to exist in its favor at the time of signing this Agreement, and that this release contemplates the release of any such Actions, Damages or Liabilities.

(c) Seller, on behalf of itself, and its controlled-Affiliates, represents and warrants to the Releasees that: (i) neither it nor any of its controlled-Affiliates has assigned any Causes of Action against any Releasee; (ii) it has consulted with counsel with respect to this Agreement and has been fully apprised of the consequences of this release; (iii) it has had access to adequate information regarding the terms of this Agreement and any other matters encompassed by this Agreement or the Transactions (including the scope and effect of this release) to make an informed and knowledgeable decision with respect to entering into this Agreement, the Ancillary Agreements and consummating the Transactions; and (iv) it has not relied upon any Releasee in deciding to enter into this Agreement or the Ancillary Agreements and has made its own independent analysis and decision to enter into this Agreement and the Ancillary Agreements. Effective upon the Closing, Seller, on behalf of itself, its controlled-Affiliates, waives, and covenants to refrain from and to cause each controlled-Affiliate to refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, the Causes of Action. The Releasees are intended to be third party beneficiaries of this Section 5.18.

5.19 Representative; Fees and Expenses.

(a) For purposes of this Agreement and the Ancillary Agreements, Seller hereby agrees to the appointment of the party designated above as the initial Seller Representative of Seller, as the attorney-in-fact for and on behalf of Seller, and the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement, the Ancillary Agreements and the other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including the exercise of the power to (i) execute this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including all amendments to such documents, and take all actions required or permitted to be taken under such documents, (ii) authorize delivery to Buyer of the Escrow Funds, or any portion thereof, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and the Ancillary Agreements, and (vi) take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. The Seller Representative hereby accepts his appointment as the Seller Representative. The Seller Representative is hereby authorized by Seller to act on its behalf as required hereunder and under the Ancillary Agreements and to disburse the Escrow Funds as set forth in the Escrow Agreement. Seller agrees to be bound by all actions taken and documents executed by the Seller Representative in connection with is Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including this Section 5.19. Each Buyer Indemnified Party will be entitled to rely on any action or decision of the Seller Representative as the full and final decision of Seller and will be fully protected and indemnified for its reliance thereof. Seller and its Affiliates shall release and discharge the Buyer Indemnified Parties from and against any Liability arising out of or in connection with any action or decision of the Seller Representative or the Seller Representative’s failure to distribute any amounts received by the Seller Representative on behalf of, or for further distribution to, Seller or other Person. At any time during the term of the Escrow Agreement, Seller shall be entitled to appoint a new Seller Representative by sending notice of such appointment to Buyer and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the notice or the date such notice is received by both Buyer and the Escrow Agent.

(b) Each Party acknowledges that the Seller Representative’s obligations under this Section 5.19 are solely as a representative of Seller and its controlled-Affiliates, that all the obligations to indemnify the Buyer Indemnified Parties under this Section 5.19 are the obligations of Seller (and not the Seller Representative’s except in his capacity as an Indemnifying Party, if applicable), and that the Seller Representative shall have no responsibility for any expenses incurred by the Seller Representative acting in such capacity. Without limiting the foregoing, Seller and its controlled-Affiliates agree to reimburse the Seller Representative jointly and severally for all reasonable out-of-pocket expenses incurred by the Seller Representative in the performance of such Seller Representative’s duties hereunder.

(c) The Seller Representative shall incur no Liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services as the Seller Representative pursuant to this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. Seller and its controlled-Affiliates shall, jointly and severally, indemnify, defend and hold harmless the Seller Representative from and against any and all Damages, Liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, in each case, as such Representative Loss is suffered or incurred.

5.20 No Solicitation.

(a) Except as permitted by this Section 5.20, during the Interim Period, Seller shall not, and Seller shall, and shall cause its Subsidiaries, and its and their respective directors, officers, employees and other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly induce, encourage, facilitate or assist, entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any other Person (other than Buyer or its Representatives) regarding any merger, consolidation, business combination, sale of stock, liquidation, dissolution, reorganization, recapitalization, sale of assets or any other similar transaction by Seller or any of its Subsidiaries involving, directly or indirectly, all or any part of the Business or any of the Acquired Assets (other than sales of inventory in the ordinary course of business consistent with past practice) (any of the above, an “Alternative Transaction”) or any proposal or offer that would reasonably be expected to constitute or lead to an Alternative Transaction, (ii) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction, or (iii) negotiate, agree to enter into or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction, other than any Acceptable Confidentiality Agreement. Neither Seller, any of its Subsidiaries, nor any of their respective Representatives, have any agreement, arrangement, or understanding with respect to any Alternative Transaction. Seller shall, and Seller shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Alternative Transaction, or proposal or offer that constitutes, or would reasonably be expected to lead to any Alternative Transaction. Seller will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 5.20. Seller will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Alternative Transaction within the past two years to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Business and promptly terminate all physical and electronic data access previously granted to such person. Seller shall promptly (but in any event within two Business Days after any Representatives of Seller or any of its Subsidiaries becomes aware of the occurrence of any of the events set forth in clauses (A)-(C) below) notify Buyer if (A) any Alternative Transaction or any indication of interest, proposal or offer with respect to an Alternative Transaction is received by, (B) any non-public information is requested in connection with any Alternative Transaction from, or (C) any discussions or negotiation with respect to an Alternative Transaction are sought to be initiated or continued with, it, or any of such Representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Buyer reasonably informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(b) Notwithstanding anything to the contrary in Section 5.20(a), at any time prior to receipt of the Stockholder Approval, Seller may furnish information to, and negotiate or otherwise engage in discussions with (“Permitted Actions”), any Person who delivers a bona fide proposal or offer from any Person or group (other than Buyer or its Representatives) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited or otherwise obtained in violation of Section 5.20(a), if and so long as (i) the Board of Seller determines in good faith after consultation with its financial advisors and outside legal counsel that (x) such proposal or offer constitutes a Superior Proposal and (y) the failure to take Permitted Actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) there has been no breach of Section 5.20(a) in connection with such proposal or offer, (iii) Seller has provided at least 24 hours prior written notice to Buyer of its intention to furnish information to, and negotiate or otherwise engage in discussions with, any Person and (iv) Seller has provided Buyer with a copy of written inquiry, proposal or offer; provided, however, that Seller (x) will not take any such action without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) will concurrently (and in any event within 24 hours) provide to Buyer any non-public information related to the Seller, the Business or any Acquired Assets provided to such other Person which was not previously provided to Buyer. Additionally, notwithstanding anything to the contrary in Section 5.20(a) or in this Section 5.20(b), to the extent that any Person who delivers a bona fide proposal or offer from any Person or group (other than Buyer or its Representatives) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited or otherwise obtained in violation of Section 5.20(a), the Board may, to the extent required in order to fulfill the director’s fiduciary duties under applicable law, request follow-up information from such Person solely to the extent Seller, after consultation with its financial advisors and outside legal counsel, in good faith determines that such information is reasonably necessary to determine whether such proposal or offer may constitute a Superior Proposal. For the avoidance of doubt, the immediately preceding sentence shall not permit the Seller or the Board to engage in any activities that are prohibited under Section 5.20(a).

(c) Seller agrees that it will keep Buyer reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Buyer a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(d) Except as set forth in this Section 5.20(d), neither the Board nor any committee thereof shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt or declare advisable, any Alternative Transaction, (iii) publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten Business Days after receipt of such Alternative Transaction by Seller or any public announcement by the party that made the Alternative Transaction proposal, (iv) fail to publicly reaffirm the Board Recommendation within five Business Days of a reasonable written request by Buyer to make such public reaffirmation or (v) make any public statement in connection with the Stockholders Meeting that is inconsistent with the Board Recommendation (any action described in this clause being referred to as an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval (and in no event after the receipt of the Stockholder Approval), the Board may effect an Adverse Recommendation Change and, subject to compliance with this Section 5.20 and Section 9.1 (Grounds for Termination), terminate this Agreement if and only if the Board receives an unsolicited proposal, offer or inquiry related to an Alternative Transaction that the Board has determined to be a Superior Proposal and further determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to effecting such Adverse Recommendation Change, Seller shall provide Buyer with five (5) Business Days’ prior written notice advising Buyer of its intention to effect an Adverse Recommendation Change, and specifying in reasonable detail the material terms and conditions of, and the identity of any Person proposing, such Superior Proposal, and Seller shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement (x) such that such Superior Proposal would no longer constitute a Superior Proposal or (y) in a manner that obviates the need to effect an Adverse Recommendation Change, as applicable. Notwithstanding any Adverse Recommendation Change, if this Agreement is not otherwise terminated by any Party in accordance with the terms hereof, this Agreement shall be submitted to Seller stockholders at the Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein shall be deemed to relieve Seller of such obligation. From the date of this Agreement until the Closing Date, Seller shall not terminate, amend, modify or waive any provision of any “standstill” or similar agreement to which Seller is a party and shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, except, in each case, to the extent the Board determines in good faith, after consultation with outside legal counsel, that taking such action would result in a violation of the fiduciary duties of the board of directors of Seller under applicable Law.

5.21 Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (i) Seller shall, in consultation with Buyer, prepare and file with the SEC, the Proxy Statement and (ii) Seller shall prepare file with the SEC, Form S-4, which will include the Proxy Statement as a prospectus. Seller shall not file the Proxy Statement (or any preliminary version thereof) or Form S-4 with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel. Buyer shall provide to Seller all information concerning Buyer and its Affiliates as may be reasonably requested by Seller in connection with the Proxy Statement and shall otherwise reasonably assist in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC, provided that, unless otherwise expressly required by applicable Law, no disclosure relating specifically to non-public information about Buyer or its Affiliates may be made without Buyer’s prior written approval. Seller shall include in the Proxy Statement the Board Recommendation. Each of Seller and Buyer shall correct any information provided by it for use in the Proxy Statement or Form S-4, as applicable, as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement and Form S-4.

(b) Seller shall use its reasonable best efforts to (i) have Form S-4 declared effective under the Securities Act as promptly as practicable after the filing of Form S-4 with the SEC, (ii) mail or deliver the Proxy Statement to its stockholders as promptly as practicable after Form S-4 is declared effective and (iii) keep Form S-4 effective for so long as necessary to complete the Transaction contemplated hereby.

(c) Seller shall (i) notify Buyer promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information and (ii) supply Buyer with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Seller shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and Form S-4. Notwithstanding the foregoing, prior to responding to any comments from the SEC or its staff, Seller shall consult with Buyer and provide Buyer and its counsel a reasonable opportunity to review and comment on any response thereto, Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel, and shall include in such response all comments reasonably proposed by Buyer.

(d) Seller shall advise Buyer, promptly after it receives notice thereof, (x) of the time of effectiveness of Form S-4, (y) the issuance of any stop order relating thereto, and Seller shall use its reasonable best efforts to have any such stop order lifted, reversed or otherwise terminated.

(e) No amendment or supplement to portion of the Proxy Statement or Form S-4 relating to Buyer or its Affiliates, the Business, the Acquired Assets, the Assumed Liabilities or the Transactions shall be made by Seller without the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(f) Seller will take all action necessary in accordance with applicable Law, its organizational documents and the rules of Nasdaq to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the effectiveness of Form S-4, for the purpose of obtaining the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, Seller shall convene, subject to Section 5.20(d), and hold the Stockholder Meeting as soon as practicable (but in no event more than 60 days) following the date that the SEC declares Form S-4 effective and the Proxy Statement is mailed to Seller’s stockholders or on such other date elected by Seller with Buyer’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed). Seller shall use its reasonable best efforts to solicit proxies to obtain the Stockholder Approval.

(g) Seller shall cooperate with and keep Buyer informed upon Buyer’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller’s stockholders. Seller shall be permitted to postpone or adjourn the Stockholder Meeting (after consultation with Buyer) to a date that is on or before the one hundred fifty-seventh (157th) day following the date hereof, if, but only if, (i) as of the time that the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are (A) holders of an insufficient number of shares of Seller’s common stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting or (B) if Buyer has not received proxies representing a sufficient number of shares for Stockholder Approval or the Reverse Merger Approval, (ii) Seller has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law or Governmental Order with respect to the Stockholder Approval or the Reverse Merger Approval to postpone or adjourn the Stockholder Meeting (whether or not the quorum is present), (iii) Seller is requested to postpone or adjourn the Stockholder Meeting by the SEC or its staff for any reason, or (iv) with the prior written consent of Buyer; provided, that the Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Stockholder Meeting was originally scheduled; and provided further, the Stockholder Meeting may not be postponed or adjourned on the date the Stockholder Meeting is scheduled if Seller shall have received proxies in respect of an aggregate number of Seller’s Common Stock, which have not been withdrawn, such that Stockholder Approval and Reverse Merger Approval will be obtained at such meeting.

5.22 Seller Disclosure Schedule Updates. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any matter, event, development, or circumstance arising after the date hereof (an “Intervening Event”) that would require a modification or addition to any of the Seller Disclosure Schedules in order to ensure the information set forth therein remains accurate, complete, and not misleading in any material respect. For the avoidance doubt, no matter, event, development, or circumstance that relates directly or indirectly to the time period prior to the date hereof shall constitute an Intervening Event. Unless (and except to the extent that) an Intervening Event is expressly disclosed in any Form 10-K, Form 10-Q, Form 8-K, proxy statement, or registration statement filed with the SEC by Seller prior to such date, Seller shall deliver to Buyer an updated version of the applicable Disclosure Schedule(s) reflecting such modifications or additions (a) with respect to any Intervening Event arising in the ordinary course of business and consistent with past practice and without any action by Seller or any of its Subsidiaries that would constitute a breach of any covenant hereunder, regardless of whether or not such Intervening Event is material to the Business, on a monthly basis (with Seller delivering such updates no later than the end of each calendar month ending before the Closing Date and, with respect to any partial month that ends on the Closing Date, by the Closing Date), and (y) with respect to any other Intervening Event, within ten (10) Business Days after Seller becoming aware of such matter (but not later than five (5) Business Days prior to the Closing Date. Any such update shall (i) clearly identify the section(s) of the Agreement to which the update relates, (ii) provide a reasonably detailed explanation of the underlying facts and circumstances, and (iii) include copies of any relevant documentation, to the extent such documentation is necessary to provide a full understanding of the matter disclosed. The provision of such updated Disclosure Schedule(s) pursuant to this Section shall not (i) be deemed to cure any breach of any representation, warranty, or covenant hereunder, nor shall it affect the rights or remedies of either Party in respect of any such breach, unless expressly agreed to in writing by Buyer, (ii) be deemed to add or remove any item from the definitions of Acquired Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, unless expressly agreed to in writing by Buyer, (iii) prevent any future adverse development that may occur with respect to such matter from being a breach of any. representation, warranty, or covenant hereunder or (iv) be deemed to amend, supplement or update the Disclosure Schedules delivered on the date hereof.

5.23 Reverse Merger. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, in addition to the Transactions, Seller is contemporaneously involved in the Reverse Merger, which Seller contemplates will be consummated after the Closing. The Parties agree and acknowledge Seller would not have contemplated the Transactions but for the anticipation of a Reverse Merger as a strategic transaction that is complimentary, but does not serve as an alternative, to the Transactions. The Parties agree to reasonably cooperate with one another in connection with Seller’s evaluation, pursuit and/or consummation of any Reverse Merger; provided, however, that the Closing of the Transactions is not conditioned on, or otherwise related to, the consummation of the Reverse Merger. Nothing in this Agreement shall be construed to restrict, prohibit, or otherwise limit Seller’s ability to explore, negotiate, or consummate a Reverse Merger following the consummation of the Transactions, provided, however, that in no event such activities or amendments shall involve, the Business, the Acquired Assets or Assumed Liabilities. For clarification, notwithstanding anything herein to the contrary, the Reverse Merger shall not constitute an Alternative Transaction.

5.24 Foreign Subsidiaries.

(a) Seller shall, and shall cause each of its Subsidiaries and controlled-Affiliates to, use commercially reasonable efforts to cooperate with Buyer, an Affiliate of Buyer or a third-party nominee of Buyer (including a third-party vendor of Buyer) in hiring the employees of Sonim India that are Continuing Employees.

(b) Although this Agreement contemplates that (subject to all of the terms and conditions hereof) Buyer will hire (or cause a Buyer nominee to hire) the employees of Sonim India rather than acquiring the issued and outstanding capital stock of Sonim India, during the Interim Period, Buyer agrees to in good faith to consider acquiring the issued and outstanding capital stock of Sonim India instead of directly hiring (or causing a Buyer nominee to directly hire) such employees. If, based on its further due diligence, Buyer determines that it is willing to acquire the issued and outstanding capital stock of Sonim India (in which case Sonim India would be an Acquired Subsidiary hereunder) in lieu of hiring (or causing a Buyer nominee to hire) the employees of Sonim India, and if Seller is willing for Buyer to acquire such capital stock, the Parties agree that any such acquisition shall be contingent on all of the terms and conditions of such acquisition (including any related modifications of this Agreement) being acceptable to each Party, in its sole discretion

(c) Buyer agrees to in good faith consider acquiring the issued and outstanding capital stock of Sonim Technologies Germany GmbH (“Sonim Germany”). If, based on its further due diligence, Buyer determines that it is willing to acquire the issued and outstanding capital stock of Sonim Germany, Buyer will notify Seller in writing and Sonim Germany will be deemed an Acquired Subsidiary hereunder.

5.25 R&W Insurance Policy. Although this Agreement contemplates that no representation and warranty insurance will be obtained in connection with the Transactions, Buyer and Seller have agreed to consider in good faith obtaining a buy-side representation and warranty insurance policy with respect to the representations and warranties of Seller in this Agreement and the Ancillary Documents (the “R&W Insurance Policy”). If, after the signing, Buyer consents to obtaining an R&W Insurance Policy (which consent Buyer will not unreasonably withhold, condition or delay so long as the following terms and conditions are satisfied), and if Seller is willing for Buyer to obtain an R&W Insurance Policy, the Parties agree that they would use commercially reasonable efforts to obtain such R&W Insurance Policy (including Buyer conducting reasonable and customary due diligence for purposes of the underwriting process), provided that the following terms and conditions shall apply to the potential use of a R&W Insurance Party: (i) Buyer and Seller shall mutually (and in the case of Buyer reasonably) agree on the use of the R&W Insurance Policy, (ii) Seller shall pay all premiums, underwriting costs and other post-Agreement-signing expenses associated with procuring and implementing the R&W Insurance Policy, (iii) Seller shall be responsible for the entirety of the retention amount under the R&W Insurance Policy and shall place such amount in escrow on customary terms that are reasonably acceptable to Buyer (provided that if the R&W Insurance Policy includes a retention drop-down schedule reducing the retention amount at specific points in time, the escrow will include customary provisions relating to the release of funds from the escrow to Seller to match the retention drop-down), (iv) the policy limit of the R&W Insurance Policy shall be not less than $3,000,000, (v) the R&W Insurance Policy shall be provided by a reputable insurer on customary terms that are reasonably acceptable to Buyer, (vi) the R&W Insurance Policy will cover fundamental representations and will include tax coverage/synthetic tax indemnity, (vii) in the event a Buyer Indemnified Party has a right to recover Damages pursuant to the R&W Insurance Policy, Buyer shall use commercially reasonable efforts to recover such Damages pursuant to the R&W Insurance Policy before bringing an indemnity claim (to the extent permitted under this Agreement) against the Seller (provided that in no event will the foregoing require Buyer to initiate any legal proceeding against the R&W insurance Policy insurer) and (viii) the parties will amend or amend and restate this Agreement as mutually agreed by Buyer and Seller to account for the use of the R&W Insurance Policy, including without limitation, modifications to the indemnity escrow (being adjusted to 100% of the retention under the R&W Insurance Policy, with the potential for a separate (to be negotiated) escrow if any known liability is excluded from coverage), scope of representations and warranties, interim period covenants and “bring down” requirements, and the indemnity provisions.

ARTICLE VI

TAX MATTERS

6.1 Tax Matters.

(a) Straddle Period/Tax Return Preparation. For purposes of allocating responsibility for Taxes between Buyer and Seller under this Section 6.1(a) attributable to any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended at the end of the day on the Closing Date and the books of the Seller and the Acquired Subsidiaries were closed as of the close of such date; provided, however, that (A) depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below, and (B) any Taxes that would be computed at the end of a Tax year, including income from any pass-through entities shall be computed as if the applicable Tax year of such entity ended on the Closing Date; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date (other than any such Taxes imposed as a result of an event occurring on the Closing Date but after the Closing); and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (X) the numerator of which is the number of calendar days in the period ending on the Closing Date and (Y) the denominator of which is the number of calendar days in the entire Straddle Period. Seller shall be liable for the Acquired Subsidiaries’ Taxes that are attributable to a Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period), and Buyer shall be liable for the Acquired Subsidiaries’ Taxes that are attributable to the post-Closing Tax period, which Taxes shall be included in the calculation of Indebtedness as Current Income Taxes. With respect to any Tax Return of any Acquired Subsidiary required to be filed after the Closing Date that includes a Pre-Closing Tax Period or a Straddle Period (a “Buyer Prepared Tax Return”), Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed each such Buyer Prepared Tax Return. Each such Buyer Prepared Tax Return shall be prepared in a manner consistent with past custom and practice of the applicable Acquired Subsidiary (unless otherwise required by Law). Buyer shall deliver a true, correct, and complete copy of each such Buyer Prepared Tax Return that is an income Tax Return (together with reasonably requested supporting documentation) to Seller for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions); provided, however, that if such Tax Return is required to be filed within ninety (90) days following the Closing Date, Buyer shall provide such copy as soon as commercially reasonable. Buyer shall accept any reasonable comments provided by Seller in writing at least ten (10) days before the due date (taking into account applicable extensions), to the extent such comments relate to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date. Buyer shall not, and shall not permit any Acquired Subsidiary to amend, refile, or otherwise modify any Tax Return of an Acquired Subsidiary for any tax period ending on or before the Closing Date without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), unless required by Law. The Seller and Buyer shall cooperate to promptly reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 6.1(a), except to the extent such Taxes have already been included in the calculation of Indebtedness as Current Income Taxes.

(b) Transfer Taxes. All transfer, documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer of the Acquired Assets or the Equity Interests of the Acquired Subsidiaries that are not based on net income, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”) shall be paid (x) with respect to the first $200,000 thereof in the aggregate, 50% by the Seller and 50% by the Buyer and (y) with respect to any amount thereof in the aggregate in excess of $200,000, by the Seller. The party customarily responsible under applicable Law shall file all necessary Tax Returns (for which such party is customarily responsible) with respect to Transfer Taxes. The Seller Representative and Buyer shall cooperate in timely preparing and filing all Tax Returns as may be required under applicable Laws and in timely providing of any information and documentation that may be necessary to obtain available exemptions from any Transfer Taxes.

(c) Cooperation. Each Party shall (i) provide assistance to each other party as reasonably requested in preparing and filing Tax returns and responding to related Actions, audits, examinations, litigation or other proceedings with Tax authorities; (ii) make available to each other party as reasonably requested all material information, records, and documents relating to Taxes; (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax return, or for any Action, audit, examination, litigation or other proceeding relating to Taxes; and (iv) cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Action, audit, examination, litigation or other proceeding with respect to Taxes.

6.2 Purchase Price Allocation. Seller and Buyer agree to allocate the Purchase Price and all other relevant amounts (the “Tax Consideration”) among the Acquired Assets as of the Closing Date in accordance with the methodology set forth on Schedule 6.2 and Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation Methodology”). No later than sixty (60) days after the Purchase Price is finally determined pursuant to Section 2.5, Buyer shall deliver to Seller Representative an allocation of the Tax Consideration among the Acquired Assets as of the Closing Date (the “Draft Purchase Price Allocation”), together with detailed supporting calculations and such other materials with respect thereto as Seller Representative shall reasonably request. The Draft Purchase Price Allocation shall be prepared in accordance with the Purchase Price Allocation Methodology. If Seller Representative does not object to the Draft Purchase Price Allocation within thirty (30) days of receipt thereof, then the Draft Purchase Price Allocation shall become final and binding on the parties hereto and shall be referred to herein as the “Purchase Price Allocation.” Any objection to the Draft Purchase Price Allocation shall be made in writing to Buyer and shall set forth the basis for such objection in reasonable detail. If Seller Representative so objects to the Draft Purchase Price Allocation, then Seller Representative and Buyer shall negotiate in good faith to resolve promptly any such objection. If Seller Representative and Buyer do not obtain a final resolution within fifteen (15) days after Seller Representative has received the statement of objections, then Representative and Buyer shall submit the disputed items to the Accounting Firm for resolution in accordance with the principles of Section 2.5(d), mutatis mutandis. The Draft Purchase Price Allocation, as amended to reflect any agreement among Seller and Buyer and the resolution of any disputed items by the Accounting Firm, shall be referred to herein as the “Purchase Price Allocation.” Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation as well as any amendments to such Tax Returns required with respect to any adjustment to the Tax Consideration. None of Buyer, the Seller or any of their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Purchase Price Allocation, unless required to do so by applicable Law; provided, however, that (i) Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes. At each time that an adjustment to the Tax Consideration is made after the Purchase Price Allocation is finalized as a result of any provision of this Agreement, Buyer shall deliver to the Seller a revised Purchase Price Allocation following the principles set forth in this Section 6.2 and each party shall file any supplemental Tax Returns as applicable. Any disputes regarding the revised Purchase Price Allocation shall be addressed in the same manner as set forth above with respect to the deliverance of the initial Purchase Price Allocation.

ARTICLE VII

EMPLOYEE AND RELATED MATTERS

7.1 Employees and Related Matters. Nothing in this Agreement shall limit the ability of Buyer to modify the salary or wage level or terminate the employment of any Continuing Employee at any time and for any reason, including without cause. Seller shall terminate the employment of the Continuing Employees effective as of the date immediately prior to the Closing. Seller shall be solely responsible for the payment of all Benefits Liabilities that are or become payable to any current or former employees, contractors, consultants, directors, or retirees of the Business on or prior to the Closing Date or as a result (in whole or in part) of the Transactions contemplated hereby. Seller shall be solely liable for the payment of all Benefits Liabilities that are or become payable to any current or former employees, contractors, consultants, directors or retirees of the Business after the Closing Date to the extent that such remuneration, compensation, benefit or perquisite was earned or accrued as of the Closing Date. For purposes of the preceding, any Benefits Liability shall, to the extent that it vests or becomes payable by reason of the occurrence of the Closing, automatically be deemed to have been earned and accrued as of the Closing Date.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Buyer’s Condition Precedents. The obligation of Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement and the Ancillary Agreements (i) qualified as to materiality or “Seller Material Adverse Effect” shall be true and correct (1) as of the date of this Agreement in all respects and (2) as of the Closing Date in all respects except to the extent that the failure to be so true and correct in all respects as of the Closing Date would not have or be reasonably expected to have a Material Adverse Effect, and (ii) those not so qualified shall be true and correct (1) as of the date of this Agreement in all material respects and (2) as of the Closing Date in all material respects except to the extent that the failure to be so true and correct in all material respects as of the Closing Date would not have or be reasonably expected to have a Material Adverse Effect, in each case, provided, however, that the Fundamental Representations of Seller set forth in this Agreement shall be true and correct in all respects, in each instance, as of the date of this Agreement and as of the Closing Date as though made at and as of such date, except to the extent such representations and warranties expressly relate to a specified date earlier than the date of this Agreement (in which case such representations and warranties qualified as to materiality or “Seller Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, further, with respect to the entirety of the foregoing, without giving effect to any update to the Seller Disclosure Schedule (other than with respect to any Intervening Event arising in the ordinary course of business and consistent with past practice and arising without any action by Seller or any of its Subsidiaries that would constitute a breach of any covenant hereunder, it being understood that, for the avoidance of doubt, no Intervening Event constituting a breach of a Fundamental Representation, Section 3.13 (Litigation) or Section 3.24 (Significant Customers and Suppliers) shall be deemed to arise in the ordinary course of business or be consistent with past practice) or any investigation of the information contained in the representations and warranties made herein or on the Seller Disclosure Schedule.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement or the Ancillary Agreements to be performed and complied with by Seller prior to or at the Closing shall have been performed and complied with in all material respects, except (in the case of Sections 5.4(a), 5.4(b) and 5.4(c)) to the extent that the failure to have performed and complied in all material respects would not have or be reasonably expected to have a Material Adverse Effect.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred (nor shall Buyer have become aware of), and no effect or circumstance shall exist which would be expected to have, a Seller Material Adverse Effect.

(d) No Proceedings. No Legal Proceedings shall have been instituted or threatened seeking to restrain, enjoin or prohibit, and there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby.

(e) No Illegality or Delay. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the other Ancillary Agreements by any Government Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

(f) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

(g) RESERVED.

(h) RESERVED.

(i) Closing Deliveries of Seller. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer (unless the delivery thereof is waived in writing by Buyer) the following documents and other items, in form and substance acceptable to Buyer:

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf Seller and each Acquired Subsidiary by its Secretary or other authorized officer, certifying (A) the Seller Charter Documents, (B) the resolutions of the board of directors, managers or similar governing body or member(s), as applicable, of Seller and each Acquired Subsidiary approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions and (C) the action taken by the stockholders or member(s), as applicable, of Seller and each Acquired Subsidiary approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions.

(ii) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, duly executed by the Seller Representative and the Escrow Agent.

(iii) Bill of Sale. A Bill of Sale, Assignment and Assumption Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Bill of Sale”), duly executed by Seller.

(iv) Intellectual Property Assignment Agreement. An Intellectual Property Assignment Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Intellectual Property Assignment Agreement”), duly executed by Seller.

(v) Closing Certificate. Execute and deliver to Buyer a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 8.1(a) through (i) have been duly satisfied.

(vi) RESERVED.

(vii) Transition Services Agreement. A Transition Services Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Transition Services Agreement”), dated as of the Closing Date, duly executed by Buyer and Seller.

(viii) RESERVED.

(ix) Payoff Letters. The Payoff Letters and any UCC authorizations, filings or other releases as may be reasonably required to evidence the satisfaction of the Repaid Indebtedness and the release of any related Liens.

(x) Pre-Closing Statement. The Pre-Closing Statement, dated as of the Closing Date, duly executed by Seller.

(xi) Distribution Schedule. The final Distribution Schedule, prepared in accordance with Section 2.4(a)(i).

(xii) Good Standing Certificates. Certificates of the appropriate officials of each jurisdiction where Seller and each Acquired Subsidiary is, or is required to be, qualified to do business stating that Seller and each Acquired Subsidiary is in good standing, qualified to do business or the equivalent in such jurisdiction, certified on a date not greater than ten (10) days prior to the Closing Date.

(xiii) Termination of Contracts. Evidence of the termination of the Contracts, Permits, obligations and arrangements set forth on Schedule 8.1(i)(xiii).

(xiv) Required Consents. Copies of each Seller Approval set forth on Schedule 8.1(i)(xiv), which Schedule 8.1(i)(xiv) may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such Contracts entered into between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder, provided that any Contract to be added to Schedule 8.1(i)(xiv) by Buyer shall, as a condition to being placed on such Schedule, be reasonably expected by Buyer to be or become a Material Contract.

(xv) Resignations. Resignations and releases, duly executed by each Continuing Employee that is a director, manager, officer or managing member (however designated) of any Acquired Subsidiary.

(xvi) FIRPTA Certificate and W-9. A non-foreign affidavit from Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Sections 1445 of the Code stating that such Seller is not a “foreign person” for purposes of Sections 1445 of the Code.

(xvii) Seller Name Change. Copies of any name change amendments filed with the Secretary of State of the State of Delaware or such other applicable jurisdiction changing Seller and its Affiliates’ names to names bearing no similarity to “Sonim” or any derivation, as well as appropriate name change notices for each jurisdiction where Seller or its Affiliates are qualified to do business and an IRS Form W-9 duly completed by Seller.

(xviii) Additional Instruments of Transfer. Any other assignments or instruments of transfer or assumption relating to the Acquired Assets and the Assumed Liabilities as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer and effective as of the Closing.

8.2 Seller’s Condition Precedents. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement and the Ancillary Agreements qualified as to materiality or “Buyer Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, provided, however, that the Fundamental Representations of Buyer shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of such date, except to the extent such representations and warranties expressly relate to a specified date earlier than the date of this Agreement (in which case such representations and warranties qualified as to materiality or “Buyer Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement and the Ancillary Agreements to be performed and complied with by Buyer prior to or at the Closing shall have been performed and complied with in all material respects.

(c) No Proceedings. No Legal Proceedings shall have been instituted or threatened seeking to restrain, enjoin or prohibit, and there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby.

(d) No Illegality or Delay. No Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements by any Government Entity that would make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby.

(e) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

(f) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (unless the delivery is waived in writing by Seller) the following documents and other items:

(i) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date and executed by Buyer.

(ii) Bill of Sale. The Bill of Sale, duly executed by Buyer.

(iii) Intellectual Property Assignment Agreement. The Intellectual Property Assignment Agreement, duly executed by Buyer.

(iv) Transition Services Agreement. The Transition Services Agreement, dated as of the Closing Date, duly executed by Buyer.

ARTICLE IX
TERMINATION; AMENDMENT

9.1 Grounds for Termination. This Agreement may be terminated by written notice at any time prior to the Closing:

(a) by either Buyer or Seller if the Closing shall not have occurred within one-hundred eighty (180) calendar days after the date of this Agreement, provided, that Buyer cannot terminate under this Section 9.1(a) if the failure of the Closing to occur is the result of a breach by Buyer of any of its representations, warranties, covenants or agreements hereunder and Seller cannot terminate this Agreement under this Section 9.1(a) if the failure of the Closing to occur is the result of a breach by Seller of any of its representations, warranties, covenants or agreements hereunder;

(b) by Buyer if Seller shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with by Seller such that the closing condition set forth in Section 8.1 would not be satisfied or there exists a breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement such that the closing condition set forth in Section 8.1 would not be satisfied, provided that the right to terminate this Agreement under this Section 9.1(b) will not be available to Buyer if Buyer is then in material breach of any representation, warranty or covenant set forth in this Agreement or any Ancillary Agreement;

(c) by Seller if Buyer shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.2 would not be satisfied or there exists a breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement such that the closing condition set forth in Section 8.2 would not be satisfied; provided that the right to terminate this Agreement under this Section 9.1(c) will not be available to Seller if Seller is then in material breach of any representation, warranty or covenant set forth in this Agreement or any Ancillary Agreement;

(d) by Buyer, on the one hand, or Seller, on the other hand, in writing if (i) there shall be in effect a non-appealable Order prohibiting, enjoining, restricting or making illegal the transactions contemplated by this Agreement or if any Law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited is enacted, adopted or promulgated or (ii) the Stockholder Approval shall not have been obtained at the Stockholder Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Party if such Order or the failure to obtain the Stockholder Approval was due to the failure of such Party to perform any of its obligations under this Agreement; or

(e) by mutual written agreement of Buyer and Seller;

(f) by Buyer, at any time prior to obtaining the Stockholder Approval, in the event that (x) the Board shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change or (y) Seller shall have breached Section 5.20 in any material respect;

(g) by Seller, at any time prior to obtaining the Stockholder Approval, in order to enter into a binding agreement for a Superior Proposal (provided that such Superior Proposal was not solicited in violation of Section 5.20), if prior to or concurrently with such termination, Seller pays the Termination Fee pursuant to Section 9.3.

9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party (or any Party’s Affiliates or Representatives), except under the Confidentiality Agreement which shall survive termination of this Agreement and the following provisions, which shall also survive termination of this Agreement: Section 5.2 (Confidentiality; Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee), and Article XI (General Provisions); provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

9.3 Termination Fee. If this Agreement is terminated by Buyer pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(d) or Section 9.1(f) or by Seller pursuant to Section 9.1(a), Section 9.1(d) or Section 9.1(g), then Seller shall promptly and in any event, within three (3) Business Days following such termination, pay to Buyer an amount equal to the transaction expenses reasonably incurred by Buyer and its Affiliates plus One Million Dollars ($1,000,000.00) (the “Termination Fee”) in immediately available funds to an account designated in writing by Buyer. The parties agree that the receipt by Buyer of the Termination Fee shall be deemed to be liquidated damages and provided that the Termination Fee is timely paid (time being of the essence) the Termination Fee shall be deemed to be Buyer’s sole remedy, which amount constitutes a reasonable estimate of the damages that will be suffered by Buyer and its Affiliates by reason of any termination of this Agreement (and not a penalty).

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller. Subject to the terms and conditions of this Article X (Indemnification), upon the Closing of the Transactions, Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates, and each of their respective Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages suffered, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, related to, arising out of or incurred in connection with:

(a) any breach of or inaccuracy in any representation or warranty of Seller or its Affiliates set forth in (i) this Agreement or (ii) any Ancillary Agreement;

(b) any breach of or non-fulfillment of any covenant or agreement set forth in (i) this Agreement or (ii) any Ancillary Agreement required to be performed by Seller, its Affiliates or the Seller Representative;

(c) any (i) Indebtedness of Seller or its Affiliates or Transaction Expenses, in each case, to the extent not paid in full at the Closing or actually included in the calculation of the Final Adjustment Amount or (ii) any Adjustment Shortfall;

(d) any actual or alleged errors, omissions or inaccuracies in the Pre-Closing Statement;

(e) any Excluded Liability;

(f) any Excluded Asset, including the ownership, use or operation of any Excluded Asset after Closing;

(g) any claim, demand, action, suit or proceeding by a third-party or a derivative matter, based on or directly or indirectly relating to: (x) the Letter of Intent dated May 26, 2025 between the Parties or their Affiliates entered into in connection with this Agreement (the “LOI”), the Agreement, the Ancillary Agreements or the Transactions contemplated hereby or thereby, (y) any litigation pending at the time of the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or initiated following the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or the Transactions contemplated hereby or thereby or (z) any proxy fight or proxy contest, whether pending at the time of the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or initiated following the execution and delivery of the LOI, this Agreement or the Ancillary Agreements; and

(h) any matters set forth on Schedule 10.1(h).

10.2 Indemnification by Buyer. Subject to the terms and conditions of this Article X (Indemnification), upon the Closing of the Transactions, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Seller Indemnified Party”), from and against any and all Damages suffered, incurred or sustained by, or imposed upon, the Seller Indemnified Parties resulting from, related to or arising out of:

(a) any breach of or inaccuracy in any representation or warranty of Buyer set forth in (i) this Agreement or in any (ii) Ancillary Agreement delivered in connection herewith;

(b) any breach of or non-fulfillment of any covenant or agreement contained in (i) this Agreement or (ii) any Ancillary Agreement required to be performed by Buyer; and

(c) any Assumed Liability.

10.3 Survival, Time for Claims. Subject to the terms and other provisions of this Agreement:

(a) Survival.

(i) All of the representations and warranties, covenants and agreements set forth in this Agreement or in any Ancillary Agreement delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until expiration of the Applicable Survival Period set forth in this Section 10.3(a). No Indemnified Party shall be entitled to indemnification for any Damages pursuant to the terms of this Article X (Indemnification) unless (i) Buyer, on behalf of the Buyer Indemnified Parties or (ii) the Seller Representative, on behalf of the Seller Indemnified Parties, delivers a Claim Notice setting forth its claim for indemnification to the Seller Representative (in the case of a Buyer Indemnified Party) or Buyer (in the case of a Seller Indemnified Party) prior to expiration of the Applicable Survival Period, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive expiration of the Applicable Survival Period until final resolution thereof that is not subject to appeal and any Damages resulting from, related to or arising out of such claim shall be fully-recoverable.

(A) With respect to the representations and warranties set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Period” shall be the period immediately following the Closing and ending at 11:59 p.m. (Eastern Time) on the date that is twelve (12) months after the Closing Date (the “General Survival Date”); provided that the Applicable Survival Period with respect to Damages arising from or as a result of a breach of or inaccuracy in: (1) any of the Fundamental Representations (excluding the representations and warranties set forth in Section 3.15 (Taxes)) shall survive the Closing for a period of six (6) years; and (2) the representations and warranties set forth in Section 3.15 (Taxes) shall be the date which is the later of: (y) six (6) years after the Closing Date; and (z) sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such claim (taking into account any extensions or waivers thereof).

(B) With respect to the covenants and agreements set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Period” shall be the period immediately following the Closing and ending as of the time or on the date such covenant or agreement expressly terminates in accordance with its terms or if no such period is expressly provided, such covenant and agreement shall have no time limitation and shall continue in full force indefinitely; provided, that, the indemnification obligation set forth in Section 10.1(e) (Excluded Liability) shall survive the Closing until the date which is the later of: (y) six (6) years after the Closing Date; and (z) sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such claim (taking into account any extensions or waivers thereof).

(ii) Notwithstanding anything in Section 10.3(a)(i) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation, warranty, covenant or agreement of any Party constitutes Fraud, the term “Applicable Survival Period” shall have no time limitation and such representation, warranty, covenant or agreement shall survive the Closing and continue in full force indefinitely.

(b) Time for Claims. It is the express intent of the Parties that, if the Applicable Survival Period is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall automatically be increased to the extended survival period set forth in this Section 10.3. The Parties further acknowledge that the Applicable Survival Period set forth in this Section 10.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

10.4 Liability Limitations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 10.1 and Section 10.2 are subject to the following limitations:

(a) Seller Deductible. The Buyer Indemnified Parties shall not be entitled to recover from Seller under Section 10.1(a) unless and until the aggregate amount of Damages incurred, paid or accrued by the Buyer Indemnified Parties, individually or in the aggregate, exceeds an amount equal to $112,500 (the “Seller Deductible”) (at which point the Buyer Indemnified Parties shall be entitled to indemnification for any Damages from the first dollar, subject to the Seller General Cap); provided, that, the Seller Deductible shall not apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud or (ii) breach of or inaccuracy in the Fundamental Representations of Seller, and any such Damages shall be recoverable from the first dollar and count towards satisfaction of the Seller Deductible.

(b) Seller General Cap. The Buyer Indemnified Parties shall not be entitled to recover from Seller under Section 10.1(a) for more than an amount equal to $1,500,000 (the “Seller General Cap”) (it being understood and agreed that, from and after the Closing and subject to the following proviso, the sole and exclusive remedy of the Buyer Indemnified Parties for recovery under Section 10.1(a) for any breach of or inaccuracy in any representation or warranty of Seller or its Affiliates shall be the Indemnity Escrow Funds); provided, that, the Seller General Cap shall not apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud, or (ii) breach of or inaccuracy in the Fundamental Representations of Seller, and any such Damages shall not count towards satisfaction of the Seller General Cap.

(c) Seller Purchase Price Cap. The maximum liability, in the aggregate, of Seller, collectively, with respect to Damages indemnifiable under Section 10.1 shall be an amount equal to the Purchase Price (the “Seller Purchase Price Cap”); provided, that, the Seller Purchase Price Cap shall not apply to any Damages arising from or as a result of any action or inaction that constitutes Fraud, and any such Damages shall not count towards satisfaction of the Seller Purchase Price Cap.

(d) Buyer Purchase Price Cap. The maximum liability of Buyer, in the aggregate, with respect to Damages indemnifiable under Section 10.2 shall be an amount equal to the Purchase Price (the “Buyer Purchase Price Cap”); provided, that, the Buyer Purchase Price Cap shall not apply to any Damages arising from or as a result of any action or inaction that constitutes Fraud and any such Damages shall not count towards satisfaction of the Buyer Purchase Price Cap.

(e) Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages, to the extent required under Delaware law, for which such Indemnified Party seeks indemnification under this Agreement.

(f) Indemnity Escrow Funds. To the extent that Buyer Indemnified Parties are entitled to recovery under this Article X and such recovery is not limited hereunder to the Indemnity Escrow Funds, such Damages shall be satisfied: (i) first from the Indemnity Escrow Funds, to the extent funds remain in such account that are not already the subject of an asserted but unresolved indemnification claim and (ii) second, from the Seller.

10.5 Materiality. For purposes of determining whether there has been a breach or alleged breach of or inaccuracy in any representation or warranty set forth in this Agreement or any Ancillary Agreement, and in calculating the amount of any Damages with respect to any such breach or inaccuracy, any qualifications in such representation or warranty (including in any definitions contained therein) referencing the terms “substantial”, “material,” “material and adverse”, “materially,” “Seller Material Adverse Effect,” “in all material respects” or words of similar import or effect shall be disregarded.

10.6 Alternative Provisions. If any Indemnified Party’s claim under this Article X may be brought under different one or more sections of Section 10.1 or Section 10.2, as applicable, then such Indemnified Party shall have the right to bring such claim under any applicable section in accordance with this Article X; provided that no Indemnified Party shall be entitled to recover more than once for the same amount of indemnified Damages (it being understood and agreed that the intent of this Section 10.6 is to avoid “double counting” or duplicative recovery of the same amount of any Liability hereunder).

10.7 Special Rule for Bad Acts. Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party for Fraud by an Indemnifying Party arising from or relating to the subject matter of this Agreement or the Transactions. In the event of any breach of, inaccuracy in, or non-fulfilment of a representation, warranty, covenant or agreement by an Indemnifying Party arising from or relating to Fraud, such representation, warranty, covenant or agreement shall survive the Closing and continue in full force and effect without any time, economic, procedural or any other limitation.

10.8 Effect of Knowledge. Any Buyer Indemnified Party’s right to indemnification and payment of Damages or any other remedy based on any breach of, inaccuracy in or compliance with any representation, warranty, covenant or agreement of Seller or its Affiliates contained in or made pursuant to this Agreement, any Ancillary Agreement or the Transactions shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to any breach of, inaccuracy in or compliance with, any such representation, warranty, covenant or agreement.

10.9 Calculation of Damages. For purposes of calculating the amount of Damages incurred by an Indemnified Party for purposes of this Agreement, such amount shall not include any amounts actually taken into account as a Current Liability, Transaction Expense, or Indebtedness, in the determination of Final Adjustment Amount and resulting in a corresponding decrease to the Purchase Price (it being understood and agreed that the intent of this Section 10.9 is to avoid “double counting” or duplicative recovery of the same amount of any Liability hereunder).

10.10 Indemnification Claims Procedures.

(a) Third Party Claims.

(i) Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party Claim against an Indemnified Party shall be made in accordance with the procedures set forth in this Section 10.10. An Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party of any Third Party Claim giving rise to a claim for indemnification against the Indemnifying Party within forty-five (45) days after the Indemnified Party receives written notice of the assertion of such Third Party Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, except in the event (and only to the extent) the Indemnifying Party and the defense of such claim are actually and materially prejudiced as a result thereof. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages determinable at such time.

(ii) Assumption of Defense, etc. Within thirty (30) days after receipt of a Claim Notice with respect to any Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption (an “Assumption Notice”) to the Indemnified Party. Such Assumption Notice shall (1) certify that the Indemnifying Party will be fully responsible for (with no reservation of any rights) and indemnify the Indemnified Party from and against the entirety of any Damages resulting from, arising out of, relating to, in the nature of or caused by such Third Party Claim without regard to any limitation set forth in this Article X (Indemnification) (e.g., any cap, basket, deductible, etc.) or any obligation of the Indemnified Party to seek recovery under any insurance policy or other right of recovery and (2) provide evidence reasonably acceptable to the Indemnified Party of the Indemnifying Party’s ability and resources (financial and otherwise) to defend against such claim and fulfill its indemnification obligations hereunder fully and promptly if required.

(iii) Limitations on Indemnifying Party’s Assumption of Control. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of such Third Party Claim if such claim (i) seeks (whether in whole or in part) any injunctive, equitable or other non-monetary relief, (ii) involves a criminal or quasi-criminal Action, (iii) could have an adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party or establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Party, as determined by the Indemnified Party in good faith, (iv) could result in Damages in excess of the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this Article X (Indemnification), (v) [RESERVED], (vi) fails to be actively and diligently prosecuted or defended by the Indemnifying Party as determined by the Indemnified Party in good faith or (vii) presents a conflict of interest between the Indemnifying Party and the Indemnified Party, as advised by the Indemnified Party’s counsel.

(iv) Limitations on Indemnifying Party Control. In the event the Indemnifying Party properly assumes the defense of the Third Party Claim in accordance with Section 10.10(a)(i), (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and defend such Third Party Claim actively and diligently and (ii) the Indemnified Party may retain separate counsel of its own choice and participate in the defense of the Third Party Claim, at its own expense, unless the Indemnified Party reasonably determines that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, in which case, the fees, costs and expenses of one firm as such counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not permit a default or consent to the entry of any judgment with respect to the matter or enter into any settlement or compromise with respect to the matter if (A) such default, entry, settlement or compromise involves any finding or admission of any violation of Law or otherwise contains or requires any admission of guilt, fault or Liability of any Indemnified Party or any of its Affiliates, (B) does not cause each Indemnified Party to be fully and unconditionally released from all Liability with respect to such Third Party Claim, or (C) imposes any equitable remedies or non-monetary obligations on the Indemnified Party. Any default or entry of any judgement or settlement or compromise that does not comply with this Section 10.10(a) shall not be determinative of the amount of Damages with respect to any related claims for indemnification pursuant to this Article X (Indemnification). If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with this Section 10.10(a), it will be deemed conclusively established for purposes of this Agreement that all claims asserted or alleged in such proceeding are within the scope of and are subject to the indemnification provisions set forth in this Article X (Indemnification) (without regard to any limitation set forth in this Article X (Indemnification) (including, any liability cap, basket, deductible or shared liability)) and the Indemnifying Party shall not be permitted to contest the applicability of this Article X (Indemnification) to such claim or to contest the Indemnifying Party’s obligation to provide indemnification with respect thereto.

(v) Indemnified Party’s Control. In the event that the Indemnifying Party or the Seller Representative, as applicable, elects not to assume or is not entitled to assume or fails to properly assume the defense of the Third Party Claim in accordance with Section 10.10(a), the Indemnified Party the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, at the cost and expense of the Indemnifying Party, and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party; provided, however, that if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Damage hereunder.

(vi) Cooperation. Each Party shall (i) use commercially reasonable efforts to cooperate in the defense, negotiation and settlement of any Third Party Claim in connection with this Section 10.10, (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, (iii) preserve any documents and materials reasonably required by litigation hold orders pending with respect to particular Third Party Claims, and (iv) provide such documents and materials as required by legal procedure or court order or consistent with deadlines dictated by a particular matter or requests by the other Party; provided, that such cooperation shall not require any waiver of any attorney-client or other privilege or the work product doctrine.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Damage which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted in a Claim Notice and delivered to the Indemnifying Party prior to the expiration of the Applicable Survival Period. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Direct Claim and the amount of the Damages determinable at such time. If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the thirty (30) day period commencing following delivery by the Indemnified Party of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article X (Indemnification) on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such twenty (20) day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such twenty (20) day period. In such event, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(c) Indemnification Objections. In the event the Indemnifying Party timely objects, in whole or in part, to a claim for indemnification under this Article X (Indemnification), then such Indemnifying Party shall not be obligated to provide indemnification with respect to such properly disputed claim (or such disputed portion) unless and until (i) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for such Damages in a final, non-appealable judgment or arbitration award or (ii) such matter has been finally resolved by written agreement of Buyer and the Seller Representative.

10.11 Satisfaction of Indemnification Claims; Indemnification Escrow Matters.

(a) In the event that (i) the Seller Representative does not timely object to the amount claimed by Buyer for indemnification with respect to any Damages in accordance with the procedures set forth in the Escrow Agreement or (ii) the Seller Representative has delivered notice of their disagreement as to the amount of any indemnification requested by Buyer and either (A) Seller and Buyer shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify Buyer for a specified amount and Buyer and Seller have so jointly notified the Escrow Agent or (B) a final, non-appealable judgment is rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from Seller, and the Escrow Agent has received in the case of clause (A) above, written instructions from Sellers and Buyer or, in the case of clause (B) above, a copy of the final, non-appealable judgment of the court, Buyer and Seller shall instruct the Escrow Agent to deliver to Buyer from the Indemnification Escrow Account any amount determined to be owed to Buyer under Article X (Indemnification) in accordance with the Escrow Agreement

(b) Subject to the provisions of this Article X (Indemnification), including this Section 10.11(b), any indemnification of any Indemnified Parties pursuant to this Article X (Indemnification) or for other amounts payable by any Indemnifying Parties under this Agreement, shall be effected and paid promptly (and, in any event, within two (2) Business Days after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder) by wire transfer of immediately available funds from the Indemnifying Parties to an account designated by the Indemnified Party.

(c) On or prior to the third (3rd) Business Day following the General Survival Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release the remaining Indemnity Escrow Funds to the Seller Representative (on behalf of and for further distribution to Seller) in accordance with this Agreement and the Escrow Agreement; provided, that, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to retain an amount (up to the total amount then remaining Indemnity Escrow Funds) equal to the amount of any indemnity claims under this Article X (Indemnification) asserted by any Buyer Indemnified Party on or prior to the expiration of the Applicable Survival Period of such claim that remain unresolved (each, an “Unresolved Claim”). The funds retained in the Indemnity Escrow Account for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this Article X (Indemnification) and paid to (or the applicable portion thereof) (i) Buyer (on behalf of and for distribution to the applicable Buyer Indemnified Party, if applicable), and (ii) the Seller Representative (on behalf of and for further distribution to Seller) in accordance with this Agreement and the Escrow Agreement.

10.12 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article X (Indemnification) will be deemed to be adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted by applicable Law. No Party shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

10.13 Right of Set-off. Subject to the time and economic limitations of this Article X, in addition to any other available remedy, any Buyer Indemnified Party shall be entitled to set-off or recoup any amount due or payable to such Buyer Indemnified Party from Seller or its Affiliates pursuant to this Article X against any amounts payable by Buyer or otherwise due to Seller under this Agreement, any Ancillary Agreement or otherwise, including, but not limited to, the Earn-Out Payment.

10.14 Exclusive Remedy. Except with respect to (a) the provisions of Section 2.5, (b) remedies that cannot be waived as a matter of Law, (c) Actions arising out of or relating to any Excluded Agreement or other Contract contemplated hereby, (d) Actions involving specific performance, injunctive, equitable or provisional relief, (e) Actions arising out of or relating to Fraud or (f) the provisions of Section 9.3, indemnification pursuant to this Article X (Indemnification) shall be the sole and exclusive remedy against any Party arising under this Agreement or any Ancillary Agreement. The Indemnified Parties are intended to be third party beneficiaries of this Article X.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All Actions, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to the address set forth below (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by e-mail (without receipt of an automated notice of failure of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Buyer, to:

Pace Car Acquisition, LLC

c/o Social Mobile

2057 Coolidge Street

Hollywood, FL 33020

Attention: Benjamin Yogel, Chief Financial Officer; Ali Webster, General Counsel

Email: [**********]

with a copy to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Louis M. Rappaport; Thomas Cournoyer

Email: Louis.Rappaport@blankrome.com; Thomas.Cournoyer@blankrome.com

If to Seller, to:

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attn: Clay Crolius

E-mail: [**********]

with a copy to (which shall not constitute notice):

Venable LLP

151 W. 42nd Street, 49th Floor

New York, NY 10036

Attention: William N. Haddad, Kirill Y. Nikonov

Telephone: (212) 503-9812

Facsimile: (212) 307-5598

Email: WNHaddad@Venable.com, KYNikonov@Venable.com

If to Seller Representative, to:

Clay Crolius

Sonim Technologies, Inc.

Attn: Special Committee

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

E-mail: [**********]

11.2 Interpretation. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. When used herein, the phrase “ordinary course” or “ordinary course of business” shall mean, with respect to an action or inaction of any Person, an action or inaction that (a) is consistent in nature, scope and magnitude in the ordinary course of business and consistent with the past practices of such Person and (b) does not require separate or special authorization or approval of any kind or nature, including by the board of directors or managers or equityholders of such Person. As used in this Agreement, the term “commercially reasonable efforts” shall not include any obligation of Buyer to expend money (other than nominal amounts), commence or participate in any judicial or administrative action, proceeding or investigation or grant any material accommodation (financial or otherwise) to any Person. When used herein, “dollar” or “$” means the U.S. dollar. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive and shall include “and/or” unless expressly indicated otherwise. To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

11.3 Delivery of Documents. When reference is made in this Agreement to the terms “made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of Seller of materials to a virtual data room managed by Seller and made accessible to Buyer during the three (3) Business Days prior to the execution of this Agreement or the physical delivery by or on behalf of Seller of such materials to Buyer.

11.4 Headings. When reference is made in this Agreement to an Article, Schedule or a Section, such reference shall be to an Article, Schedule or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5 Negotiation of Agreement. Each Party has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each Party and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled.

11.7 Amendment; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument signed in writing by Buyer and Seller (or the Seller Representative on behalf of Seller). At any time prior to the Closing, any Party entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.

11.8 Entire Agreement. This Agreement (together with the Schedules and Annexes hereto, and the Seller Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior representation, warranties, agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof and thereof. Each Party agrees that prior drafts of this Agreement (together with the Schedules and Annexes hereto and the Seller Disclosure Schedule) will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the parties with respect hereto or thereto. Nothing in this Section 11.8 shall limit any claim based upon intentional misrepresentation or fraud.

11.9 Fees and Expenses. Except as otherwise expressly provided for herein, each Party will bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and, with respect to Transaction Expenses, such amounts shall be paid in accordance with this Agreement.

11.10 Disclosure Schedules. In connection with the execution and delivery of this Agreement, Seller delivered to Buyer the Seller Disclosure Schedule setting forth, among other things, if permitted, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III. No disclosure set forth in the Seller Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty set forth in this Agreement unless (and only to the extent) such disclosure identifies the corresponding section of Article III and describes the exception and the relevant facts with reasonable particularity. No exception to any representation or warranty disclosed in one section of the Seller Disclosure Schedule shall constitute an exception to any other representation or warranty set forth in Article III unless a specific cross reference to a disclosure on another section of the Seller Disclosure Schedule is made. The Seller Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and is hereby incorporated herein. Capitalized terms used but not otherwise defined in the Seller Disclosure Schedule shall have the meanings given to such terms in this Agreement. Headings set forth in the Seller Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Seller Disclosure Schedule.

11.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, Buyer may (a) assign any of its rights and interests hereunder to any Affiliate of Buyer or any successor to Buyer, any Affiliate of Buyer, the Business or a material portion of the Acquired Assets that agrees to or is otherwise responsible for Buyer’s obligations hereunder (whether by agreement, operation of law or otherwise) and (b) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders. Any assignment in violation of this Section 11.11 will be void, ab initio.

11.12 Parties in Interest. Except for Indemnified Parties (who are express third party beneficiaries of Article X), this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13 Specific Performance. Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder in addition to any other rights and remedies existing in such Party’s favor. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.14 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Seller, on behalf of itself and each Seller Related Party, agrees and acknowledges that no recourse under this Agreement or Ancillary Agreement shall be had against any current or future director, officer, employee or member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof or any current or future member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof or any current or future director, officer, employee or member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof, as such, for any obligation of Buyer or any Affiliate of Buyer under this Agreement or Ancillary Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.16 Governing Law. This Agreement and any matters arising directly or indirectly from the subject matter hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.17 Exclusive Jurisdiction and Venue. Each Party (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such Delaware Court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

11.18 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when the Parties shall have executed this Agreement.

11.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.20 Guaranty. Parent is a party to this Agreement solely for purposes of this Section 11.20 and the other provisions of Article XI. In consideration of the covenants, agreements and undertakings of the Seller contained in this Agreement, Parent hereby guarantees to the Seller and its permitted successors and assigns the full, prompt and complete payment and performance by the Buyer of any and all of the payment and performance obligations of the Buyer contained in this Agreement. Parent hereby waives all notice of default by the Buyer and consents to any extension that may be given by the Seller to the Buyer of time of payment or performance.

11.21 Termination Fee Collateral. Solely as security for the performance by Seller of its obligations to pay the Termination Fee in accordance with and subject to the terms and conditions hereof, and subject to Seller obtaining the consent or approval required therefor by the Priority Lender (the “Priority Lender Consent”), Seller hereby grants to Buyer a continuing security interest in any and all right, title and interest of Seller in and to all of its personal property and assets, whether now owned or existing or owned, acquired, or arising hereafter, including all of the following: (a) all chattel paper, (b), all documents, (c) all equipment, (d) all fixtures, (e) all general intangibles (including all intellectual property), (f) all instruments, (g) all Inventory, (h) all investment property, (i) all letter of credit rights, (j) all supporting obligations, (k) all accounts and (l) all cash and non-cash proceeds of the foregoing, as each such term is defined in the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”) (the “Termination Fee Collateral”), subject and subordinate to the outstanding secured Lien in favor of Streeterville Capital, LLC (the “Priority Lender” and such lien, the “Priority Lien”). Subject to the Priority Lender providing the Priority Lender Consent, Buyer is authorized to file UCC-1 financing statements with respect to the perfection of the foregoing security interest in favor of Buyer in all applicable jurisdictions. Seller shall use its commercially reasonable efforts to cause the Priority Lender to execute and deliver the Priority Lender Consent within thirty (30) days following the execution of this Agreement, and Buyer shall use all commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such agreements, documents, certificates and other instruments and shall take, or cause to be taken, all such further or other actions as the Seller may reasonably request (1) to evidence and effectuate any such subordination of such security interest to the Priority Lien and (2) in connection with Seller obtaining the Priority Lender Consent. For clarification, Seller’s failure to obtain the Priority Lender Consent shall not be a breach of this Agreement so long as Seller has used commercially efforts to obtain the Priority Lender Consent.

11.22 Waiver of Conflicts; Attorney-Client Communications.

(a) Recognizing that Venable LLP has acted as legal counsel to Seller, and Seller intends to continue to engage Venable LLP to act as legal counsel to Seller, Buyer consents to, waives, and will not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Venable LLP representing Seller prior to or after the Closing in connection with this Agreement or the transactions contemplated hereby and (ii) the communication by Venable LLP to such persons, in such representation in connection with this Agreement or the transactions contemplated hereby, of any fact known to Venable LLP, including attorney-client communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action in any way related to a dispute with Buyer following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b) Buyer irrevocably acknowledges and agrees as follows: (i) all communications (and all records of such communications) of Seller, any officer, director, employee, or agent of Seller, any of Seller’s brokers, financial advisors, attorneys, accountants and other advisors, including Venable LLP and their respective partners and employees, and all work product of Venable LLP with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any Ancillary Agreement (individually and collectively “Attorney-Client Communications”) that are subject to the attorney-client privilege or attorney work-product doctrine, as applicable, shall be deemed to be confidential and proprietary information solely of Seller; (ii) such privilege or doctrine shall be held solely by Seller, and may be waived only by the Seller Representative, and not by Buyer; and (iii) Venable LLP shall not have any duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and a third party other than a party to this Agreement (or an Affiliate thereof), after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Venable LLP to such third party; provided, however, that no member of Buyer may waive such privilege without the prior written consent of the Seller Representative.

(c) Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 11.22. This Section 11.22 is for the benefit of Seller. This Section 11.22 is irrevocable, and no term of this Section 11.22 may be amended, waived or modified, without the prior written consent of Seller.

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IN WITNESS WHEREOF, Buyer, Seller and the Seller Representative have caused this Agreement to be duly-executed, all as of the date first written above.

BUYER:

PACE CAR ACQUISITION, LLC

By:
Name:
Title:

PARENT:

Social mobile technology holdings llc

By:
Name:
Title:

SELLER:

Sonim Technologies, Inc.

By:
Name:
Title:

SELLER REPRESENTATIVE:

Name:

[Signature Page to Asset Purchase Agreement]

ANNEX I

EARN-OUT PAYMENT

Pursuant to Section 2.2(c) of the Asset Purchase Agreement to which this Annex I is appended (the “Agreement”), as deferred Purchase Price and additional consideration for the transactions contemplated by the Agreement, and subject to the terms set forth below, Seller may be entitled to, and, if so entitled, Buyer shall pay to Seller a contingent performance payment (the “Earn-Out Payment”) determined and paid as follows (capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement):

1. Earn-Out Period and Revenue Threshold.

The measurement period for the Earn-Out Payment (the “Earn-Out Period”) shall be the twelve-month period beginning at 12:01 a.m. Eastern Time on July 1, 2025, and ending at 11:59 p.m. Eastern Time on June 30, 2026. Buyer shall have no obligation to pay any Earn-Out Payment unless the Net Revenue (as defined below) generated during the Earn-Out Period equals or exceeds Seventy Million Dollars ($70,000,000) (the “Revenue Threshold”).

2. Calculation of Earn-Out Payment.

If, and only if, Net Revenue for the Earn-Out Period exceeds the Revenue Threshold, the Earn-Out Payment shall be an amount equal to fifty percent (50%) of Net Revenue in excess of the Revenue Threshold; provided, however, that in no event shall the aggregate Earn-Out Payment exceed Five Million Dollars ($5,000,000).

3. Definition of Net Revenue.

“Net Revenue” means, without duplication, the gross revenue of the Business determined in accordance with GAAP during the Earn-Out Period, minus: (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income Taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue. Internal transfers among Buyer and its Affiliates shall be disregarded, it being the intent that only third-party sales be included.

4. Determination Procedure.

Within ninety (90) days after the end of the Earn-Out Period, Buyer shall deliver to Seller a written statement (the “Earn-Out Statement”) setting forth in reasonable detail its calculation of Net Revenue for the Earn-Out Period and the resulting Earn-Out Payment, together with supporting documentation reasonably sufficient to verify such calculation. Seller shall have thirty (30) days after receipt of the Earn-Out Statement (the “Review Period”) to review the Earn-Out Statement. During the Review Period Buyer shall provide Seller and its representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records relevant to the computation of Net Revenue solely for purposes of verifying the Earn-Out Statement.

If Seller disagrees with any item reflected in the Earn-Out Statement, Seller shall, on or before the expiration of the Review Period, deliver to Buyer a written notice in accordance with the notice provisions of this Agreement (an “Objection Notice”) setting forth each disputed item and the basis for Seller’s disagreement. Any items not disputed in an Objection Notice shall be deemed accepted. Buyer and Seller shall use good-faith efforts to resolve all disputed items within thirty (30) days after Buyer’s receipt of the Objection Notice. Any disputed items not so resolved shall be submitted to the Accounting Firm for final, binding resolution in accordance with the principles and definitions set forth in the Agreement (and this Annex) with respect to the resolution of the Adjustment Amount. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller in the proportion that the amount of the disputed items not awarded to each party bears to the total amount of disputed items submitted to the Accounting Firm.

5. Payment Timing and Method.

Subject to any unresolved dispute in accordance with Section 4 above, Buyer shall pay the Earn-Out Payment, if any, to Seller in immediately available funds no later than ten (10) Business Days after the earliest to occur of (a) Seller’s acceptance of the Earn-Out Statement, (b) expiration of the Review Period without delivery of an Objection Notice, or (c) final determination of the Earn-Out Payment by the Accounting Firm. Payment shall be made by wire transfer to the account designated in writing by the Seller. For purposes of clarity, no portion of the Earn-Out Payment shall be due and payable until all dispute matters, if any, have been resolved in accordance with Section 4 above.

6. Post-Closing Operation

From the Closing until the end of the Earn-Out Period, Buyer shall conduct the operation of and manage the Business and the Acquired Assets in good faith and in a commercially reasonable manner. Subject to the foregoing and the implied covenant of good faith and fair dealing, Buyer shall retain exclusive control over all aspects of the operation of its business during and after the Earn-Out Period and shall owe no fiduciary or other express duty to Seller to maximize Net Revenue or the Earn-Out Payment; provided that Buyer shall not intentionally take any action the primary purpose of which is to avoid or reduce the Earn-Out Payment or Net Revenue. Buyer shall maintain a financial reporting system that will separately account for Net Revenue.

7. Tax Characterization.

The parties agree to treat any Earn-Out Payment for all U.S. federal, state and local tax purposes as additional purchase price for the securities (or assets) acquired pursuant to the Agreement, except as otherwise required by applicable Law.

8. Set-Off.

Buyer shall have the right to withhold and set off against any Earn-Out Payment the amount of any bona fide claims for indemnification or other payment then due and payable to Buyer or any other Buyer Indemnitee under this Agreement.

9. No Security; Non-Transferability.

The contingent right to receive the Earn-Out Payment (if any) (i) shall not be evidenced by any certificate or other instrument, (ii) shall not be transferable except by operation of law, and (iii) shall not confer upon Seller any rights as an equity holder of Buyer. No interest shall accrue on any Earn-Out Payment except to the extent payable as a result of Buyer’s failure to make payment when due hereunder.

10. Entire Agreement.

This Annex I is incorporated into and made a part of the Agreement. Subject to the express terms of the Agreement concerning the Earn-Out, this Annex I constitutes the entire agreement of the parties with respect to the subject matter set forth herein and supersedes all prior or contemporaneous discussions, negotiations and agreements relating thereto.

ANNEX II

ACQUIRED sUBSIDIARIES

1. Sonim Technologies (Hong Kong) Limited

2. Sonim Technologies (Shenzhen) Ltd. (a wholly-owned subsidiary of #1 above)

3. Sonim Technologies Shenzhen Limited Beijing branch (a wholly-owned subsidiary of #1 above)